Exhibit 10.1

EXECUTION COPY

Published CUSIP Number: 26884DAQ0

REVOLVING CREDIT AGREEMENT

dated as of November 3, 2016

among

ERP OPERATING LIMITED PARTNERSHIP,

THE BANKS LISTED HEREIN,

BANK OF AMERICA, N.A.,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents,

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners,

THE BANK OF NOVA SCOTIA, BARCLAYS BANK PLC,

CITIBANK,N.A., DEUTSCHE BANK SECURITIES INC.,

MORGAN STANLEY BANK, N.A., PNC BANK, NATIONAL ASSOCIATION,

REGIONS BANK, ROYAL BANK OF CANADA, SUNTRUST BANK,

UBS AG, STAMFORD BRANCH and U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

THE BANK OF NEW YORK MELLON,

MIZUHO BANK, LTD., MUFG UNION BANK, N.A.,

SUMITOMO MITSUI BANKING CORP., NEW YORK and TD BANK, N.A.

as Senior Managing Agents

BRANCH BANKING & TRUST COMPANY,

as Managing Agent

i

Schedule 1.1 – Alternate Currency Commitments

Schedule 1.2 – Dollar Commitments

Schedule 2.16 – Existing Letters of Credit

Exhibit A-1 – Form of Designated Lender Note

Exhibit A-2 – Form of Note

Exhibit A-3 – Form of Qualified Borrower Note

Exhibit B – Form of Money Market Quote Request

Exhibit C-1 – Form of Notice of Borrowing

Exhibit C-2 – Form of Notice of Interest Rate Election

TABLE OF CONTENTS

Page

Exhibit D – Form of Money Market Quote

Exhibit E – Form of Transfer Supplement

Exhibit F – Qualifying Unencumbered Properties

Exhibit G – Form of Designation Agreement

Exhibit H – Form of Down REIT Guaranty

Exhibit I – Form of Qualified Borrower Guaranty

Exhibit J – Form of U.S. Tax Compliance Certificate

v

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of November 3, 2016, is among ERP OPERATING LIMITED PARTNERSHIP, the BANKS party hereto, BANK OF AMERICA, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents, THE BANK OF NOVA SCOTIA, BARCLAYS BANK PLC, CITIBANK,N.A., DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK, ROYAL BANK OF CANADA, SUNTRUST BANK, UBS AG, STAMFORD BRANCH and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, THE BANK OF NEW YORK MELLON, MIZUHO BANK, LTD., MUFG UNION BANK, N.A., SUMITOMO MITSUI BANKING CORP., NEW YORK and TD BANK, N.A., as Senior Managing Agents and BRANCH BANKING & TRUST COMPANY, as Managing Agent.

W I T N E S S E T H:

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

“Acquisition Property” means a property acquired by the Borrower or its Consolidated Subsidiaries or Investment Affiliates (whether by purchase, merger or other corporate transaction and including acquisitions from taxable REIT subsidiaries owned by the Borrower).

“Acquisition Property Value” means the greater of (a) the EBITDA generated by an Acquisition Property divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Acquisition Property owned by a Consolidated Subsidiary or an Investment Affiliate), or (b) the undepreciated book value (cost basis plus improvements) of an Acquisition Property (or Borrower’s Share thereof with respect to any Acquisition Property owned by a Consolidated Subsidiary or an Investment Affiliate). An Acquisition Property will be valued as a Stabilized Property following the sixth full fiscal quarter after the fiscal quarter in which such Acquisition Property was first acquired.

“Administrative Agent” means Bank of America, N.A., in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affected Bank” has the meaning set forth in Section 2.21(c).

“affiliate” and “Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Senior Managing Agents and the Managing Agent.

“Agreement” means this Revolving Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Alternate Currency” means the lawful currency of any of (i) the United Kingdom (British Pounds Sterling), (ii) the European Economic Union (Euros), (iii) Japan (Yen) or (iv) any other country (other than the United States) that is approved in accordance with Section 2.10.

“Alternate Currency Commitment” means with respect to each Bank, the amount in Dollars set forth opposite such Bank’s name on Schedule 1.1 attached hereto as its commitment for Loans in Alternate Currencies and Alternate Currency Letters of Credit and, to the extent provided in Section 2.1(a), Loans and Letters of Credit in Dollars (and, (i) for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Alternate Currency Commitment and (ii) for each Approved Bank that becomes a Bank in accordance with Section 2.1(b), the amount set forth in the instrument pursuant to which such Approved Bank became a Bank as such Bank’s Alternate Currency Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(e) or in connection with an assignment to an Assignee, and as such amount may be increased in connection with an assignment from an Assignor or pursuant to Section 2.1(b). The initial aggregate Dollar Equivalent Amount of the Banks’ Alternate Currency Commitments is $500,000,000.

“Alternate Currency Excess” has the meaning set forth in Section 2.22.

“Alternate Currency Letter of Credit” means a Letter of Credit denominated in Alternate Currency.

“Alternate Currency Sublimit” means a Dollar Equivalent Amount of Loans denominated in an Alternate Currency and Alternate Currency Letter(s) of Credit (and, to the extent expressly provided herein, Loans and Letters of Credit denominated in Dollars), equal to the aggregate Dollar Equivalent Amount of the Banks’ Alternate Currency Commitments, as such amount may be increased in accordance with Section 2.1(b) from time to time.

“Applicable Interest Rate” means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, either (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if the Borrower has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if the Borrower has not entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by the Borrower’s entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Administrative Agent) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, LIBOR Rate Loans or Swingline Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office, and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Applicable Margin” means, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Credit Rating then falls, in accordance with the table set forth below. Any change in the Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. In the event that the Borrower receives Credit Ratings that are not equivalent, the Applicable Margin shall be based upon the higher of the Credit Ratings from S&P or Moody’s. In the event that only one (1) Rating Agency has set the Credit Rating, then the Applicable Margin shall be based on such single Credit Rating. Should the Borrower lose its Investment Grade Rating from both Rating Agencies, the Applicable Margin will revert to the Non-Investment Grade rate. Upon the reinstatement of an Investment Grade Rating from either S&P or Moody’s, the Applicable Margin will again be determined based on the table set forth below.

Range of Credit Rating	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for Euro Dollar Loans (% per annum)
Non-Investment Grade	0.550	1.550
BBB-/Baa3	0.200	1.200
BBB/Baa2	0.000	1.000
BBB+/Baa1	0.000	0.900
A-/A3	0.000	0.825
A/A2 or better	0.000	0.800

“Approved Bank” means a bank which has (i)(a) a minimum net worth of $500,000,000 and/or (b) total assets of $10,000,000,000, and (ii) a minimum long term debt rating of (a) BBB+ or higher by S&P, and (b) Baa1 or higher by Moody’s.

“Assignee” has the meaning set forth in Section 9.6(c).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.16(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and each Designated Lender; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Money Market Loan shall, subject to Section 9.6(d), have the rights (including the rights given to a Bank contained in Section 9.3 and otherwise in Article IX) and obligations of a Bank associated with holding such Money Market Loan.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A., as its “prime rate”, and (c) the Euro-Dollar Rate plus one percent (1.0%). The “prime rate” is a rate set by Bank of America,

N.A. based upon various factors including Bank of America, N.A.‘s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A., shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Committed Loan made or to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Article VIII. All Base Rate Loans shall be denominated in Dollars.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means ERP Operating Limited Partnership, an Illinois limited partnership.

“Borrower’s Share” means the Borrower’s or EQR’s share of the liabilities or assets, as the case may be, of an Investment Affiliate or Consolidated Subsidiary as reasonably determined by the Borrower based upon the Borrower’s or EQR’s economic interest in such Investment Affiliate or Consolidated Subsidiary, as the case may be, as of the date of such determination.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close (i) in Chicago, Illinois and/or New York City, and (ii) in the case of Euro-Dollar Loans, LIBOR Rate Loans and Money Market LIBOR Loans, in London, England, and (iii) in the case of Letters of Credit transactions for a particular Fronting Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located, and (iv) if such reference relates to the date on which any amount is to be paid or made available in an Alternate Currency, the principal financial center in the country of such Alternate Currency, as well as the city in the country from which any Bank shall be funding such Alternate Currency Loan.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Reserve” means $200 per year.

“Cash and Cash Equivalents” means unrestricted (notwithstanding the foregoing, however, cash held in escrow in connection with the completion of Code Section 1031 “like-kind” exchanges shall be deemed to be “unrestricted” for purposes hereof) (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, foreign deposits, domestic and foreign certificates of deposit, bankers acceptances (foreign and domestic), commercial paper in Dollars or an Alternate Currency rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by a Person with an AA rating given by S&P or Aa2 rating given by Moody’s or better rated credit.

“Cash Collateralize” means to deposit in the Letter of Credit Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Fronting Banks or the Banks, as collateral for Letter of Credit Usage or obligations of the Banks to fund participations in respect of the Letter of Credit Usage, cash or deposit account balances or, if the Administrative Agent and the Fronting Banks shall agree in their sole discretion, other credit support pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Fronting Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the (x) date of this Agreement in the case of Committed Loans made pursuant to Section 2.1 or LC Credit Extensions or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date on which all the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Documentation Agents” means The Bank of Nova Scotia, Barclays Bank PLC, Citibank, N.A., Deutsche Bank Securities Inc., Morgan Stanley Bank, N.A., PNC Bank, National Association, Regions Bank, Royal Bank of Canada, SunTrust Bank, UBS AG, Stamford Branch and U.S. Bank National Association, in their capacities as Co-Documentation Agents hereunder.

“Committed Borrowing” has the meaning set forth in Section 1.3.

“Commitment Excess” has the meaning set forth in Section 2.22.

“Committed Loan” means a loan made or to be made by a Bank pursuant to Section 2.1, as well as an LC Advance; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Commitment” means, with respect to each Bank, the sum of its Dollar Commitment and its Alternate Currency Commitment.

“Condo Property” means a Property owned by the Borrower or its Consolidated Subsidiaries or Investment Affiliates, where such property is being positioned or held for sale as condominium units.

“Condo Property Value” means the undepreciated book value (cost basis plus improvements) of the Condo Property.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any twelve (12) month period, net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, Raw Land and other non-depreciated Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, as reflected in reports filed by the Borrower pursuant to the Securities Exchange Act of 1934, as amended, before deduction (including amounts reported in discontinued operations), for (i) depreciation and amortization expense and other non-cash items as determined in good faith by the Borrower for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by the Borrower, for such period, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by the Borrower in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items and except that such net earnings (loss) shall only include Borrower’s Share of such net earnings (loss) attributable to Consolidated Subsidiaries and shall include, without duplication, Borrower’s Share of the net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, Raw Land and other non-depreciated Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, of any Investment Affiliate before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items of such Investment Affiliate as determined in good faith by the Borrower for such period, (ii) Interest Expense of such Investment Affiliate for such period, (iii) Taxes of such Investment Affiliate for such period, (iv) the gains (and plus the losses) from extraordinary items of such Investment Affiliate, and (v) the gains (and plus the losses) from non-recurring items of such Investment Affiliate as determined in good faith by the Borrower for such period.

“Consolidated Subsidiary” means at any date any Person which is consolidated with the Borrower or EQR in accordance with GAAP.

“Construction Property” means a property owned by the Borrower or its Consolidated Subsidiaries or Investment Affiliates on which construction of improvements has commenced or been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such property by the general public).

“Construction Property Value” means the greater of (a) the EBITDA generated by a Construction Property divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Construction Property owned by a Consolidated Subsidiary or an Investment Affiliate), or (b) the undepreciated book value (cost basis plus improvements) of a Construction Property (or Borrower’s Share thereof with respect to any Construction Property owned by a Consolidated Subsidiary or an Investment Affiliate). A Construction Property will be valued as a Stabilized Property following the sixth full fiscal quarter after the fiscal quarter in which such Construction Property was first completed.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (I) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (II) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 4.4. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, (xx) “Contingent Obligations” shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn, and (yy) the aggregate amount of all Contingent Obligations of any Consolidated Subsidiary or Investment Affiliate (except to the extent that any such Contingent Obligation is recourse to the Borrower or EQR) which would otherwise exceed the total capital contributions of the Borrower and EQR to such entity, together with the amount of any unfunded obligations of the Borrower or EQR to make such additional equity contributions to such entity that could be legally enforced by a creditor of such entity shall be deemed to be equal to the amount of such capital contributions and equity or loan commitments. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Co-Syndication Agents” means Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., in their capacities as Co-Syndication Agents hereunder, and their permitted successors in such capacities in accordance with the terms of this Agreement.

“Credit Party” means the Administrative Agent, each Fronting Bank, each Swingline Lender or any other Bank.

“Credit Rating” means the rating assigned by the Rating Agencies to the Borrower’s senior unsecured long term indebtedness.

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Debt Restructuring” means a restatement of, or material change in, the amortization or other financial terms of any Indebtedness of EQR, the Borrower or any Consolidated Subsidiary or Investment Affiliate.

“Debt Service” means, for any period, Interest Expense for such period plus scheduled principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of the Borrower or EQR (excluding Indebtedness of any Consolidated Subsidiary or Investment Affiliate), on a consolidated basis, plus Borrower’s Share of scheduled principal amortization for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates for which there is no recourse to EQR or the Borrower (or any Property thereof), plus, without duplication, EQR’s and the Borrower’s actual or potential liability for principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates that is recourse to EQR or the Borrower (or any Property thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.7(e).

“Defaulting Lender” means, subject to Section 9.16(b), any Bank that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) fund any portion of its participations in Letters of Credit or Swingline Loans, unless, in the case of clauses (a)(i) and (ii) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has failed, within five (5) Business Days of the date on which demand for payment is made to pay over to any Credit Party any other amount required to be paid by it hereunder, (c) has notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (d) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith and based on a reasonable belief that such Bank will fail to comply with its funding obligations, to provide a confirmation in writing to such Credit Party that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (d) upon such Credit Party’s receipt of such confirmation, or (e) has or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Bank shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be made by the Administrative Agent acting reasonably and in good faith, and such Bank shall be deemed to be a Defaulting Lender (subject to Section 9.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Fronting Banks, the Swingline Lenders and each other Bank promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 9.6(d), and (ii) is not otherwise a Bank.

“Designated Lender Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Lenders, and “Designated Lender Note” means any one of such promissory notes issued under Section 9.6(d).

“Designating Lender” has the meaning set forth in Section 9.6(d).

“Designation Agreement” means a designation agreement in substantially the form of Exhibit G attached hereto, entered into by a Bank and a Designated Lender and accepted by the Administrative Agent.

“Development Activity” means (a) the development or redevelopment and construction of one or more apartment buildings by the Borrower or any of its Subsidiaries, (b) the financing by the Borrower, EQR or any Subsidiaries or Investment Affiliates of either or both of any such development or construction or (c) the incurrence by the Borrower, EQR or any Subsidiaries or Investment Affiliates of either or both of any Contingent Obligations in connection with such development or construction (other than purchase contracts for Real Property Assets which are not payable until completion of development or construction), valued at the cost of such projects under development and construction in the case of assets owned by the Borrower or EQR, or Borrower’s Share of the cost of such projects under development and construction in the case of assets owned by Consolidated Subsidiaries or Investment Affiliates.

“Dollar Commitment” means with respect to each Bank, the amount set forth opposite such Bank’s name on Schedule 1.2 attached hereto as its commitment for Loans and Letters of Credit in Dollars (and, (i) for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Dollar Commitment and (ii) for each Approved Bank that becomes a Bank in accordance with Section 2.1(b), the amount set forth in the instrument pursuant to which such Approved Bank became a Bank as such Bank’s Dollar Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(e) or in connection with an assignment to an Assignee, and as such amount may be increased in connection with an assignment from an Assignor or pursuant to Section 2.1(b). The initial aggregate amount of the Banks’ Dollar Commitments is $1,500,000,000.

“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Fronting Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternate Currency.

“Dollar Sublimit” means an amount of Loans and Letters of Credit denominated in Dollars equal to One Billion Five Hundred Million Dollars ($1,500,000,000), as the same may be decreased in accordance with the provisions of this Agreement.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Down REIT” means a limited liability company, corporation or limited partnership that has executed and delivered to the Administrative Agent, on behalf of the Banks, (i) a Guaranty of Payment in the form attached hereto as Exhibit H (a “Down REIT Guaranty”), (ii) all documents reasonably requested by the Administrative Agent relating to the existence of such Down REIT, and the authority for and validity of such Down REIT Guaranty, including, without limitation, the organizational documents of such Down REIT, modified or supplemented prior to the date of such Down REIT Guaranty, each certified to be true, correct and complete by such Down REIT, not more than ten (10) days prior to the date of such Down REIT Guaranty, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of the State of formation of such Down REIT, to be dated not more than ten (10) days prior to the date of such Down REIT Guaranty, as well as authorizing resolutions in respect of such Down REIT Guaranty, and (iii) an opinion of counsel with respect to such Down REIT and Down REIT Guaranty, in form and substance reasonably acceptable to the Administrative Agent, with respect to due organization, existence, good standing and authority, and validity and enforceability of such Down REIT Guaranty. In addition, for purposes of this definition, a Down REIT Guaranty shall not be deemed to constitute Unsecured Debt of the applicable Down REIT.

“Down REIT Guaranty” has the meaning set forth in the definition of Down REIT.

“Down REIT Guaranty Proceeds” has the meaning set forth in Section 9.18(a).

“EBITDA” means, for any twelve (12) month period, net earnings (loss), exclusive of net derivative gains (losses) and gains (losses) on the dispositions of Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items as determined in good faith by the Borrower for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by the Borrower, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by the Borrower in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items. EBITDA shall not be deemed to include corporate level general and administrative expenses and other corporate expenses, such as land holding costs, employee and trustee stock and stock option expenses and pursuit costs write-offs, all as determined in good faith by the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned by the Borrower and/or EQR, either directly or indirectly, and, as a result of the ownership of such equity interest, the Borrower and/or EQR may have recourse liability for Environmental Claims against such partnership, joint venture or corporation (or the property thereof).

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.

“EQR” means Equity Residential, a Maryland real estate investment trust, the sole general partner of the Borrower.

“EQR Guaranty” means the Guaranty of Payment, dated as of the date hereof, executed by EQR in favor of Administrative Agent and the Banks.

“EQR 2015 Form 10-K” means EQR’s annual report on Form 10-K for 2015, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the European Economic Union.

“Euro-Dollar Borrowing” has the meaning set forth in Section 1.3.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan made or to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election. All Committed Loans denominated in an Alternate Currency must be Euro-Dollar Loans.

“Euro-Dollar Rate” means:

(a) With respect to any Borrowing or LC Credit Extension:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or in the event that the above referenced rate does not appear on such page or service or such page or service shall cease to be available, such other commercially available source providing such quotations reasonably determined by the Administrative Agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(ii) denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such currency at the time such currency is approved by the Administrative Agent and the Banks pursuant to Section 2.10; and

(b) for any interest calculation with respect to a Base Rate loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Euro-Dollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.2, 8.3(e) 8.4(i), 9.5 or 9.16(c)) or (ii) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 8.4, amounts with respect to such Taxes were payable either to such Bank’s Assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.4(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Revolving Credit Agreement” has the meaning set forth in Section 3.1(e).

“Facility Fee” has the meaning set forth in Section 2.8(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; and if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Letters” means, collectively, (i) the fee letter, dated September 22, 2016, among the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, (ii) the fee letter, dated September 22, 2016, among the Borrower, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (iii) the fee letter, dated September 22, 2016, between the Borrower and JPMorgan Chase Bank, N.A.

“Financing Partnership” means any Subsidiary which is wholly-owned, directly or indirectly, by the Borrower or by the Borrower and EQR.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and EQR which shall be the twelve (12) month period ending on the last day of December in each year.

“Fixed Charges” for any twelve (12) month period means (without duplication) the sum of (i) Debt Service for such period, (ii) the product of the average number of apartment units owned (directly or beneficially) by the Borrower, EQR, or any wholly-owned Subsidiary of either or both during such period and the Capital Reserve for such period, (iii) Borrower’s Share of the aggregate sum of the product of the average number of apartment units owned (directly or beneficially) by each Consolidated Subsidiary (other than wholly-owned Subsidiaries of the Borrower and/or EQR) and Investment Affiliate during such period and the Capital Reserve for such period, (iv) dividends on preferred units payable by the Borrower during such period, and (v) distributions made by the Borrower during such period to EQR for the purpose of paying dividends on preferred shares in EQR.

“Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.

“Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

“FMV Cap Rate” means 6.00%.

“Foreign Bank” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Bank” means, with respect to any Letter of Credit, as applicable, Wells Fargo Bank, National Association, Bank of America, N.A., JPMorgan Chase Bank, N.A., or such other Bank which has notified the Administrative Agent in a writing reasonably acceptable to the Administrative Agent that it is willing to be a Fronting Bank and assumes all of the obligations of a Fronting Bank under this Agreement, in each case, which is designated by the Borrower in its written notice and Letter of Credit Application provided in accordance with Section 2.2(b) as the Bank which shall issue a Letter of Credit with respect to such request; provided that so long as any Existing Letter of Credit remains outstanding, the issuer of such Existing Letter of Credit shall continue to be the Fronting Bank with respect to such Existing Letter of Credit (subject to confirming to the Administrative Agent in a writing reasonably acceptable to the Administrative Agent that it is willing to be a Fronting Bank and assumes all of the obligations of a Fronting Bank under this Agreement).

“Fronting Bank Commitment Amount” has the meaning set forth in Section 2.16(d)(iv).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Fronting Banks, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage other than the Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks and/or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lenders, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles recognized as such in codification by the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination; provided, however, that with respect to the financial covenants, including the related definitions, only Borrower’s Share of any income, expense, assets and liabilities of any Consolidated Subsidiary or Investment Affiliate shall be taken into account.

“Governmental Acts” has the meaning set forth in Section 2.16(h).

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” means, (i) the Stabilized Property Value, plus (ii) the Non-Stabilized Property Value, plus (iii) the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of the Borrower or EQR) owned by the Borrower, EQR or any wholly-owned Subsidiary of either, plus (iv) the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by the Borrower, EQR or their wholly-owned Consolidated Subsidiaries, plus (v) Borrower’s Share of the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of a non-wholly owned Consolidated Subsidiary or by an Investment Affiliate) owned by any such Consolidated Subsidiary or Investment Affiliate, plus (vi) Borrower’s Share of the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any non-wholly owned Consolidated Subsidiary or Investment Affiliate; provided that notwithstanding the foregoing, (x) for purposes of determining Gross Asset Value at any time, the portion of Gross Asset Value attributable to Permitted Holdings in excess of thirty-five percent (35%) of Gross Asset Value at such time (but immediately prior to the application of this clause (x)) shall be disregarded and (y) for purposes of this definition, Property shall be deemed to be wholly-owned by the Borrower if such Property shall be owned by a Down REIT or a wholly-owned Subsidiary of a Down REIT.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, (ii) all Committed Loans which are LIBOR Rate Loans at such time or (iii) all Euro-Dollar Loans at such time that have the same Interest Period, are denominated in the same currency and, in the case of Loans made to a Qualified Borrower, are made to the same Qualified Borrower; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Indebtedness”, as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all reimbursement obligations, contingent or otherwise, of such Person with respect to letters of credit actually issued for such Person’s account or upon such Person’s application, (d) all obligations of such Person to pay the deferred and unpaid purchase price of Property except (i) any such deferred and unpaid purchase price that constitutes an accrued expense or trade payable, and (ii) any deferred and unpaid purchase price under a contract which, in accordance with GAAP would not be included as a liability on the liability side of the balance sheet of such Person, (e) all obligations in respect of Capital Leases of such Person, (f) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, in the case of items of Indebtedness incurred under clauses (a), (b), (c) and (d) to the extent that any such items (other than letters of credit), in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person, exclusive, however, of all accounts payable, accrued interest and expenses, prepaid rents, security deposits, tax liabilities and dividends and distributions declared but not yet paid. Indebtedness also includes, to the extent not otherwise included, any obligation of the Borrower or EQR, as well as Borrower’s Share of any obligation of any Consolidated Subsidiary or Investment Affiliate, to be liable for, or to pay as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Borrower, EQR, a Consolidated Subsidiary or an Investment Affiliate). Indebtedness shall not include any Intracompany Indebtedness. “Intracompany Indebtedness” means indebtedness whose obligor is the Borrower, EQR, any Consolidated Subsidiary or any Investment Affiliate and whose obligee is Borrower, EQR or any wholly-owned Consolidated Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Qualified Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized (excluding the interest component of Capital Leases, as well as interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) of the Borrower or EQR (excluding nonrecurring prepayment premiums or penalties and any such interest expense accrued or capitalized on Indebtedness of any Consolidated Subsidiary or Investment Affiliate), including without limitation all commissions, discounts and other fees and charges owed with respect to drawn letters of credit, amortized costs of Interest Rate Contracts incurred on or after the Closing Date and the Facility Fees payable to the Banks in accordance with Section 2.8, plus Borrower’s Share of accrued or paid interest with respect to any Indebtedness of Consolidated Subsidiaries or Investment Affiliates for which there is no recourse to EQR or the Borrower, plus, without duplication, EQR’s and the Borrower’s actual or potential liability for accrued, paid or capitalized interest (excluding nonrecurring prepayment premiums or penalties and the interest component of Capital Leases, as well as excluding interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) with respect to Indebtedness of Consolidated Subsidiaries or Investment Affiliates that is recourse to EQR or the Borrower, calculated for all Fixed Rate Indebtedness at the actual interest rate in effect with respect to all Indebtedness outstanding as of the last day of such period and, in the case of all Floating Rate

Indebtedness, the actual rate of interest in effect with respect to such Floating Rate Indebtedness outstanding for the period during which no Interest Rate Contract is in effect, and, during the period that an Interest Rate Contract is in effect with respect to such Floating Rate Indebtedness, the strike rate payable under such Interest Rate Contract if lower than the actual rate of interest. Interest expense shall be determined including any non-cash portion of interest expense attributable to convertible Indebtedness under ASC 470-20.

“Interest Period” means:

(1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2, 3 or 6 months thereafter or, in the case of a Euro-Dollar Borrowing denominated in Dollars, seven days, as the Borrower may elect (or such other period, but in no event less than 7 days, as the Borrower may request, subject to the approval of the Administrative Agent and all of the Banks) in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(2) Intentionally Omitted;

(3) with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending such number of months thereafter (or for a period of less than one month but in no event less than seven (7) days) as the Borrower may elect in accordance with Section 2.3; provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date; and

(4) with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending such number of days thereafter (but not less than seven (7) days, or more than 180 days) as the Borrower may elect in accordance with Section 2.3; provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(b) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

“Investment Affiliate” means any Person in whom EQR or the Borrower holds an equity interest, directly or indirectly, other than Consolidated Subsidiaries and Securities and other passive interests.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt, or if no such rating has been issued, a “shadow” rating, of BBB- or better from S&P, or a rating or “shadow” rating of Baa3 or better from Moody’s. Any such “shadow” rating shall be evidenced by a letter from the applicable Rating Agency or by such other evidence as may be reasonably acceptable to the Administrative Agent (as to any such other evidence, the Administrative Agent shall present the same to, and discuss the same with, the Banks).

“Investment Mortgages” means mortgages securing indebtedness directly or indirectly owed to Borrower, EQR or Subsidiaries of either or both, including certificates of interest in real estate mortgage investment conduits.

“Invitation for Money Market Quotes” has the meaning set forth in Section 2.3(c).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A.

“Joint Venture Parent” means the Borrower, EQR or one or more Financing Partnerships of the Borrower which directly owns any interest in a Joint Venture Subsidiary.

“Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 20% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property. In addition, the relationship of a Joint Venture Parent as a tenant in common in any asset with other tenants in common in the same asset shall be treated as if such relationship were a general partnership for purposes of this definition. For purposes of the definition of Unencumbered Asset Value, a Joint Venture Subsidiary shall be deemed to include any entity (other than a Financing Partnership) in which a Qualified Joint Venture Partner owns the balance of the interests.

“LC Advance” means, with respect to each Bank, such Bank’s funding of its participation in any LC Borrowing in accordance with its Pro Rata Share. All LC Advances shall be denominated in Dollars.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All LC Borrowings shall be denominated in Dollars.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Excess” has the meaning set forth in Section 2.24(a)(ii).

“Lead Fronting Banks” means, collectively, Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A., in each case in its capacity as a Fronting Bank.

“Letter(s) of Credit” has the meaning set forth in Section 2.2(b).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by the applicable Fronting Bank.

“Letter of Credit Collateral Account” has the meaning set forth in Section 2.24(b).

“Letter of Credit Documents” has the meaning set forth in Section 2.17(a).

“Letter of Credit Fee” has the meaning set forth in Section 2.8(b).

“Letter of Credit Sublimit” has the meaning set forth in Section 2.16(c).

“Letter of Credit Usage” means at any time the sum of (i) the aggregate maximum Dollar Equivalent Amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate Dollar Equivalent Amount of the Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit, including all Unreimbursed Amounts (including all LC Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the second proviso in Section 2.16(a). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LIBOR” has the meaning specified in the definition of Euro-Dollar Rate.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Euro-Dollar Rate pursuant to Section 2.3.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to LIBOR, as published on the applicable Bloomberg screen page (or in the event that the above referenced rate does not appear on such page or service or such page or service shall cease to be available, such other commercially available source providing such quotations reasonably determined by the Administrative Agent), at or about 11:00 a.m., London time, two (2) business days prior to such day, for Dollar deposits with a term of one (1) month commencing that day; provided that (a) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate will be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate will be applied in a manner as otherwise reasonably determined by Administrative Agent, and (b) if the LIBOR Daily Floating Rate shall be less than zero, such rate will be deemed zero.

“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro, British Pound Sterling and Japanese Yen, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Rate Loan” means a Committed Loan made or to be made by a Bank as a LIBOR Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election. All LIBOR Rate Loans shall be denominated in Dollars.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Borrower, EQR or any Subsidiary of either or both shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan, a Euro-Dollar Loan, a LIBOR Rate Loan, a Money Market Loan or a Swingline Loan and “Loans” means Base Rate Loans, Euro-Dollar Loans, LIBOR Rate Loans, Money Market Loans or Swingline Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, the EQR Guaranty, the Qualified Borrower Guaranty, the Letter(s) of Credit, the Letter of Credit Documents and any Down REIT Guaranty.

“Managing Agent” means Branch Banking & Trust Company, in its capacity as Managing Agent hereunder.

“Mandatory Borrowing” has the meaning set forth in Section 2.18(b)(iii).

“Margin Stock” has the meaning set forth in Regulation U.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely, (i) impair the ability of the Borrower and/or EQR and their Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents or (ii) impair the ability of Administrative Agent or the Banks to enforce the Loan Documents.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” means the date when all of the Obligations hereunder shall be due and payable which shall be January 10, 2022, unless accelerated pursuant to the terms hereof.

“Money Market Absolute Rate” has the meaning set forth in Section 2.3(d)(2).

“Money Market Absolute Rate Loan” means a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Borrowing” has the meaning set forth in Section 1.3.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan made or to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Article VIII).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.3(d)(2).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

“Money Market Quote Request” has the meaning set forth in Section 2.3(b).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multifamily Residential Property Mortgages” means Investment Mortgages issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential property.

“Multifamily Residential Property Partnership Interests” means partnership or joint venture interests, or common or preferred stock, or membership, trust or other equity interests issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential property, but excluding Securities.

“Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a Governmental Authority, or (b) any financial covenant (such as a limitation on secured indebtedness) given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.

“Net Income” means, for any period, the net earnings (or loss) after Taxes of the Borrower, on a consolidated basis, for such period calculated in conformity with GAAP.

“Net Present Value” means, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount, using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all Banks or all affected Banks in accordance with the terms of Section 9.5 and (ii) has been approved by the Required Banks.

“Non-Extension Notice Date” has the meaning set forth in Section 2.16(f).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Multifamily Residential Property” means any Property which is not (i) used for lease, operation or use as a multifamily residential property, (ii) Unimproved Assets or Raw Land, (iii) Securities, (iv) Multifamily Residential Property Mortgages, or (v) Multifamily Residential Property Partnership Interests.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary or Investment Affiliate (provided that if a Subsidiary or Investment Affiliate is a partnership, there is no recourse to the Borrower or EQR as a general partner of such partnership); provided, however, that personal recourse of the Borrower or EQR for any such Indebtedness for Customary Non-Recourse Carve-Outs in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Non-Stabilized Property” means any Property owned or leased by the Borrower, EQR, a Consolidated Subsidiary or an Investment Affiliate that is not a Stabilized Property.

“Non-Stabilized Property Value” means, the sum of (i) the aggregate Acquisition Property Value, (ii) the aggregate Construction Property Value, (iii) the aggregate Redevelopment Property Value, (iv) the aggregate Condo Property Value, and (v) with respect to Raw Land or any other Non-Stabilized Property (other than the Non-Stabilized Properties described under clauses (i) through (iv)), the aggregate undepreciated book value (cost basis plus improvements), determined in accordance with GAAP of such Non-Stabilized Property (or Borrower’s Share thereof with respect to any Non-Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate).

“Notes” means promissory notes of the Borrower or any Qualified Borrower, substantially in the form of Exhibits A-1, A-2 and A-3 hereto, evidencing the obligation of the Borrower or any Qualified Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C-1 attached hereto and made a part hereof or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Interest Rate Election” means a notice substantially in the form of Exhibit C-2 attached hereto and made a part hereof or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower or the applicable Qualified Borrower (or a Responsible Officer of the Borrower on behalf of the applicable Qualified Borrower).

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.4(h) or (i)).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Participant Register” has the meaning specified in Section 9.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Period Fraction” means, with respect to any period of time, a fraction, the numerator of which is the actual number of days in such period, and the denominator of which is three hundred and sixty (360).

“Permitted Holdings” means Development Activity, Raw Land, Securities, Non-Multifamily Residential Property, Investment Mortgages, and Investment Affiliates.

“Permitted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

(b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;

(c) deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation or to secure liabilities to insurance carriers;

(d) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

(f) easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to the owner’s title insurance policies, except in connection with any Indebtedness, for any of the Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the owner and do not diminish in any material respect the value of the Property to which it is attached or for which it is listed;

(g) Liens and judgments (i) which have been or will be bonded (and the Lien thereby removed other than on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against EQR, the Borrower, or any Subsidiary, or (ii) which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(h) Liens on Property of the Borrower, EQR or the Subsidiaries of either or both (other than Qualifying Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder; and

(i) Liens in favor of the Borrower, EQR or a Consolidated Subsidiary against any asset of the Borrower, any Consolidated Subsidiary or any Investment Affiliate.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“principal financial center” means, when used in reference to an Alternate Currency, (a) in the case of British Pounds Sterling, London, England, (b) in the case of Euros, Frankfurt am Main, Germany, (c) in the case of Yen, Tokyo, Japan and (d) in the case of any other Alternate Currency, the principal financial center of the country of such currency.

“Pro Rata Share” means, with respect to any Bank, as applicable and subject to Section 9.23, (a) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Dollar Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Dollar Commitments, (b) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Alternate Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Banks’ Alternate Currency Commitments, or (c) a fraction (expressed as a percentage), the numerator of which shall be such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned or leased by such Person.

“Public Debt” has the meaning set forth in Section 9.18(a).

“Qualified Borrower” means a foreign or domestic limited partnership, limited liability company or other business entity duly organized under the laws of its jurisdiction of formation of which the Borrower (or a Person that is owned and controlled by the Borrower) is the sole general partner or managing member, the Indebtedness of which, in all cases, can be guaranteed by the Borrower pursuant to the provisions of the Borrower’s organizational documents pursuant to the Qualified Borrower Guaranty, and with respect to which the Borrower has delivered a Qualified Borrower Notice pursuant to Section 2.21(a).

“Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit I attached hereto, enforceable against the Borrower for the payment of the Qualified Borrowers’ debts and obligations to the Banks.

“Qualified Borrower Notice” has the meaning set forth in Section 2.21(a).

“Qualified Institution” has the meaning set forth in Section 9.6(c).

“Qualified Joint Venture Partner” means (a) pension funds, insurance companies, banks, investment banks or similar institutional entities, each with significant experience in making investments in commercial real estate, and (b) commercial real estate companies of similar quality and experience.

“Qualifying Unencumbered Property” means any Property (including Raw Land and Property with Development Activity) from time to time which is owned directly or indirectly in fee (or ground leasehold) by the Borrower, EQR, a Financing Partnership or a Joint Venture Subsidiary, which (i) is Raw Land, Construction Property, Redevelopment Property, Condo Property or an operating multifamily residential property, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by the Borrower or EQR subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by the Borrower or EQR subject) to any Negative Pledge, and (iv) in the case of any Property that is owned by a Subsidiary of the Borrower or EQR, is owned by a Subsidiary that does not have any outstanding Unsecured Debt (other than those items of Indebtedness set forth in clauses (d) or (e) of the definition of Indebtedness, or any Contingent Obligation except for guarantees for borrowed money). In addition, in the case of any Property that is owned by a Subsidiary of the Borrower and/or EQR, if such Subsidiary shall commence any proceeding under any Debtor Relief Laws, or any such involuntary case shall be commenced against it and shall remain undismissed and unstayed for a period of 90 days, then, simultaneously with the occurrence of such conditions, such Property shall no longer constitute a Qualifying Unencumbered Property. Notwithstanding the foregoing, for the purposes of this definition, a Property shall be deemed to be wholly-owned by the Borrower if such Property shall be owned by a Down REIT or a wholly-owned Subsidiary of such Down REIT.

“Rating Agencies” means, collectively, S&P and Moody’s.

“Raw Land” means Real Property Assets upon which no material improvements have been commenced.

“Real Property Assets” means, as of any time, the real property assets (including interests in participating mortgages in which the Borrower’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by the Borrower, EQR and the Consolidated Subsidiaries of either or both at such time.

“Recipient” means the Administrative Agent, any Bank, any Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Qualified Borrower hereunder.

“Recourse Debt” means Indebtedness that is not Non-Recourse Indebtedness.

“Redevelopment Property” means a property (other than a Condo Property) owned by the Borrower or its Consolidated Subsidiaries or Investment Affiliates where the existing building or other improvements or a portion thereof are undergoing renovation and redevelopment that will either (a) disrupt the occupancy of at least thirty percent (30%) of the square footage of such property or (b) temporarily reduce the EBITDA attributable to such property by more than thirty percent (30%) as compared to the immediately preceding comparable prior period.

“Redevelopment Property Value” means the greater of (a) the EBITDA generated by a Redevelopment Property for the quarter immediately prior to the commencement of the redevelopment divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Redevelopment Property owned by a Consolidated Subsidiary or an Investment Affiliate), and

(b) the undepreciated book value (cost basis plus improvements) of such Redevelopment Property (or Borrower’s Share thereof with respect to any Redevelopment Property owned by a Consolidated Subsidiary or an Investment Affiliate). A Redevelopment Property shall be valued as a Stabilized Property following the sixth full fiscal quarter after the fiscal quarter in which substantial completion of the redevelopment occurred.

“Register” has the meaning specified in Section 9.6(h).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Required Banks” means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding at least 51% of the aggregate unpaid principal amount of the Loans (provided, that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lenders shall be considered for purposes hereof as reduced by the amount of such funded participation interests). The Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Banks at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Bank or Cash Collateralized in accordance with the terms hereof shall be deemed to be held pro rata by the Banks that are the Swingline Lenders or by the applicable Fronting Bank, as the case may be, in making such determination

“Responsible Officer” means (a) in the case of EQR, the Borrower and a Qualified Borrower that does not have any officers, (i) the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of EQR or (ii) solely for purposes of the delivery of incumbency certificates or secretary’s certificates and in addition to the foregoing officers, the secretary or any assistant secretary of EQR and (b) in the case of a Qualified Borrower that has one or more officers, (i) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Qualified Borrower or (ii) solely for purposes of the delivery of incumbency certificates or secretary’s certificate and in addition to such officers, the secretary or any assistant secretary of such Qualified Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other representative, officer or employee of EQR, the Borrower or such Qualified Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of EQR, the Borrower or such Qualified Borrower designated in or pursuant to an agreement between the Borrower or such Qualified Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of EQR, the Borrower or a Qualified Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of EQR, the Borrower or such Qualified Borrower, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of EQR, the Borrower or such Qualified Borrower, as applicable.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Euro-Dollar Borrowing denominated in an Alternate Currency, (ii) each date of a continuation of a Euro-Dollar Loan denominated in an Alternate Currency pursuant to Section 2.6 and (iii) the date a Sharing Event first occurs; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) the date a Sharing Event first occurs and (iv) the first Business Day of each month.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, or any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Secured Debt” means Indebtedness of EQR and the Borrower (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and Borrower’s Share of any Indebtedness of any Consolidated Subsidiary or Investment Affiliate, (i) the payment of which is secured by a Lien on any Property owned or leased by EQR, the Borrower or any Consolidated Subsidiary or Investment Affiliate of either or both, or (ii) which is unsecured Indebtedness of any Consolidated Subsidiary or Investment Affiliate of the Borrower or EQR, which Consolidated Subsidiary or Investment Affiliate is not a guarantor of the Obligations and which Indebtedness is not recourse to the Borrower or EQR (other than for Customary Non-Recourse Carve-Outs), or (iii) which is Unsecured Tax Exempt Indebtedness.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, all of which shall be passive investments.

“Senior Managing Agents” means The Bank of New York Mellon, Mizuho Bank, Ltd., MUFG Union Bank, N.A., Sumitomo Mitsui Banking Corp., New York and TD Bank, N.A., in their capacities as Senior Managing Agents hereunder.

“Sharing Event” means (i) the occurrence of an Event of Default with respect to the Borrower or EQR under clauses (f) or (g) of Section 6.1, or (ii) the acceleration of the Loans pursuant to Article VI.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“Special Notice Currency” means at any time an Alternate Currency, other than (i) the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe and (ii) Yen.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Fronting Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (Chicago, Illinois time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Fronting Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Fronting Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Fronting Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Alternate Currency Letter of Credit.

“Stabilized Property” means all Properties except (i) any Acquisition Property, Construction Property or Redevelopment Property until such Property has become a Stabilized Property in accordance with the definitions of Acquisition Property Value, Construction Property Value and Redevelopment Property Value, (ii) any Property described in clause (v) of the definition of Non-Stabilized Property Value until such Property has become a Stabilized Property in accordance with such definition, and (iii) any Condo Property.

“Stabilized Property Value” means the EBITDA generated by a Stabilized Property divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate). Any Stabilized Property which generates negative EBITDA will have a Stabilized Property Value of zero.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower and/or EQR.

“Swingline Borrowing” has the meaning set forth in Section 1.3.

“Swingline Commitment” has the meaning set forth in Section 2.18(a).

“Swingline Lender” means each of Wells Fargo Bank, National Association, Bank of America, N.A., and JPMorgan Chase Bank, N.A., in its capacity as Swingline Lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made by the Swingline Lenders pursuant to Section 2.18.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” has the meaning set forth in Section 2.9.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unencumbered Asset Value” means the sum of (i) Stabilized Property Value of all Qualifying Unencumbered Properties which are Stabilized Properties, plus (ii) Non-Stabilized Property Value of all Qualifying Unencumbered Properties which are Non-Stabilized Properties, plus (iii) the value of any Cash or Cash Equivalent (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of the Borrower) owned by the Borrower, EQR or any wholly-owned Subsidiary of either, plus (iv) the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by the Borrower, EQR or their wholly-owned Subsidiaries not subject to any Lien, plus (v) Borrower’s Share of the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of a non-wholly owned Consolidated Subsidiary or by an Investment Affiliate) owned by any such Consolidated Subsidiary or Investment Affiliate, plus (vi) Borrower’s Share of the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any non-wholly owned Consolidated Subsidiary or Investment Affiliate, provided, however, that the aggregate value of those items set forth in clauses (iv) and (vi) shall not exceed thirty percent (30%) of Unencumbered Asset Value.

“Unimproved Assets” means Real Property Assets, other than Raw Land, upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent and is less than 90% leased in the aggregate (based upon number of units).

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unreimbursed Amount” has the meaning set forth in Section 2.16(g).

“Unrestricted Cash or Cash Equivalents” means Cash and Cash Equivalents owned by the Borrower, and Borrower’s Share of any Cash and Cash Equivalent owned by any

Consolidated Subsidiary or Investment Affiliate, that are not subject to any pledge, lien or control agreement, less (i) $35,000,000, (ii) amounts normally and customarily set aside by the Borrower for operating, capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations (notwithstanding the foregoing, however, cash up to $750,000,000 held in escrow in connection with the completion of Code Section 1031 “like-kind” exchanges shall be deemed to be Unrestricted Cash and Cash Equivalents for purposes hereof).

“Unsecured Debt” means Indebtedness of EQR, on a consolidated basis, which is not Secured Debt.

“Unused Commitments” means an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to the Borrower or another Person or otherwise pursuant to any loan document, written instrument or otherwise.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 8.4(f).

“Withholding Agent” means the Borrower, any Qualified Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that for purposes of references to the financial results and information of “EQR, on a consolidated basis,” EQR shall be deemed to own one hundred percent (100%) of the partnership interests in the Borrower; and provided further that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks.

Section 1.3 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date,

all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, LIBOR Rate Loans and Swingline Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.3 in which a Bank’s share is determined on the basis of its bid in accordance therewith, and a “Swingline Borrowing” is a Borrowing under Section 2.18 in which only the Swingline Lenders participate (subject to the provisions of said Section 2.18)).

Section 1.4 Exchange Rates. The Administrative Agent or the Fronting Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent Amounts of Loans and Letters of Credit and other Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in determining all Dollar Equivalent Amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent or the Fronting Bank, as applicable, on each Revaluation Date.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

Section 2.1 Commitments to Lend.

(a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, (a) to make Committed Loans to the Borrower or to any Qualified Borrower and participate in Letters of Credit issued by any Fronting Bank on behalf of the Borrower or the Qualified Borrowers pursuant to this Article from time to time during the term hereof in amounts such that the aggregate principal amount of Committed Loans made by such Bank plus such Bank’s Pro Rata Share of Swingline Loans at any one time outstanding together with such Bank’s Pro Rata Share of the Letter of Credit Usage shall not exceed the Dollar Equivalent Amount of its Commitment, and (b) in furtherance and clarification of the foregoing, as to Banks with an Alternate Currency Commitment only, to participate in Alternate Currency Letters of Credit issued by any Fronting Bank on behalf of the Borrower or the Qualified Borrowers pursuant to this Article and to make Euro-Dollar Loans to the Borrower or to any Qualified Borrower denominated in any Alternate Currency (provided (i) such Alternate Currency is readily available to such Banks and is freely transferable and convertible to Dollars, and (ii) Bloomberg (or any successor thereto) reports a London Interbank Offered Rate for such Alternate Currency relating to the applicable Interest Period), in an aggregate principal Dollar Equivalent Amount not to exceed such Bank’s Alternate Currency Commitment. Each Borrowing outstanding under this Section 2.1 shall be in an aggregate principal amount the Dollar Equivalent Amount of which is $3,000,000, or an integral multiple of $100,000 in excess thereof (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(c), or in any amount required to reimburse the Fronting Bank for any drawing under any Letter of Credit or to repay the Swingline Lenders the amount of any Swingline Loan) and, other than with respect to Money Market Loans and Swingline Loans, shall be made from the several Banks ratably in proportion to their respective Commitments. In no event shall (i) the aggregate Dollar Equivalent Amount of Loans outstanding at any time, plus outstanding Dollar Equivalent Amount of the Letter of Credit Usage, exceed $2,000,000,000 (or, if the Borrower exercises its option to increase the aggregate amount of the Dollar Commitments pursuant to Section 2.1(b), the aggregate amount of the Commitments as so increased), or (ii) the aggregate Dollar Equivalent Amount of Loans denominated in an Alternate Currency plus the outstanding aggregate Dollar Equivalent Amount of the Letter of Credit Usage for Alternate Currency Letters of Credit exceed the Alternate Currency Sublimit. Notwithstanding any other provision of this Agreement to the contrary, each Borrowing and Letter of Credit denominated in Dollars shall be deemed to use the Dollar Commitments to the extent the Dollar Sublimit would not be exceeded thereby, and to use the Alternate Currency Commitments if such Alternate Currency Commitments are available in the event that the Dollar Commitments would be so exceeded. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

(b) Optional Increase in Commitments. At any time prior to the Maturity Date, provided no Event of Default shall have occurred and then be continuing, the Borrower may, if it so elects, increase the aggregate amount of the Dollar Commitments and/or Alternate Currency Commitments (subject to proviso (ii) in the next sentence), on either a term or a revolving basis, either by designating an Approved Bank not theretofore a Bank to become a Bank and/or by agreeing with an existing Bank or Banks that such Bank’s Commitment (or such Banks’ Commitments) shall be increased, in each case, with the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld), the Lead Fronting Banks and the Swingline Lenders. Upon execution and delivery by the Borrower and any such Bank or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Commitment as therein set forth or such Approved Bank shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that:

(i) the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks; and

(ii) the amount of such increase does not cause the aggregate Commitments to exceed $2,750,000,000, nor the Alternate Currency Commitments to exceed $500,000,000.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.1(b), within five (5) Business Days (in the case of any Base Rate Loans and LIBOR Rate Loans then outstanding) or at the end of the then current Interest Period with respect thereto (in the case of any Euro-Dollar Loans then outstanding), as applicable, each Bank’s Pro Rata Share shall be recalculated to reflect such increase in the Commitments and the outstanding principal balance of the Committed Loans shall be reallocated among the Banks such that the outstanding principal amount of Committed Loans owed to each Bank shall be equal to such Bank’s Pro Rata Share (as recalculated). All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter, be made in accordance with each Bank’s recalculated Pro Rata Share.

Section 2.2 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent notice, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each Notice of Borrowing must be received by the Administrative Agent not later than 10:00 a.m. (Chicago, Illinois time) (x) on the requested date of any Base Rate Borrowing or any LIBOR Rate Borrowing, (y) three (3) Business Days before each Euro-Dollar Borrowing, or (z) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before each Euro-Dollar Borrowing denominated in an Alternate Currency; provided, however, that if the Borrower wishes to request Euro-Dollar Loans having an Interest Period other than seven days (in the case of a Euro-Dollar Loan denominated in Dollars) or one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. (Chicago, Illinois time) (x) five (5) Business Days prior to the requested date of such Euro-Dollar Borrowing denominated in Dollars, or (y) six (6) Business Days (or seven (7) Business days in the case of a Special Notice Currency) prior to the requested date of such Euro-Dollar Borrowing denominated in an Alternate Currency, whereupon the Administrative Agent shall give prompt notice to the Banks of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m. (Chicago, Illinois time), (x) three (3) Business Days before the requested date of such Euro-Dollar Borrowing, or (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Euro-Dollar Borrowing denominated in Alternate Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by the Administrative Agent. Each Notice of Borrowing shall specify:

(i) the date of such Borrowing, which shall be a Business Day,

(ii) the aggregate amount of such Borrowing,

(iii) whether the Loans comprising such Borrowing are to be Base Rate Loans, LIBOR Rate Loans or Euro-Dollar Loans, and if Euro-Dollar Loans are requested other than in Dollars, the type and amount of the Alternate Currency being requested,

(iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v) if such Borrowing is to be made by a Qualified Borrower, the identity of such Qualified Borrower.

(b) The Borrower shall give the Administrative Agent, and the designated Fronting Bank, written notice, accompanied by a Letter of Credit Application appropriately completed and signed by a Responsible Officer of the Borrower, in the event that it desires to have standby letters of credit (together with the Existing Letters of Credit, each, a “Letter of Credit”) issued, amended or extended, or to have Letters of Credit issued, amended or extended on behalf of a Consolidated Subsidiary, Qualified Borrower or Investment Affiliate, hereunder no later than 10:00 a.m. (Chicago, Illinois time), at least four (4) Business Days (or five (5) Business Days in the case of a request is for a Letter of Credit in a Special Notice Currency) prior to the date of such issuance. Each such notice shall specify (i) if Alternate Currency is requested, the type of the Alternate Currency being requested, (ii) the designated Fronting Bank, (iii) the aggregate amount of the requested Letters of Credit, (iv) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (v) the date of such issuance (which shall be a Business Day), (vi) the name and address of the beneficiary, (vii) the expiration date of the Letter of Credit (which in no event shall be later than the earlier of (x) one year after the date of issuance thereof and (y) twelve (12) months after the Maturity Date), (viii) the purpose and circumstances for which such Letter of Credit is being issued and (ix) the terms upon which each such Letter of Credit may be drawn upon. If the Borrower shall desire to have any Letter of Credit issued on behalf of an Investment Affiliate, then, upon the reasonable request of any Bank or the Administrative Agent, the Borrower shall deliver to the Administrative Agent any information with respect to such Investment Affiliate reasonably required to comply with the provisions of Section 9.19. Each such notice may be revoked telephonically by the Borrower to the designated Fronting Bank and the Administrative Agent any time prior to the date of issuance of the Letter of Credit by the designated Fronting Bank, provided such revocation is confirmed in writing by the Borrower to the designated Fronting Bank and the Administrative Agent within one (1) Business Day. Notwithstanding anything contained herein to the contrary, the Borrower shall complete and deliver to the Fronting Bank any required documentation in connection with any requested Letter of Credit no later than two (2) Business Days prior to the issuance thereof. No later than 10:00 a.m. (Chicago, Illinois time), on the date that is four (4) Business Days prior to the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary on or prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that the Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and, provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the third Business Day following the date that such draft is presented if such presentation is made later than 10:00 a.m. (Chicago, Illinois time) (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw (under Letters of Credit issued by a Fronting Bank other than JPMorgan Chase Bank, N.A.), provided such draft is presented to the applicable Fronting Bank no later than 10:00 a.m. (Chicago, Illinois time) and provided further the Borrower shall have requested to the Fronting Bank (other than JPMorgan Chase Bank, N.A.) and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on any Letter of Credit, the applicable Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. Each Fronting Bank (other than Bank of America) shall provide to the Administrative Agent, not later than five (5) Business Days after the end of each month, a written report or statement listing all Letters of Credit that were issued by such Fronting Bank and were outstanding as of the last day of such month. In addition, from time to time each Fronting Bank (other than Bank of America) shall provide the Administrative Agent with such updated reports or statements as the Administrative Agent may reasonably request. The Administrative Agent shall provide to each of the Banks, quarterly, a summary of all outstanding Letters of Credit.

Section 2.3 Money Market Borrowings.

(a) The Money Market Option. From time to time during the Term, and provided that at such time the Borrower maintains an Investment Grade Rating from either S&P or Moody’s, the Borrower may, as set forth in this Section 2.3, request the Banks during the Term to make offers to make Money Market Loans in Dollars only to the Borrower, not to exceed, at such time, the lesser of (i) fifty percent (50%) of the aggregate Commitments, and (ii) the aggregate Commitments less all Loans and Letter of Credit Usage then outstanding. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Money Market Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.3 at the time of such Borrowing, until the Business Day next preceding the Maturity Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.

(b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent a request substantially in the form of Exhibit B hereto or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower (a “Money Market Quote Request”) so as to be received not later than 10:30 a.m. (Chicago, Illinois time) on (x) the fifth Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

1. the proposed date of Borrowing, which shall be a Business Day,

2. the aggregate amount of such Borrowing, which shall be $3,000,000 or a larger multiple of $100,000,

3. the duration of the Interest Period applicable thereto (which shall not be less than 7 days or more than 180 days), subject to the provisions of the definition of Interest Period, and

4. whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request. Together with the delivery of each Money Market Quote Request, the Borrower shall pay to the Administrative Agent, a fee equal to $2,500.

(c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks a copy thereof, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section (an “Invitation for Money Market Quotes”).

(d) Submission and Contents of Money Market Quotes.

1. Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent at its offices specified in or pursuant to Section 9.1 not later than (x) 2:00 p.m. (Chicago, Illinois time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 a.m. (Chicago, Illinois time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Bank serving as the Administrative Agent (or any affiliate of the Bank serving as the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Bank serving as the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower. Such Money Market Loans may be funded by such Bank’s Designated Lender (if any) as provided in Section 9.6(d), however, such Bank shall not be required to specify in its Money Market Quote whether such Money Market Loans will be funded by such Designated Lender.

2. Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(i) the proposed date of Borrowing,

(ii) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $3,000,000 or a larger multiple of $100,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(iii) in the case of a LIBOR Auction, the margin above or below the applicable Euro-Dollar Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(iv) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(v) the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

3. Any Money Market Quote shall be disregarded if it:

(i) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(2) above;

(ii) contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subsection (d)(2)(b) above);

(iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes (except for an aggregate limitation as provided in subsection (d)(2) above); or

(iv) arrives after the time set forth in subsection (d)(1).

(e) Notice to Borrower. The Administrative Agent shall promptly (and in any event within one (1) Business Day after receipt thereof except with respect to Money Market Absolute Rate Borrowings which shall be on the same day as receipt thereof) notify the Borrower in writing of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote or modifies the terms of such previous Money Market Quote to provide terms more favorable to the Borrower. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:30 a.m. (Chicago, Illinois time) on (x) the third Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

1. the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

2. the principal amount of each Money Market Borrowing must be $3,000,000 or a larger multiple of $100,000;

3. acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

4. the Borrower may not accept any offer that is described in subsection (d)(3) or that otherwise fails to comply with the requirements of this Agreement.

(g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $100,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. The Administrative Agent shall promptly (and in any event within one (1) Business Day after such offers are accepted except with respect to Money Market Absolute Rate Borrowings which shall be on the same day as such offers are accepted) notify the Borrower and each such Bank in writing of any such allocation of Money Market Loans. Determinations by the Administrative Agent of the allocation of Money Market Loans shall be conclusive in the absence of manifest error.

(h) Notification by Administrative Agent. Upon receipt of the Borrower’s Notice of Money Market Borrowing in accordance with Section 2.3(f), the Administrative Agent shall, on the date such Notice of Money Market Borrowing is received by the Administrative Agent, promptly notify each Bank (and such Notice of Money Market Borrowing shall not thereafter be revocable by the Borrower) (i) of the principal amount of the Money Market Borrowing accepted by the Borrower, and (ii) of such Bank’s share (if any) of such Money Market Borrowing. A Bank who is notified that it has been selected to make a Money Market Loan may designate its Designated Lender (if any) to fund such Money Market Loan on its behalf, as described in Section 9.6(d). Any Designated Lender which funds a Money Market Loan shall on and after the time of such funding become the obligee under such Money Market Loan and be entitled to receive payment thereof when due. No Bank shall be relieved of its obligation to fund a Money Market Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Money Market Loan is funded.

(i) Funding of Committed Loans Not Affected. Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of Committed Loans in accordance with Section 2.1 despite the fact that any Bank’s Commitment may have been or may be exceeded as a result of such Bank’s making of Money Market Loans.

Section 2.4 Notice to Banks; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing from the Borrower in accordance with Section 2.2, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless the Borrower shall pay any applicable expenses pursuant to Section 2.13.

(b) Not later than 1:00 p.m. (Chicago, Illinois time or, in the case of any Borrowing denominated in an Alternate Currency, local time to the principal financial center of the Alternate Currency in question) on the date of each Borrowing as indicated in the Notice of Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing in Federal funds or the applicable Alternate Currency immediately available in Chicago, Illinois (or, in the case of any Borrowing denominated in an Alternate Currency, the principal financial center of the Alternate Currency in question), to the Administrative Agent at its address referred to in Section 9.1. If the Borrower has requested the issuance of a Letter of Credit, no later than 12:00 Noon (Chicago, Illinois time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the designated Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the Borrower or to the applicable Qualified Borrower or, at the instruction of the Borrower or the applicable Qualified Borrower, to the beneficiary thereof, at the Borrower’s aforesaid address or at such address in the United States as the Borrower or the applicable Qualified Borrower shall request on the date of the issuance thereof or, in the case of an Alternate Currency Letter of Credit, at such address as the Borrower or the applicable Qualified Borrower shall request on the date of the issuance thereof, with a copy thereof to the Administrative Agent. Immediately upon the issuance of each Letter of Credit by the designated Fronting Bank, such Fronting Bank shall be deemed to have sold and transferred to each other Bank with a Dollar Commitment or Alternate Currency Commitment, as applicable, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the applicable Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank’s Pro Rata Share thereof. Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The designated Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its Pro Rata Share of any such draw.

(c) Not later than 3:00 p.m. (Chicago, Illinois time) on the date of each Swingline Borrowing as indicated in the applicable Notice of Borrowing, the Swingline Lenders shall make available such Swingline Borrowing in Federal funds immediately available in Chicago, Illinois, to the Administrative Agent at its address referred to herein.

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing (or, in the case of any Borrowing of Base Rate Loans or LIBOR Rate Loans, prior to 12 Noon (Chicago, Illinois time) on the date of such Borrowing), the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay (or to cause the applicable Qualified Borrower to repay) to the Administrative Agent forthwith on demand, and in the case of the Borrower one (1) Business Day after demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower or such Qualified Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing as of the date of such Borrowing for purposes of this Agreement. Nothing contained in this Section 2.4(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of the Borrower with respect to any Defaulting Lender or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.4(b) shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.

(e) Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to the Borrower in Federal funds or to the Borrower or the applicable Qualified Borrower in the applicable Alternate Currency immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing denominated in Dollars is given by the Borrower, there are LC Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such LC Borrowings, and, second, shall be made available to the Borrower.

Section 2.5 Notes.

(a) If requested by any Bank, the Loans of such Bank shall be evidenced by a single Note made by the Borrower and each Qualified Borrower payable to the order of such Bank for the account of its Applicable Lending Office.

(b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type (including Swingline Loans and Money Market Loans) be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to the Borrower. Each such Note shall be in substantially the form of Exhibit A-2 hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be replaced or modified accordingly. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c) Upon receipt of each Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record on its Note or in the accounts and records of each Bank, the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower or the applicable Qualified Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower or applicable Qualified Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower and each Qualified Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(d) The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date. The Swingline Loans shall mature, and the principal amount thereof shall be due and payable, in accordance with Section 2.18(b)(iii).

(e) Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the earlier to occur of (i) last day of the Interest Period applicable to such Borrowing or (ii) the Maturity Date.

Section 2.6 Method of Electing Interest Rates.

(a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower or the applicable Qualified Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i) if such Loans are Base Rate Loans or LIBOR Rate Loans, the Borrower or the applicable Qualified Borrower may elect to convert all or any portion of such Loans to Euro-Dollar Loans as of any Business Day applicable to Euro-Dollar Loans;

(ii) if such Loans are Euro-Dollar Loans, (a) denominated in Dollars, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may elect to convert all or any portion of such Loans to Base Rate Loans or LIBOR Rate Loans and/or elect to continue all or any portion of such Loans as Euro-Dollar Loans for an additional Interest Period or additional Interest Periods, or (b) denominated in an Alternate Currency, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may elect to continue all or any portion of such Loans as Euro-Dollar Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) in the Notice of Interest Rate Election, provided the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) shall pay any losses pursuant to Section 2.13.

Each such election shall be made by delivering a Notice of Interest Rate Election to the Administrative Agent at least three (3) Business Days (or four (4) Business Days in the case of a Loans denominated in a Special Notice Currency) before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each an amount, the Dollar Equivalent Amount of which is $500,000 or any larger multiple of $100,000, (iii) there shall be no more than fifteen (15) (twenty (20) in the event the Borrower exercises its option to increase the Commitments under Section 2.1(b)) Euro-Dollar Groups of Loans and Money Market Loans outstanding at any one time, of which, no more than five (5) Euro-Dollar Groups of Loans may be Alternate Currency Loans with Interest Periods of less than one (1) month, (iv) no Committed Loan may be continued as, or converted into, a Euro-Dollar Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the Maturity Date.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower or the applicable Qualified Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower or the applicable Qualified Borrower) and such notice shall not thereafter be revocable by the Borrower or the applicable Qualified Borrower. If the Borrower or Qualified Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Loans which are Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans or, in the case of Euro-Dollar Loans denominated in an Alternate Currency, continued as a Euro-Dollar Loan with an Interest Period of one (1) month, on the last day of the then current Interest Period applicable thereto.

Section 2.7 Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Dollar Loan pursuant to Section 2.6 or at the Maturity Date, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans for such day. Such interest shall be payable on the last Business Day of each March, June, September and December and on the Maturity Date.

(b) Subject to Section 8.1, each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for such day plus the Euro-Dollar Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof, as well as on the date of any prepayment of any such Euro-Dollar Loan.

(c) Subject to Section 8.1, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Rate for such Interest Period (determined in accordance with Section 2.7(b) as if the related Money Market LIBOR Borrowing were a Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than one month, at intervals of one month after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate until (in the case of a failure to pay interest) such failure shall become an Event of Default and thereafter (or immediately in the case of the failure to pay principal) at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(d) Subject to Section 8.1, each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Dollar Loan pursuant to Section 2.6 or at the Maturity Date, at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Margin for Euro-Dollar Loans for such day. Such interest shall be payable on the last Business Day of each March, June, September and December and on the Maturity Date.

(e) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and two percent (2%) (the “Default Rate”).

(f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

Section 2.8 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee (the “Facility Fee”) on the aggregate Commitments (exclusive, however, of any portion of the Commitments that shall have been made as a result of the optional increase pursuant to Section 2.1(b) on a term (rather than revolving) basis) at the respective percentages per annum based upon the range into which the Credit Rating then falls, in accordance with the following table. The facility fee shall be payable in arrears on the last Business Day of each March, June, September and December during the Term and on the Maturity Date.

Less than BBB-/Baa3 or unrated	0.300%
BBB-/Baa3	0.250%
BBB/Baa2	0.200%
BBB+/Baa1	0.150%
A-/A3	0.125%
>A/A2	0.100%

Any change in the Credit Rating causing it to move into a different range on the table shall effect an immediate change in the applicable percentage per annum. In the event that the Borrower receives Credit Ratings that are not equivalent, the applicable percentage per annum shall be based upon the higher of the Credit Ratings from S&P or Moody’s. In the event that only one (1) Rating Agency has set the Credit Rating, then the applicable percentage per annum shall be based on such single Credit Rating.

(b) Letter of Credit Fee. The Borrower shall pay, or shall cause the applicable Qualified Borrower to pay, to the Administrative Agent, for the account of the Banks in proportion to their interests in respect of issued and undrawn Letters of Credit, a fee (a “Letter of Credit Fee”) in an amount, provided that no Event of Default shall have occurred and be continuing, equal to a rate per annum equal to the then percentage per annum of the Applicable Margin with respect to Euro-Dollar Loans less 0.05%, on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on the last Business Day of each March, June, September and December during the Term, and on the Maturity Date, and, if and to the extent that the term of any Letter of Credit shall extend beyond the Maturity Date, on the last Business Day of each March, June, September and December until all Letters of Credit shall have expired and/or been returned and on the date such final Letter of Credit expires or is returned. From the occurrence, and during the continuance, of an Event of Default, such fee shall be increased to be equal to two percent (2%) per annum on the daily average of such issued and undrawn Letters of Credit.

(c) Fronting Bank Fee. The Borrower or the applicable Qualified Borrower shall pay each Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to the greater of (x) 0.125% of the maximum undrawn amount of each Letter of Credit issued by such Fronting Bank and (y) $500 per Letter of Credit, which fee shall be in addition to and not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee with respect to a Letter of Credit shall be payable in arrears on the first day of the calendar quarter immediately succeeding the calendar quarter in which such Letter of Credit is issued and, if such Letter of Credit is renewed, on the first day of the calendar quarter immediately succeeding the calendar quarter in which the date any such renewal occurs. In addition, the Borrower shall pay directly to each Fronting Bank for its own account, the customary processing fees, charges and expenses of such Fronting Bank in connection with the issuance, administration or extension of letters of credit as from time to time in effect.

(d) Other Fees. The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

(e) Fees Non-Refundable. All fees set forth in this Section 2.8 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

Section 2.9 Maturity Date. The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans) shall terminate and expire on the Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations other than with respect to Letters of Credit) shall be due and payable on such date.

Section 2.10 Additional Alternate Currencies.

(a) The Borrower may from time to time request that Euro-Dollar Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternate Currency” or previously approved in accordance with this Section 2.10; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Euro-Dollar Loans, such request shall be subject to the approval of the Administrative Agent and all of the Banks that hold an Alternative Currency Commitment; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Fronting Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (Chicago, Illinois time), twenty (20) Business Days prior to the date of the desired Borrowing or issuance (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Fronting Bank, in its or their sole discretion). In the case of any such request pertaining to Euro-Dollar Loans, the Administrative Agent shall promptly notify each Bank thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Fronting Bank thereof. Each Bank (in the case of any such request pertaining to Euro-Dollar Loans) or the applicable Fronting Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (Chicago, Illinois time), ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Euro-Dollar Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Bank or the applicable Fronting Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank or such Fronting Bank, as the case may be, to permit Euro-Dollar Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Banks consent to making Euro-Dollar Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Committed Borrowings of Euro-Dollar Loans; and if the Administrative Agent and the applicable Fronting Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 2.10, the Administrative Agent shall promptly so notify the Borrower.

Section 2.11 Optional Prepayments and Optional Decreases and Termination.

(a) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), which notice shall specify, if the Commitments shall have been increased pursuant to Section 2.1(b) and some Loans shall be on a term basis, how much of such prepayment shall be applied to the applicable term Loans and how much to revolving Loans, prepay any Group of Loans which are Base Rate Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1) or LIBOR Rate Loans, in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or any larger multiple of One Hundred Thousand Dollars ($100,000), by paying the principal amount to be prepaid. The Borrower may, from time to time on any Business Day so long as prior notice is given to the Administrative Agent and Swingline Lenders no later than 1:00 p.m. (Chicago, Illinois time) on the day on which the Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating $100,000 or a higher integral multiple of $100,000 (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid no later than 2:00 p.m. (Chicago, Illinois time) on such day. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing (or the Swingline Lenders in the case of Swingline Loans) included in such Group of Loans or Borrowing.

(b) The Borrower may, upon at least one (1) Business Days’ (or five (5) Business Days’, in the case of prepayment of Loans denominated in Special Notice Currencies) notice to the Administrative Agent (which shall promptly notify each of the Banks), which notice shall specify, if the Commitments shall have been increased pursuant to Section 2.1(b) and some Loans shall be on a term basis, how much of such prepayment shall be applied to the applicable term Loans and how much to revolving Loans, prepay any Euro-Dollar Loan as of the last day of the Interest Period applicable thereto. Except as provided in Article VIII and except with respect to any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Any such prepayment shall be upon at least three (3) Business Days’ notice to the Administrative Agent. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included in any Group of Loans which are Euro-Dollar Loans (which Group of Loans shall be specified in the notice referred to above), except that any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.

(c) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (by 11:00 a.m. Chicago, Illinois time or local time to the principal financial center of the Alternate Currency in question, as applicable, on such Business Day), reimburse the Administrative Agent for the benefit of the applicable Fronting Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount.

(d) The Borrower may at any time return, or cause to be returned, any undrawn Letter of Credit to the applicable Fronting Bank in whole, but not in part, and such Fronting Bank within a reasonable period of time shall give the Administrative Agent and each of the Banks notice of such return.

(e) The Borrower may at any time and from time to time cancel all or any part of the Dollar Commitments or the Alternate Currency Commitments. If there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being cancelled, upon at least one (1) Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, the Borrower shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (b). In no event shall the Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the Borrower returns (or causes to be returned) such Letter of Credit to the applicable Fronting Bank. The Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid. A reduction of the Commitments pursuant to this Section 2.11(e) shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate Commitments have been reduced to an amount equal to or less than the Swingline Commitment.

(f) Any amounts so prepaid pursuant to Section 2.11 (a), (b), (c) or (d) may be reborrowed except to the extent applied to repay any term Loans made in accordance with Section 2.1(b). In the event the Borrower elects to cancel all or any portion of the Commitments and the Swingline Commitment pursuant to Section 2.11(e), such amounts may not be reinstated.

(g) The Borrower may not prepay any portion of a Money Market Loan except with the prior consent of the Bank or Designated Lender holding such Money Market Loan.

Section 2.12 General Provisions as to Payments.

(a) All payments to be made by the Borrower or any Qualified Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, the Borrower or the applicable Qualified Borrower, as the case may be, shall make each payment of principal and interest on the Loans and of fees hereunder, not later than 12:00 Noon (Chicago, Illinois time or local time to the principal financial center of the Alternate Currency in question, as applicable) on the date when due, in Federal or other funds immediately available in Chicago, Illinois, or, in the case of any Alternate Currency Loans, in the applicable Alternate Currency immediately available in the principal financial center of the Alternate Currency in question, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will promptly (and if received prior to 12:00 Noon (Chicago, Illinois time or local time to the principal financial center of the Alternate Currency in question, as applicable), on the same Business Day, if received after 12:00 Noon (Chicago, Illinois time or local time to the principal financial center of the Alternate Currency in question, as applicable) on the immediately following Business Day) distribute to each Bank its ratable share (or applicable share with respect to Money Market Loans) of each such payment received by the Administrative Agent for the account of the Banks. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 12:00 Noon (Chicago, Illinois time or local time to the principal financial center of the Alternate Currency in question, as applicable) on any Business Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such Business Day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate. Whenever any payment of principal of, or interest on the Base Rate Loans, the LIBOR Rate Loans or Swingline Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower or the applicable Qualified Borrower, as the case may be, will not make such payment in full, the Administrative Agent may assume that the Borrower or such Qualified Borrower, as the case may be, has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower or such Qualified Borrower, as the case may be, shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.4, 2.12, 2.16, 2.18 or 9.3, then the Administrative Agent, notwithstanding any contrary provision hereof, but subject to Section 9.16(a)(ii) shall (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent, the Swingline Lenders or the applicable Fronting Bank to satisfy such Bank’s obligations to it under any such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

Section 2.13 Funding Losses. If the Borrower or a Qualified Borrower, as the case may be, (i) makes any payment of principal with respect to any Euro-Dollar Loan or Money Market

LIBOR Loan or Money Market Absolute Rate Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) fails to borrow, prepay, continue or convert any Loan other than a Base Rate Loan or a LIBOR Rate Loan after notice has been given to any Bank in accordance with Section 2.2(a), 2.6 or 2.11, as applicable, (iii) delivers a Notice of Interest Rate Election specifying that a Euro-Dollar Loan or Money Market LIBOR Loan or Money Market Absolute Rate Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, (iv) fails to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternate Currency on the Maturity Date (or any other scheduled date for payment thereof, if any) or any payment thereof in a different currency (unless another currency is required pursuant to the terms of this Agreement) or (v) requests any assignment of a Euro-Dollar Loan on a day other than the last day of the Interest Period therefor pursuant to Section 8.2, 8.3(e), 8.4(i) or 9.5, the Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to the Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, continue or convert, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error. For purposes of calculating amounts payable by the Borrower to the Banks under this Section 2.13, each Bank shall be deemed to have funded each Euro-Dollar Loan made by it at the Euro-Dollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Euro-Dollar Loan was in fact so funded.

Section 2.14 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Euro-Dollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternate Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

Section 2.15 Use of Proceeds. The Borrower shall use, or shall cause any Qualified Borrower to use, the proceeds of the Loans and Letters of Credit for general corporate purposes, including, without limitation, the acquisition of real property to be used in the Borrower’s existing business and for general corporate capital needs of the Borrower; provided, however, that no Swingline Loan shall be used more than once for the purpose of refinancing another Swingline Loan, in whole or part.

Section 2.16 Letters of Credit.

(a) Subject to the terms contained in this Agreement and the other Loan Documents, each Fronting Bank agrees, in reliance upon the agreements of the Banks set forth in this Section 2.16, from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue Letters of Credit denominated in Dollars or in one or more Alternate Currencies for the account of the Borrower, a Qualified Borrower or an Investment Affiliate in such form as is reasonably acceptable to the Borrower or the Qualified Borrower and such Fronting Bank (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with this Section 2.16, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance, amendment or extension of a Letter of Credit; provided that, in the case of (i) Alternate Currency Letter(s) of Credit, such Fronting Bank shall issue the same in the Alternate Currency requested and (ii) Dollar Letter(s) of Credit, such Fronting Bank shall issue the same in Dollars. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent Amount of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(b) It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all the Banks party hereto that on the Closing Date, the letters of credit previously issued by Bank of America, N.A. and U.S. Bank National Association as “Fronting Bank” under the Existing Revolving Credit Agreement and more particularly set forth on Schedule 2.16 hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder (the “Existing Letters of Credit”).

(c) After giving effect to any LC Credit Extension with respect to any Letter of Credit, (i) the Letter of Credit Usage shall not exceed the lesser of (x) the greater of (A) Two Hundred Million Dollars ($200,000,000) and (B) ten percent (10%) of the aggregate Commitments, and (y) the aggregate Commitments less the Dollar Equivalent Amount of all Loans (including Swingline Loans) then outstanding (the “Letter of Credit Sublimit”) and (ii) the Letter of Credit Usage with respect to Alternate Currency Letters of Credit, shall not exceed the lesser of (x) the Dollar Equivalent Amount of the Alternate Currency Sublimit and (y) the Dollar Equivalent Amount of the aggregate Alternate Currency Commitments less the Dollar Equivalent Amount of all Loans denominated in Alternate Currencies then outstanding.

(d) No Fronting Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting Bank from issuing the Letter of Credit, or any law applicable to such Fronting Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting Bank shall prohibit or request that such Fronting Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Fronting Bank applicable to letters of credit generally;

(iii) any Bank is at that time a Defaulting Lender and such Fronting Bank’s potential Fronting Exposure arising from the Letter of Credit proposed to be issued will not be reallocated to other Banks pursuant to Section 9.16(a)(iv) and/or Cash Collateralized in accordance with the terms hereof, unless such Fronting Bank has entered into other arrangements, satisfactory to such Fronting Bank (in its sole discretion) with the Borrower or such Bank to eliminate such potential Fronting Exposure that will not be reallocated to other Banks and/or Cash Collateralized in accordance with the terms hereof; or

(iv) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Usage with respect to all Letters of Credit issued by such Fronting Bank would exceed one-third of the Letter of Credit Sublimit (the “Fronting Bank Commitment Amount”); provided that, subject to the limitations set forth in Section 2.16(c), any Fronting Bank may issue Letters of Credit in excess of such Fronting Bank’s Fronting Bank Commitment Amount.

(e) No Fronting Bank shall amend any Letter of Credit if such Fronting Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof, and no Fronting Bank shall be under any obligation to amend any Letter of Credit if (i) such Fronting Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f) If the Borrower or a Qualified Borrower so requests in any applicable Letter of Credit Application, the designated Fronting Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Fronting Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise agreed upon by the Borrower and the Fronting Bank at the time such Letter of Credit is issued, the Borrower shall not be required to make a specific request to the Fronting Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than 12 months after the Maturity Date and the Fronting Bank shall permit any such extension unless (A) the Fronting Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.16(d) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Borrower has elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing the Fronting Bank not to permit such extension.

(g) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the applicable Fronting Bank shall notify the Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on or before the date on which such Fronting Bank intends to honor such drawing, and, except as provided in this subsection (g), the Borrower shall reimburse such Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in the Dollar Equivalent Amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent, and the applicable Fronting Bank prior to 11:00 a.m. (Chicago, Illinois time) on the Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse such Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing (the “Unreimbursed Amount”). Each Bank (other than the applicable Fronting Bank) shall, in accordance with Section 2.4(b), make available its Pro Rata Share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse such Fronting Bank for the amount of such draw. With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 3.2 (other than delivery of a Notice of Borrowing) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Fronting Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Administrative Agent for the account of such Fronting Bank pursuant to this subsection (g) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Bank in satisfaction of its participation obligation under this subsection (g). Until each Bank funds its Loan or LC Advance pursuant to this subsection (g) to reimburse the applicable Fronting Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of such Fronting Bank. In the event that any such Bank fails to make available to the applicable Fronting Bank any amount required to be paid by such Bank pursuant to this subsection (g) on the date of a drawing, such Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored, and the provisions of Section 9.16 shall otherwise apply to such failure.

(h) The Borrower hereby agrees to protect, indemnify, pay and save harmless the Fronting Banks and the Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which any Fronting Bank or any Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit or (ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, including by reason of court order (collectively, “Governmental Acts”), in each case, other than to the extent claims, demands, liabilities, damages, losses, costs, charges and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Fronting Bank. As between the Borrower and each Fronting Bank and each Bank, the Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, the Letters of Credit issued by any Fronting Bank. In furtherance and not in limitation of the foregoing, the Fronting Banks and the Banks shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of such Letter of Credit; or (viii) for any consequence arising from causes beyond the control of any Fronting Bank or any Bank, including any Governmental Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of any Fronting Bank’s or any Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by a Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put any Fronting Bank or any Bank under any resulting liability to the Borrower; provided that, notwithstanding anything in the foregoing to the contrary, each Fronting Bank will be liable to the Borrower for any damages suffered by the Borrower or its Subsidiaries as a result of such Fronting Bank’s grossly negligent or willful failure to pay under any Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of the Letter of Credit, except as a result of any court order. Any Fronting Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(i) If any Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Bank shall pay to the applicable Fronting Bank or the Administrative Agent, as the case may be, its Pro Rata Share of such payment, but without interest thereon unless such Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that such Fronting Bank or the Administrative Agent is required to pay.

(j) Each Fronting Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and each Fronting Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Fronting Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Fronting Banks with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Fronting Bank.

(k) In the event of any conflict between the terms hereof and the terms of any Letter of Credit Documents, the terms hereof shall control.

(l) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower or an Investment Affiliate, the Borrower shall be obligated to reimburse the applicable Fronting Bank hereunder for any and all drawings under such Letter of Credit as provided in this Agreement. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries and Investment Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the business of such Subsidiaries and Investment Affiliates.

(m) Unless otherwise expressly agreed by the designated Fronting Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP or the UCP, as applicable, shall apply to each Letter of Credit.

Section 2.17 Letter of Credit Usage Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit and to repay each LC Borrowing shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

(d) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, any Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or willful misconduct of the Administrative Agent, such Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letter of Credit Documents or any unrelated transaction;

(e) any draft or any other document presented under or in connection with any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of such Fronting Bank;

(f) payment by any Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of such Fronting Bank;

(g) any adverse change in the relevant exchange rates or in the availability of the relevant Alternate Currency to the Borrower or in the relevant currency markets generally; or

(h) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Bank.

Section 2.18 Swingline Loan Subfacility.

(a) Swingline Commitment. Subject to the terms and conditions of this Section 2.18, each Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars only to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof; provided, however, that (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (x) $150,000,000, and (y) the aggregate Commitments less the Dollar Equivalent Amount of all

Loans (other than Swingline Loans) then outstanding and the Dollar Equivalent Amount of the Letter of Credit Usage (the “Swingline Commitment”), (ii) the aggregate amount of Swingline Loans outstanding made by an individual Swingline Lender shall not at any time exceed one-third of the Swingline Commitment and (iii) no Swingline Lender shall be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by the making of such Swingline Loan may have, Fronting Exposure. Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b) Swingline Borrowings.

(i) Notice of Borrowing. Each Swingline Borrowing shall be made in equal amounts by the Swingline Lenders upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) by a Notice of Borrowing; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than 1:00 p.m. (Chicago, Illinois time) on the proposed date of such Swingline Borrowing and shall specify (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Business Day, and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing. The Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, promptly notify each Swingline Lender of the contents thereof and of such Swingline Lender’s share of such Swingline Borrowing. Immediately upon the making of a Swingline Loan, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lenders a risk participation in such Swingline Loan in an amount equal to such Bank’s Pro Rata Share thereof.

(ii) Minimum Amounts. Each Swingline Borrowing shall be in a minimum principal amount of $1,000,000, or an integral multiple of $100,000 in excess thereof.

(iii) Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) seven (7) Business Days from the date of the applicable Swingline Borrowing, (B) the date of the next Committed Borrowing or (C) the Maturity Date. In addition, in no event shall Swingline Loans be outstanding for more than ten (10) Business Days in any calendar month. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Committed Borrowing denominated in Dollars, such Swingline Loans shall first be repaid from the proceeds of such Committed Borrowing prior to the disbursement of the same to the Borrower. If, and to the extent, a Committed Borrowing is not requested prior to the Maturity Date or the end of the 7-Business Day period after a Swingline Borrowing, the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the Swingline Lenders. In addition, any Swingline Lender may, at any time, in its sole discretion, by written notice to the

Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Committed Borrowing, in which case the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the Swingline Lenders. Any Committed Borrowing which is deemed requested by the Borrower in accordance with this Section 2.18(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”. Each Bank hereby irrevocably severally agrees to make Committed Loans promptly upon receipt of notice from any Swingline Lender or Swingline Lenders of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Business Day if such notice is received after 12:00 Noon (Chicago, Illinois time)).

(iv) Funding of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then the Mandatory Borrowing shall be deemed to be a request by the Swingline Lenders that each of the Banks fund its risk participation in each such Swingline Lender’s ratable portion of such Swingline Loan and each Bank’s payment to the Administrative Agent for the account of the applicable Swingline Lender pursuant to Section 2.18(b)(iii) shall be deemed payment in respect of such participation.

(v) Obligations Absolute. Each Bank’s obligation to make Committed Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.18(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Committed Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 3.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Committed Borrowing to be made by the time otherwise required in Section 2.2, (V) the date of such Mandatory Borrowing (provided that such date must be a Business Day), (VI) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against any Swingline Lender, the Borrower or any other Person for any reason whatsoever, (VII) any termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith or (VIII) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that no Bank shall be obligated to make Committed Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lenders without receipt of a written Notice of Borrowing in the form specified in clause (i) above or after the Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(vi) Failure to Fund. If any Bank fails to make available to the Administrative Agent for the account of the applicable Swingline Lender any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.18(b) by the time specified in Section 2.18(b)(iii), such Swingline Lender shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swingline Lender’s ratable portion of such Swingline Loan, as the case may be. A certificate of any Swingline Lender submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(c) Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate for such day, plus the Applicable Margin for Euro-Dollar Loans.

Section 2.19 Letters of Credit Maturing after the Maturity Date.

(a) Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date, then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.19(b). No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date.

(b) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the date that is five (5) Business Days prior to the Maturity Date, the Borrower shall pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral in an amount equal to the amount of the Letter of Credit Usage, in Dollars, under the Letters of Credit. The Administrative Agent shall recalculate the Dollar Equivalent Amount with respect to all Alternate Currency Letters of Credit monthly, as of the first Business Day of each month.

Section 2.20 Special Provisions Regarding Alternate Currency Loans.

(a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding Euro-Dollar Loans denominated in an Alternate Currency shall be automatically converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent Amount of the aggregate principal amount of the applicable Euro-Dollar Loans on the date such Sharing Event first occurred, which Loans denominated in Dollars (i) shall thereafter continue to be deemed to be Base Rate Loans and (ii) unless such Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred) and (y) unless such Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable in Dollars, using the Dollar Equivalent Amount of such accrued and unpaid interest and other amounts.

(b) Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 2.20(a), each Bank shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all Committed Loans outstanding to, and any unpaid Letter of Credit Usage owing by, the Borrower and the Qualified Borrowers in such amounts so that each Bank (to the extent it is not an Affected Bank with respect to such Committed Loans and Letters of Credit) shall have a share of such outstanding Loans and unpaid Letter of Credit Usage then owing by the Borrower and the Qualified Borrowers equal to its Pro Rata Share of the Commitments (although if because of fluctuations in currency exchange rates any Bank would be required to purchase such participations after giving effect to which such Bank’s allocated share of all Committed Loans and Letter of Credit Usage (including participations therein purchased pursuant to this Section 2.20) would exceed the Dollar Equivalent Amount of such Bank’s Dollar Commitment and Alternate Currency Commitment, then such participations shall be in an amount after giving effect to which such Bank’s allocated share of all Committed Loans and Letter of Credit Usage (including participations therein purchased pursuant to this Section 2.20) would equal the Dollar Equivalent Amount of such Bank’s Dollar Commitment and Alternate Currency Commitment). Upon any such occurrence, the Administrative Agent shall notify each Bank and shall specify the amount of Dollars required from such Bank in order to effect the purchases and sales by the various Banks of participating interests in the amounts required above (together with accrued interest with respect to the period from the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section 2.20 in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Bank shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Bank shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Banks in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Bank which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Bank (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Bank shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Banks as required above.

(c) Upon the occurrence of a Sharing Event (i) no further Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Euro-Dollar Loans initially denominated in an Alternate Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Euro-Dollar Loans had originally been made in Dollars and shall be distributed by the relevant Banks (or their Affiliates) to the Administrative Agent for the account of the Banks which made such Loans or are participating therein and (iii) the Commitments of the Banks shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Bank to purchase its participating interest in any Committed Loans upon the occurrence of a Sharing Event shall not relieve any other Bank of its obligation hereunder to purchase its participating interests in a timely manner, but no Bank shall be responsible for the failure of any other Bank to purchase the participating interest to be purchased by such other Bank on any date.

(d) If any amount required to be paid by any Bank pursuant to Section 2.20(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Bank receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section 2.20(b), such Bank shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Bank for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Bank pursuant to Section 2.20(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Bank receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Bank on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts payable by any Bank pursuant to this Section 2.20 shall be conclusive in the absence of manifest error and the amount reflected therein shall be paid to the Administrative Agent for the account of the relevant Banks; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Bank the amounts owing to such Banks, then the amounts shall be paid to the Administrative Agent for its own account.

(e) Whenever, at any time after the relevant Banks have received from any Banks purchases of participations in any Committed Loans pursuant to this Section 2.20, the Banks receive any payment on account thereof, such Banks will distribute to the Administrative Agent, for the account of the various Banks participating therein, such Banks’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Banks are required to be returned, the Banks who received previous distributions in respect of their participating interests therein will return to the respective Banks any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Banks.

(f) Each Bank’s obligation to purchase participating interests pursuant to this Section 2.20 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against any other Bank, the Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of an Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (d) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Bank or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Bank which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Bank as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.20, increased Taxes may be owing by the Borrower pursuant to Section 8.4, which Taxes shall be paid (to the extent provided in Section 8.4) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.20.

Section 2.21 Qualified Borrowers.

(a) The Borrower may, at any time or from time to time so long as no Event of Default has then occurred and is continuing and subject to the terms hereof, upon not less than ten (10) Business Days’ notice in the case of a domestic Qualified Borrower or fifteen (15) Business Days’ notice in the case of a foreign Qualified Borrower (each a “Qualified Borrower Notice”), designate one or more Qualified Borrowers to be added to this Agreement by notifying the Administrative Agent thereof, and the Administrative Agent shall promptly notify each Bank. The Borrower shall, or shall cause such Qualified Borrower to, deliver all documents required to be delivered pursuant to Section 3.1 with respect to a Qualified Borrower, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent. In addition, concurrently with the delivery of the initial Qualified Borrower Notice (if any), the Borrower shall execute and deliver the Qualified Borrower Guaranty. Following the giving of any Qualified Borrower Notice pursuant to this Section 2.21, if the designation of such Qualified Borrower obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(b) If the Borrower shall designate as a Qualified Borrower hereunder any entity not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment by causing an affiliate of such Bank to act as the Bank in respect of such Qualified Borrower (and such Bank shall, to the extent of Loans made to, and participations in Letters of Credit issued for the account of, such Qualified Borrower be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such affiliate in compliance with the provisions of Section 9.6 (but only for so long as such Loans or Letters of Credit shall be outstanding) except that unless such an affiliate is a Qualified Institution, nothing herein shall be deemed to have relieved such Bank from its obligations under its Commitments).

(c) As soon as practicable, and in any event not later than ten (10) Business Days after the Borrower’s delivery of a Qualified Borrower Notice designating as a Qualified Borrower any Person not organized under the laws of the United States or any State thereof, or under the laws of the United Kingdom, Germany, Luxembourg, Switzerland or the Netherlands or any political sub-division of any thereof, each Bank that has determined that it is not willing or legally permitted to lend to, establish credit for the account of and/or do business with such Qualified Borrower directly or through an assignment to an Affiliate of such Bank pursuant to Section 2.21(b) (an “Affected Bank”) shall so notify the Borrower and the Administrative Agent in writing. Notwithstanding anything to the contrary contained herein, no Affected Bank that has so notified the Borrower and the Administrative Agent shall be obligated to make a Loan to, or participate in Letters of Credit issued for the account of, such Qualified Borrower. The obligations of each Affected Bank in respect of any Loan to be made to, or participation in any Letter of Credit to be issued for the account of, such Qualified Borrower utilizing Dollar Commitments, shall be reallocated among the Banks with Dollar Commitments that are not Affected Banks with respect to such Qualified Borrower in accordance with their respective Pro Rata Shares, but only to the extent the sum of the aggregate principal amount of Committed Loans made by all Banks that are not Affected Banks with respect to such Qualified Borrower plus the obligations of all Banks with Dollar Commitments that are Affected Banks to make Loans to, and participate in Letters of Credit issued for the account of, such Qualified Borrower that would exist but for the second sentence of this Section 2.21(c), does not exceed the outstanding Dollar Commitments of all Banks that are not Affected Banks with respect to such Qualified Borrower (it being understood that under no circumstance shall any Bank at any time be liable by virtue of such reallocation for any amounts in excess of its Commitment). The obligations of each Affected Bank in respect of any Loan to be made to, or participation in any Letter of Credit to be issued for the account of, such Qualified Borrower utilizing Alternate Currency Commitments, shall be reallocated among the Banks with Alternate Currency Commitments that are not Affected Banks with respect to such Qualified Borrower in accordance with their respective Pro Rata Shares, but only to the extent the sum of the aggregate principal amount of Committed Loans denominated in Alternate Currencies of all Banks that are not Affected Banks with respect to such Qualified Borrower plus the obligations of all Banks with Alternate Currency Commitments that are Affected Banks to make Loans to, and participate in Letters of Credit issued for the account of, such Qualified Borrower that would exist but for the second sentence of this Section 2.21(c), does not exceed the outstanding Alternate Currency Commitments of all Banks that are not Affected Banks with respect to such Qualified Borrower (it being understood that under no circumstance shall any Bank at any time be liable by virtue of such reallocation for any amounts in excess of its Alternate Currency Commitment).

Section 2.22 Mandatory Prepayments. If at any time:

(a) the Dollar Equivalent Amount of the sum of (i) all outstanding Loans denominated in an Alternate Currency, (ii) all outstanding Loans denominated in Dollars made against the Alternate Currency Commitments, (iii) the outstanding Dollar Equivalent Amount of the Letter of Credit Usage for Alternate Currency Letters of Credit, and (iv) the Letter of Credit Usage for Letters of Credit denominated in Dollars issued against the Alternate Currency Commitments, so determined by the Administrative Agent, in the aggregate, exceeds 105% of the Alternate Currency Commitment, the Borrower shall repay (and cause the applicable Qualified Borrowers to repay) such Loans in an amount (such amount, the “Alternate Currency

Excess”) equal to the lesser of (x) the amount necessary to eliminate such excess and (y) the aggregate amount of such Loans, and if such excess is not eliminated by reason of such prepayment the Borrower will pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral with respect to the Letters of Credit issued against the Alternate Currency Commitments in the amount necessary to eliminate such excess; or

(b) the Dollar Equivalent Amount of the sum of (i) all outstanding Loans and (ii) the outstanding Dollar Equivalent Amount of the Letter of Credit Usage so determined by the Administrative Agent, in the aggregate, exceeds 105% of the Commitments, the Borrower shall repay (and cause the applicable Qualified Borrowers to repay) such Loans in an amount (such amount, the “Commitment Excess”) equal to the lesser of (x) the amount necessary to eliminate such excess and (y) the aggregate amount of such Loans, and if such excess is not eliminated by reason of such prepayment Borrower will pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral with respect to the Letters of Credit in the amount necessary to eliminate such excess.

Section 2.23 Change of Currency.

(a) Each obligation of the Borrower (or the applicable Qualified Borrower) to make a payment denominated in the national currency unit of any member state of the European Economic Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and Borrower may from time to time, in the exercise of their reasonable judgment, mutually agree to be appropriate to reflect the adoption of the Euro by any member state of the European Economic Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and Borrower may from time to time, in the exercise of their reasonable judgment, mutually agree to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 2.24 Cash Collateral.

(a) Certain Credit Support Events.

(i) The Borrower shall pay to the Administrative Agent any Cash Collateral required pursuant to (i) Section 2.19(b), (ii) Section 2.22, (iii) Section 6.4 or (iv) Section 9.16(a)(v) in accordance with the requirements of such section.

(ii) If the Administrative Agent notifies the Borrower at any time that the Letter of Credit Usage at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral for the Letter of Credit Usage in an amount not less than the amount by which the Letter of Credit Usage exceeds the Letter of Credit Sublimit (the “LC Excess”).

(iii) The provisions of this Section 2.24 shall also apply to all Cash Collateral provided to the Administrative Agent by a Defaulting Lender to Cash Collateralize the Fronting Exposure of any Fronting Bank with respect to such Defaulting Lender and all funds applied, in accordance with Section 2.12(c) or Section 9.16(a)(ii), to Cash Collateralize any Fronting Exposure with respect to a Defaulting Lender.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each Fronting Bank and the Banks, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.24(c). If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the amount of Cash Collateral provided by the Borrower is less than the amount required to be provided under Section 2.19(b), 2.22, 2.24(a)(ii), 6.4 or 9.16(a)(v), as applicable, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) provided by the Borrower shall be maintained in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may, at any time and from time to time, without notice to the Borrower except as required by applicable law:

(i) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 9.16 or otherwise provided or applied hereunder to Cash Collateralize the Fronting Exposure of any of the Fronting Banks (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), to reimburse the applicable Fronting Banks in satisfaction of the applicable Defaulting Lender’s obligation to fund its participation in respect of Letter of Credit Obligations, including its obligation to fund its Pro Rata Share of any Unreimbursed Amounts with respect to any Letter of Credit;

(ii) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 2.19(b) to reimburse the applicable Fronting Banks for any drawing on any Letter of Credit by the beneficiary thereunder;

(iii) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 2.22(a) to reimburse the Fronting Banks for the Dollar Equivalent Amount of any drawing on (x) any Alternate Currency Letter of Credit by the beneficiary thereunder and (y) any Letter of Credit denominated in Dollars issued against the Alternate Currency Commitments by the beneficiary thereunder;

(iv) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 2.22(b) or Section 2.24(a)(ii) to reimburse the Fronting Banks for the Dollar Equivalent Amount of any drawing on any Letter of Credit by the beneficiary thereunder; and

(v) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 6.4, first, to (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable, second, to reimburse the applicable Fronting Banks for any drawing on any Letter of Credit by the beneficiary thereunder and, third, in accordance with Section 6.5.

(d) Release.

(i) So long as no Default exists at such time, Cash Collateral (or the appropriate portion thereof) shall be promptly released as follows:

(A) in the case of Cash Collateral provided pursuant to Section 9.16 or otherwise provided or applied hereunder to reduce Fronting Exposure with respect to any Defaulting Lender, to the Person providing such Cash Collateral, following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Bank (or, as appropriate, its assignee following compliance with Section 9.6(c))) or (ii) the determination by the Administrative Agent and the Fronting Banks that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the Fronting Banks may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations;

(B) in the case of Cash Collateral provided pursuant to Section 2.19(b), to the Borrower to the extent that the amount of such Cash Collateral exceeds the then outstanding Letter of Credit Usage (including as the result of the expiration, termination and/or return of any Letter of Credit);

(C) in the case of Cash Collateral provided pursuant to Section 2.22, to the Borrower to the extent that the amount of such Cash Collateral exceeds the greater of the Alternate Currency Excess and the Commitment Excess required to be Cash Collateralized pursuant to Section 2.22(a) or (b) at such time;

(D) in the case of Cash Collateral provided pursuant to Section 2.24(a)(ii), to the Borrower to the extent that the amount of such Cash Collateral exceeds the LC Excess required to be Cash Collateralized pursuant to Section 2.24(a)(ii) at such time; and

(E) in the case of Cash Collateral provided pursuant to Section 6.4, to the Borrower.

(ii) Any funds remaining in the Letter of Credit Collateral Account after payment in full of all of the Obligations of the Borrower and the Qualified Borrowers hereunder and under any other Loan Document after the Maturity Date and the expiration or return of all Letters of Credit (so long as no outstanding Letter of Credit Usage exists with respect to any such Letters of Credit) shall be promptly returned to the Person providing such Cash Collateral or to whomsoever may be lawfully entitled to receive such funds.

(e) Care and Custody. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Cash Collateral if the Cash Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent and the Banks shall not have any responsibility or liability with respect thereto.

ARTICLE III

CONDITIONS

Section 3.1 Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a) the Borrower and any Qualified Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Bank requesting a Note dated on or before the Closing Date complying with the provisions of Section 2.5;

(b) the Borrower, EQR, the Administrative Agent and each of the Banks shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement and the Qualified Borrower Guaranty, if applicable;

(c) EQR shall have executed and delivered to the Administrative Agent a duly executed original of the EQR Guaranty, and, if applicable, each Down REIT shall have executed and delivered to the Administrative Agent a duly executed original of a Down REIT Guaranty;

(d) the Administrative Agent shall have received an opinion of DLA Piper LLP (US), counsel for the Borrower, EQR, any Qualified Borrower and any Down REIT Guarantor, acceptable to the Administrative Agent, the Banks and their counsel;

(e) the Borrower shall have repaid in full, and terminated, the Revolving Credit Agreement, dated as of January 11, 2013, as amended by Amendment No. 1 to Revolving Credit Agreement, dated as of January 16, 2015, among the Borrower, Bank of America N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents, and the other financial institutions party thereto (the “Existing Revolving Credit Agreement”);

(f) the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower and EQR and each Qualified Borrower as of the Closing Date, if any, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the agreement of limited partnership of the Borrower, as well as the certificate of limited partnership of the Borrower, both as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a Responsible Officer of the Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of existence as to the Borrower from the Secretary of State (or the equivalent thereof) of Illinois, to be dated not more than thirty (30) days prior to the Closing Date, as well as the declaration of trust of EQR, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a Responsible Officer of EQR as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to EQR from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date, and correlative documentation for each Qualified Borrower and Down REIT Guarantor as of the Closing Date;

(g) the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;

(h) the Borrower, EQR, each Down REIT, if applicable, and each Qualified Borrower, if applicable, shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents to be executed by the Borrower, EQR, each Down REIT and each Qualified Borrower as of the Closing Date, as the case may be, and the performance thereof by the Borrower, EQR, each Down REIT and each Qualified Borrower as of the Closing Date;

(i) the Administrative Agent shall be satisfied that neither the Borrower, EQR nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect;

(j) the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.8 on or before the Closing Date, and the fees and expenses accrued through the Closing Date of Kaye Scholer LLP shall have been paid directly to such firm, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the Borrower to approve and process the same;

(k) the Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, each Qualified Borrower as of the Closing Date, EQR and the applicable Consolidated Subsidiaries, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(l) the Administrative Agent shall have received (or the Borrower shall have made publicly available) the audited financial statements of the Borrower and its Consolidated Subsidiaries and of EQR for the fiscal year ended December 31, 2015;

(m) no Event of Default shall have occurred; and

(n) the Administrative Agent and each Bank shall have received such documentation and other evidence as is reasonably requested by the Administrative Agent or such Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations with respect to the Borrower.

Section 3.2 Borrowings. The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by any Fronting Bank and the obligation of the Fronting Banks to issue a Letter of Credit or the obligation of the Swingline Lenders to make a Swingline Loan on the occasion of any Borrowing or Letter of Credit issuance is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or Section 2.18, as applicable, or a Notice of Money Market Borrowing as required by Section 2.3 or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.16;

(b) in the event that such Loan is to be made to, or such Letter of Credit is to be issued for the account of, a Qualified Borrower, receipt by the Administrative Agent of a Note by such Qualified Borrower for the account of each Bank, if not previously delivered, satisfying the requirements of Section 2.5, together with all other items that would have been required to be delivered pursuant to Section 3.1 with respect to such Qualified Borrower;

(c) immediately after such Borrowing or issuance, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Usage will not exceed the aggregate amount of the Commitments;

(d) immediately before and after such Borrowing or issuance of any Letter of Credit, no Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;

(e) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit (other than (i) representations and warranties which expressly speak as of a different date, in which case they are true and correct in all material respects as of such different date, (ii) the representation and warranty set forth in Section 4.4(c)(i) and (iii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification);

(f) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans, the issuance of any Letter of Credit or the consummation of the transactions contemplated by this Agreement and the other Loan Documents;

(g) as of the Closing Date only, the representation and warranty set forth in Section 4.4(c)(i) shall be true and correct in all respects; and

(h) in the case of a Borrowing to be denominated in an Alternate Currency or the issuance of an Alternate Currency Letter of Credit, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Banks having at least 51% of the Alternate Currency Commitments (in the case of any Borrowings to be denominated in an Alternate Currency) or the Fronting Banks (in the case of any Alternate Currency Letter of Credit) would make it impracticable for such Borrowing or Letter of Credit to be denominated in the relevant Alternative Currency.

Each Borrowing hereunder or acceptance of a Letter of Credit issued hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d), (e), (f) and (g) (with respect to the initial Borrowing hereunder only, and only to the extent that the Borrower is or should have been aware of any Material Adverse Effect) of this Section, except as otherwise disclosed in writing by Borrower to the Banks. Notwithstanding anything to the contrary, no Borrowing or issuance of a Letter of Credit shall be permitted if such Borrowing or issuance would cause Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the Banks which is or may become a party to this Agreement to make the Loans and issue or participate in Letters of Credit, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and the issuance of the Letters of Credit:

Section 4.1 Existence and Power. The Borrower is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Illinois and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. EQR is a real estate investment trust, duly formed, validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. Each Qualified Borrower is a duly formed and validly existing juridical entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower and each Qualified Borrower has the power and authority to execute, deliver and carry out the terms and provisions of, and to consummate the transactions contemplated by, each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Borrower or such Qualified Borrower and the performance by the Borrower or such Qualified Borrower of, and the consummation of the transactions contemplated by, such Loan Documents. The Borrower and each applicable Qualified Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower and each Qualified Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. EQR has the power and authority to execute, deliver and carry out the terms and provisions, and the consummation of the transactions contemplated by, each of the Loan Documents on behalf of the Borrower to which the Borrower is a party and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents.

Section 4.3 No Violation.

(a) Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii)

will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

(b) Neither the execution, delivery or performance by or on behalf of any Qualified Borrower of the Loan Documents to which it is a party, nor compliance by such Qualified Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Qualified Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Qualified Borrower (or of any partnership of which such Qualified Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by such Qualified Borrower under any organizational document of any Person in which such Qualified Borrower has an interest, or cause a material default under such Qualified Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

Section 4.4 Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, dated as of December 31, 2015, and the related consolidated statements of the Borrower’s financial position for the fiscal year then ended, reported on by Ernst & Young LLP, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The consolidated balance sheet of EQR, dated as of December 31, 2015, and the related consolidated statements of EQR’s financial position for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the EQR 2015 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of EQR and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(c) (i) No event, act or condition has occurred since June 30, 2016 which has had or is likely to have a Material Adverse Effect, and (ii) except as disclosed on the financial statements filed with the Securities and Exchange Commission for the fiscal quarter of EQR ended June 30, 2016 or as disclosed in writing to the Banks prior to the date hereof, as of the Closing Date neither the Borrower nor EQR has any material indebtedness or guaranty.

Section 4.5 Litigation. Except as previously disclosed by the Borrower in writing to the Banks prior to the date hereof, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, nor, to the knowledge of the Borrower, any investigation of, (i) the Borrower, any Qualified Borrower, EQR or any of their Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually or in the aggregate, have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement or the other Loan Documents.

Section 4.6 Compliance with ERISA. The transactions contemplated by the Loan Documents will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent or the Banks to any tax or penalty for prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 4.7 Environmental Matters. The Borrower and EQR each conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower, EQR, Consolidated Subsidiaries of either or both, and Qualified Borrowers when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower and EQR each has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.8 Taxes. United States Federal income tax and other material returns of the Borrower, EQR and their Consolidated Subsidiaries have been prepared and filed through the fiscal year ended December 31, 2015. The Borrower, each Qualified Borrower, EQR and their Consolidated Subsidiaries have filed all income Tax returns and all other material Tax returns which are required to be filed by them and have paid all such Taxes due, including pursuant to any assessment received by the Borrower, any Qualified Borrower, EQR or any Consolidated Subsidiary, except such Taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower, any Qualified Borrower, EQR and their Consolidated Subsidiaries in respect of Taxes or other governmental charges are, in the opinion of the Borrower, adequate. No tax liens have been filed against any of the Borrower’s, any Qualified Borrower’s, EQR’s or any Consolidated Subsidiary’s assets and to their knowledge no claims are being asserted with respect to any of the Taxes described above with respect to any such entity, in each case, which could, individually or in the aggregate, have a Material Adverse Effect.

Section 4.9 Full Disclosure. All information heretofore furnished by the Borrower or any Qualified Borrower to the Administrative Agent or any Bank for purposes of or in connection with or pursuant to this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent, in writing any and all facts existing on the Closing Date which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

Section 4.10 Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower and each Qualified Borrower will be Solvent.

Section 4.11 Use of Proceeds; Margin Regulations. All proceeds of the Loans and Letters of Credit will be used by the Borrower or the applicable Qualified Borrower only in accordance with the provisions hereof. No part of the proceeds of any Loan, and no Letter of Credit, will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board. Neither the making of any Loan nor the use of the proceeds thereof nor the issuance of any Letter of Credit will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.12 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

Section 4.13 Investment Company Act. Neither the Borrower, any Qualified Borrower, EQR nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money or otherwise obtain extensions of credit.

Section 4.14 Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower is Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

Section 4.15 REIT Status. For the fiscal year ended December 31, 2015, EQR qualified, and EQR intends to continue to qualify, as a real estate investment trust under the Code.

Section 4.16 No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists and neither the Borrower nor any Qualified Borrower is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

Section 4.17 Compliance With Law. To the Borrower’s knowledge, the Borrower, each Qualified Borrower, and each of the Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

Section 4.18 Organizational Documents. The documents delivered pursuant to Section 3.1(f) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower, each Qualified Borrower as of the Closing Date and EQR. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies, as of the Closing Date, of each of the documents set forth in this Section 4.18, except for exhibits to the Borrower’s partnership agreement identifying the current list of partners which, with the permission of the Banks, have been omitted therefrom.

Section 4.19 Qualifying Unencumbered Properties. As of September 30, 2016, each Property listed on Exhibit F as a Qualifying Unencumbered Property (i) is Raw Land, a Property with Development Activity, a Condo Property or an operating multifamily residential property owned or ground leased (directly or beneficially) by the Borrower, EQR, or a Consolidated Subsidiary or Investment Affiliate of either or both, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by the Borrower or EQR subject) to a Lien which secures Indebtedness of any Person, other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by the Borrower or EQR subject) to any Negative Pledges, and (iv) is not owned by a Subsidiary of the Borrower or EQR (other than the Borrower) that has any outstanding Unsecured Debt (other than those items of Indebtedness set forth in clauses (d) or (e) of the definition of Indebtedness, or any Contingent Obligation other than guarantees for borrowed money). All of the information set forth on Exhibit F is true and correct in all material respects.

Section 4.20 OFAC. None of the Borrower, any Qualified Borrower, EQR, any Consolidated Subsidiary, or, to the knowledge of the Borrower, any director, officer, employee or affiliate thereof, is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or, to the extent that the Borrower, any Qualified Borrower, EQR or any Consolidated Subsidiary is subject to the laws of the United Kingdom or the jurisdiction of any other relevant sanctions authority, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by such other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

Section 4.21 Anti-Corruption Laws; Anti-Money Laundering Laws. The Borrower, each Qualified Borrower, EQR and each Consolidated Subsidiary have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, and, to the extent that the Borrower and/or its Consolidated Subsidiaries conduct business in the United Kingdom or any other non-U.S. jurisdiction, the UK Bribery Act 2010 and other similar anti-corruption and anti-money-laundering legislation in such other jurisdictions and, to the extent applicable, have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 4.22 EEA Financial Institution. Neither the Borrower, any Qualified Borrower, nor EQR nor any Down REIT is an EEA Financial Institution.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:

Section 5.1 Information. The Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 125 days after the end of each fiscal year of the Borrower) a consolidated balance sheet of the Borrower, EQR and their Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of the Borrower’s and EQR’s operations and consolidated statements of the Borrower’s and EQR’s cash flow for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all as reported on the form provided to the Securities and Exchange Commission on the Borrower’s and EQR’s Form 10K and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 80 days after the end of each of the first three quarters of each fiscal year of the Borrower and EQR), (i) a consolidated balance sheet of the Borrower, EQR and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of the Borrower’s and EQR’s operations and consolidated statements of the Borrower’s and EQR’s cash flow for such quarter and for the portion of the Borrower’s or EQR’s fiscal year ended at the end of such quarter, all as reported on the form provided to the Securities and Exchange Commission on the Borrower’s and EQR’s Form 10Q, and (ii) and such other information reasonably requested by the Administrative Agent or any Bank;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the chief accounting officer or treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 or 5.9 at or as of the date of said financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and the action the Borrower proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;

(d) (i) within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or the Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e) promptly upon the mailing thereof to the shareholders of EQR generally, and to the extent the same are not publicly available, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof and to the extent that the same are not publicly available, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which EQR shall have filed with the Securities and Exchange Commission;

(g) promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of EQR setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h) promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) the Borrower obtains actual knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(i) promptly and in any event within five (5) Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence; and

(j) from time to time such additional information regarding the financial position or business of the Borrower, EQR and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing.

Section 5.2 Payment of Obligations. Each of the Borrower, each Qualified Borrower, EQR and their Consolidated Subsidiaries will pay and discharge, at or before maturity, all its respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3 Maintenance of Property; Insurance; Leases.

(a) The Borrower and/or EQR will keep, and will cause each Consolidated Subsidiary and Qualified Borrower to keep, all property useful and necessary in its business, including without limitation the Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b) The Borrower, each Qualified Borrower and/or EQR shall maintain, or cause to be maintained, insurance with such insurers, on such properties, in such amounts and against such risks (excluding terrorist insurance and mold insurance and, to the extent the same are not commercially available or available at commercially reasonable rates, earthquake insurance or windstorm insurance) as is consistent with insurance maintained by businesses of comparable type and size in the industry, and furnish the Administrative Agent satisfactory evidence thereof promptly upon Administrative Agent’s reasonable request.

Section 5.4 Conduct of Business and Maintenance of Existence. The Borrower, each Qualified Borrower and EQR will continue to engage in business of the same general type as now conducted by the Borrower and EQR, and each will preserve, renew and keep in full force and effect, its partnership and trust existence and its respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

Section 5.5 Compliance with Laws. The Borrower and EQR will and will cause their Subsidiaries to comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to the Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or the Banks to any material liability therefor.

Section 5.6 Inspection of Property, Books and Records. Each of the Borrower and EQR will keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, including without limitation the Real Property Assets, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection.

Section 5.7 Intentionally Omitted.

Section 5.8 Financial Covenants.

(a) Indebtedness to Gross Asset Value. The Borrower shall not permit the ratio of (i) the sum of (x) Indebtedness of the Borrower and EQR (including Indebtedness of Down REITs and wholly-owned Subsidiaries of Down REITs, but excluding Indebtedness of other Persons that are Consolidated Subsidiaries or Investment Affiliates), plus (y) Borrower’s Share of Indebtedness of all Consolidated Subsidiaries and Investment Affiliates (other than Down REITs and wholly-owned Subsidiaries of Down REITs) to (ii) Gross Asset Value of the Borrower and EQR to exceed 0.60:1 at any time; provided, however, that with respect to any Fiscal Quarter in which the Borrower acquired any Real Property Assets (whether by purchase, merger or other corporate transaction), at the Borrower’s election, the ratio of (i) the sum of (x) Indebtedness of the Borrower and EQR (including Indebtedness of Down REITs and wholly-owned Subsidiaries of Down REITs, but excluding Indebtedness of other Persons that are Consolidated Subsidiaries or Investment Affiliates), plus (y) Borrower’s Share of Indebtedness of all Consolidated Subsidiaries and Investment Affiliates (other than Down REITs and wholly-owned Subsidiaries of Down REITs) to (ii) Gross Asset Value of the Borrower and EQR for such Fiscal Quarter and for the next three succeeding Fiscal Quarters may exceed 0.60:1, provided that such ratio in no event shall exceed 0.65:1, and provided, further, that thereafter such ratio shall not exceed 0.60:1. For purposes of this covenant, (i) Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash or Cash Equivalents, and (ii) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under clause (i).

(b) Secured Debt to Gross Asset Value. The Borrower shall not permit the ratio of (i) the sum of (x) Secured Debt of the Borrower and EQR (including Secured Debt of Down REITs and wholly-owned Subsidiaries of Down REITs, but excluding Secured Debt of other Persons that are Consolidated Subsidiaries or Investment Affiliates), plus (y) Borrower’s Share of Secured Debt of all Consolidated Subsidiaries and Investment Affiliates (other than Down REITs and wholly-owned Subsidiaries of Down REITs) to (ii) Gross Asset Value of the Borrower and EQR to exceed 0.40:1 at any time.

(c) Consolidated EBITDA to Fixed Charges Ratio. The Borrower shall not permit the ratio of Consolidated EBITDA for the then most recently completed twelve (12) month period to Fixed Charges for the then most recently completed twelve (12) month period to be less than 1.50:1.

(d) Unencumbered Pool. The Borrower shall not permit the ratio of the Unencumbered Asset Value to outstanding Unsecured Debt to be less than 1.50:1 at any time.

(e) Permitted Holdings. Other than Permitted Holdings, the Borrower’s and EQR’s primary business will be the ownership, operation and development of multifamily residential property (including conversions to condominiums) and any other business activities of the Borrower, EQR and Subsidiaries of either or both will remain incidental thereto.

(f) Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.

Section 5.9 Restriction on Fundamental Changes.

(a) Neither the Borrower nor EQR shall enter into any merger or consolidation, unless (i) either (x) the Borrower or EQR is the surviving entity, or (y) the individuals constituting EQR’s Board of Trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s Board of Directors or Board of Trustees after such merger or consolidation, and (ii) the entity which is merged with the Borrower or EQR is predominantly in the commercial real estate business.

(b) The Borrower shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. EQR shall not amend its declaration of trust, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. No Qualified Borrower shall amend its organizational documents in any manner that would have a Material Adverse Effect without the Required Banks’ consent.

(c) The Borrower shall deliver to Administrative Agent copies of all amendments to its agreement of limited partnership or to EQR’s declaration of trust, by-laws, or other organizational documents simultaneously with the first delivery of financial statements referred to in Sections 5.1(a) or (b) above following the effective date of any such amendment.

Section 5.10 Changes in Business. Except for Permitted Holdings, neither the Borrower, any Qualified Borrower nor EQR shall enter into any business which is substantially different from that conducted by the Borrower or EQR on the Closing Date after giving effect to the transactions contemplated by the Loan Documents. The Borrower shall carry on its business operations through the Borrower and its Subsidiaries and Investment Affiliates.

Section 5.11 Margin Stock. None of the proceeds of any Loan, and no Letter of Credit, will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 5.12 Anti-Corruption Laws; Anti-Money Laundering.

(a) The Borrower, each Qualified Borrower, EQR and each Consolidated Subsidiary shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and, to the extent that the Borrower and/or its Consolidated Subsidiaries conduct business in the United Kingdom or any other non-U.S. jurisdiction, the UK Bribery Act 2010 and other similar anti-corruption and anti-money laundering legislation in such other jurisdictions, and, to the extent applicable, maintain policies and procedures designed to promote and achieve compliance with such laws.

(b) The Borrower shall not directly or knowingly indirectly use the proceeds of any Loan or Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, or, to the extent that the Borrower, any Qualified Borrower, EQR and/or any Consolidated Subsidiary conduct business in the United Kingdom or any other non-U.S. jurisdiction, the UK Bribery Act 2010 and other similar anti-corruption and anti-money laundering legislation in such other jurisdictions.

Section 5.13 Sanctions. The Borrower shall not knowingly directly or indirectly use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Consolidated Subsidiary, joint venture partner or other individual or entity, (i) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Bank, Joint Lead Arranger, Administrative Agent or otherwise) of Sanctions.

Section 5.14 EQR Status.

(a) Status. EQR shall at all times (i) remain a publicly traded company listed on the New York Stock Exchange or another national stock exchange located in the United States and (ii) maintain its status as a self-directed and self-administered real estate investment trust under the Code.

(b) Indebtedness. EQR shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(1) the Obligations; and

(2) Indebtedness which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default.

(c) Disposal of Partnership Interests. EQR will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in the Borrower, except for the reduction of EQR’s interest in the Borrower arising from the Borrower’s issuance of partnership interests in the Borrower or the retirement of preference units by the Borrower.

ARTICLE VI

DEFAULTS

Section 6.1 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower or any Qualified Borrower shall fail to pay when due, and in the currency required hereunder, any principal of any Loan, or the Borrower or any Qualified Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable hereunder and the same shall continue for a period of five (5) days after the same becomes due;

(b) the Borrower shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9, Section 5.11 or Section 5.13;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (e), (f), (g), (h), (j), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent, or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided the Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;

(d) any representation, warranty, certification or statement made or deemed made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to the Borrower;

(e) the Borrower, any Qualified Borrower, EQR, any Subsidiary or any Investment Affiliate shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amount exceeds $100,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or the Borrower, any Qualified Borrower, EQR, any Subsidiary or any Investment Affiliate shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;

(f) the Borrower or EQR shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or admit in writing its inability to pay its debts as such debts become due, or shall take any action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against the Borrower or EQR seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or EQR under Debtor Relief Laws as now or hereafter in effect;

(h) one or more final, non-appealable judgments or decrees (or one or more judgments which is/are not stayed pending appeal) in an aggregate amount of $100,000,000 or more shall be entered by a court or courts of competent jurisdiction against the Borrower, any Qualified Borrower, EQR or, to the extent of any recourse to the Borrower, EQR or any Qualified Borrower, any of their respective Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

(i) there shall be a change in the majority of the Board of Directors or Board of Trustees of EQR during any twelve (12) month period, excluding any change in directors or trustees resulting from (v) the election of any new directors whose election by such Board or whose nomination for election by the shareholders of EQR was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved, (w) the retirement/resignation of any director or trustee as a result of compliance with any written policy of EQR requiring retirement/resignation from the Board upon reaching the retirement age specified in such policy or in connection with EQR’s Majority Voting Policy, (x) the death or disability of any director or trustee, (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of EQR to qualify under applicable law as independent directors or trustees or (z) the replacement of any director or trustee who is an officer or employee of EQR or an affiliate of EQR with any other officer or employee of EQR or an affiliate of EQR;

(j) any Person or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than thirty percent (30%) of the common shares of EQR, provided, however, that Persons acquiring common shares of EQR from EQR in connection with an acquisition or other transaction with EQR, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause (j);

(k) any Termination Event with respect to a Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan and the insufficiency of any and all other Plans with respect to which such a Termination Event shall have occurred and be continuing (or, in the case of a Multiemployer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and be continuing, the liability of the Borrower) is equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;

(l) any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;

(m) at any time, for any reason the Borrower, any Qualified Borrower, any Down REIT or EQR seeks to repudiate its obligations under any Loan Document; or

(n) a default beyond any applicable notice or grace period under any of the other Loan Documents.

Section 6.2 Rights and Remedies.

(a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments and the Swingline Commitment and any obligation of the Fronting Banks to make LC Credit Extensions, shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon during the continuance of such Event of Default at the Default Rate and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower; and upon the occurrence and during the continuance of any other Event of Default, subject to the provisions of Section 6.2(b), the Administrative Agent may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare the Commitments, the Swingline Commitment and any obligation of the Fronting Banks to make LC Credit Extensions, terminated and the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise as provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents (including, without limitation, those set forth in Section 6.4) or, if the Required Banks are unable to reach agreement within thirty (30) days of commencement of discussions, then, from and after an Event of Default and the end of such thirty (30) day period, the Administrative Agent may pursue such rights and remedies as it may determine if it shall reasonably determine that the same shall be in the best interests of the Banks, taken as a whole.

Section 6.3 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank or the Borrower or any court or governmental agency referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send the Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.

Section 6.4 Actions in Respect of Letters of Credit. If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent may, and upon the demand of the Required Banks shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to Cash Collateralize the Letter of Credit Usage under the Letters of Credit, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall (provided that upon the occurrence of any Event of Default it described in Section 6.1(f) or 6.1(g) the Borrower shall automatically be required to) pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral in an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit.

Section 6.5 Application of Funds. After the exercise of remedies provided for in Section 6.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage have automatically been required to be Cash Collateralized as set forth in the proviso in Section 6.4), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.24 and 9.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent payable pursuant Section 9.3 and amounts payable under Article VIII) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Banks and the Fronting Banks (including fees, charges and disbursements of counsel to the respective Banks and Fronting Banks payable pursuant to Section 9.3 and amounts payable under Article VIII), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Borrowings and other Obligations, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Borrowings, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Fronting Banks, to Cash Collateralize that portion of the Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.24 and 6.4; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

Subject to Section 2.24, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers and discretion as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and the Borrower shall not have any right to rely on or enforce any of the provisions of this Article VII. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

Section 7.2 Agency and Affiliates. Bank of America, N.A. (and any other Bank hereafter acting as Administrative Agent) shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Bank of America, N.A. (and any other Bank hereafter acting as Administrative Agent) and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, EQR or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include Bank of America, N.A. (and any other Bank hereafter acting as Administrative Agent) in its individual capacity.

Section 7.3 Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 7.1, 7.5 and 7.6, Administrative Agent shall administer the Loans in the same manner as it administers its own loans.

Section 7.4 Consultation with Experts. As between the Administrative Agent and the Banks, the Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Liability of Agents. As between the Agents and the Banks, none of the Agents, any of their respective affiliates or any of their respective directors, officers, agents or employees, shall be liable for any action taken or not taken by any of them in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between the Agents and the Banks, none of the Agents or any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower, except with respect to payment of principal and interest; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent and the Banks, the Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Anything to the contrary notwithstanding, no Agent other than the Administrative Agent and the Co-Syndication Agents shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Fronting Bank, a Swingline Lender or a Bank hereunder.

Section 7.6 Indemnification. Each Bank shall on a several basis, ratably in accordance with its Commitment, indemnify the Administrative Agent, each Joint Lead Arranger and each Co-Syndication Agent, and their respective affiliates and directors, officers, agents and employees (to the extent not reimbursed by the Borrower, but without affecting the Borrower’s reimbursement obligations), against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent and/or Joint Lead Arranger and/or as a Co-Syndication Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder as Administrative Agent or as Joint Lead Arranger or as Co-Syndication Agent. In the event that any Co-Syndication Agent, any Joint Lead Arranger or the Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this Section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Co-Syndication Agent such Joint Lead Arranger or the Administrative Agent, as the case may be, shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. The applicable Co-Syndication Agent, applicable Joint Lead Arranger or the Administrative Agent, as the case may be, shall reimburse such Banks so entitled to reimbursement within two (2) Business Days after its receipt of such funds from the Borrower or such other party liable therefor.

Section 7.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8 Successor Administrative Agent or Co-Syndication Agent. Each Agent may resign at any time by giving notice thereof to the Banks, the Borrower, the Fronting Banks and each other, and the Administrative Agent and a Co-Syndication Agent, as applicable, shall resign in the event the Commitment of the Bank serving as the Administrative Agent or such Co-Syndication Agent is reduced to less than $10,000,000. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent or Co-Syndication Agent, as applicable, which successor Administrative Agent or successor Co-Syndication Agent (as applicable) shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved Bank of America, N.A. as a successor Co-Syndication Agent and either JPMorgan Chase Bank, N.A. or Wells Fargo Bank, National Association, as a successor Administrative Agent). If no successor Administrative Agent or Co-Syndication Agent (as applicable) shall have been so appointed by the Required Banks and (if required) approved by the Borrower, or, if so appointed, shall not have accepted such appointment within 30 days after the retiring Administrative Agent or Co-Syndication Agent (as applicable) gives notice of resignation, then the retiring Administrative Agent or retiring Co-Syndication Agent (as applicable) may, on behalf of the Banks, appoint a successor

Administrative Agent or Co-Syndication Agent (as applicable), which shall be the Co-Syndication Agent or the Administrative Agent, as the case may be, who shall act until the Required Banks shall appoint a successor Administrative Agent or Co-Syndication Agent. In any event, the retiring Administrative Agent shall continue to act as Administrative Agent until such time as a successor Administrative Agent shall have been so appointed by the Required Banks, approved by the Borrower (if required), and assumed its duties hereunder. Upon the acceptance of its appointment as the Administrative Agent or Co-Syndication Agent hereunder by a successor Administrative Agent or successor Co-Syndication Agent, as applicable, such successor Administrative Agent or successor Co-Syndication Agent, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or retiring Co-Syndication Agent, as applicable, and the retiring Administrative Agent or the retiring Co-Syndication Agent, as applicable, shall be discharged from its duties and obligations hereunder. The rights and duties of the Administrative Agent to be vested in any successor Administrative Agent shall include, without limitation, the rights and duties as a Swingline Lender. For gross negligence or willful misconduct or if the Administrative Agent shall become a Defaulting Lender, as determined by the Required Banks (excluding for such determination the Bank serving as Administrative Agent or Co-Syndication Agent in its capacity as a Bank, as applicable), the Administrative Agent or Co-Syndication Agent may be removed at any time by the Required Banks or, in the case of the Administrative Agent becoming a Defaulting Lender only, by either the Required Banks or the Borrower, giving at least thirty (30) Business Days prior written notice to the Administrative Agent, Co-Syndication Agent, the Borrower and, in the case of a removal of the Administrative Agent by the Borrower as a result of it becoming a Defaulting Lender, the Banks. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent or Co-Syndication Agent, as applicable, in accordance with the provisions of this Section 7.8. After any retiring or removed Administrative Agent’s or retiring or removed Co-Syndication Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.3 shall inure to its benefit, and to the benefit of its sub-agents, their respective Affiliates and the respective directors, officers, agents and employees of such Person and of such Person’s Affiliates, as to any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent or Co-Syndication Agent was the Administrative Agent or the Co-Syndication Agent, as applicable, and (ii) after such resignation or removal for as long as any of them continues to act in any sub-agent capacity or similar role hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Banks and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent or Co-Syndication Agent, as applicable.

Section 7.9 Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by the Borrower in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof and (v) shall include a statement that if any Bank does not respond to such request within ten (10) Business Days and provide a written explanation of the reasons behind any objection, such Bank shall be deemed to have approved of or consented to, as applicable, the recommendation or determination of the Administrative Agent described in such request. Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action) or all the Banks, as the case may be.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing or Money Market LIBOR Loan or in connection with an existing or proposed Base Rate Loan or LIBOR Rate Loan:

(a) the Administrative Agent determines in good faith that (i) deposits (whether in Dollars or an Alternate Currency) (in the applicable amounts) are not being offered in the relevant market for such currency for the applicable amount and such Interest Period or (ii) adequate and reasonable means do not exist for determining the Euro-Dollar Rate for any requested Interest Period with respect to a proposed Euro-Dollar Loan or in connection with an existing or proposed Base Rate Loan or for determining LIBOR Daily Floating Rate in connection with an existing or proposed LIBOR Rate Loan, or

(b) Banks having 50% or more of the aggregate amount of the applicable Commitments advise the Administrative Agent that (i) the Euro-Dollar Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to each such Bank of funding its Euro-Dollar Loans for such Interest Period or (ii) the LIBOR Daily Floating Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to each such Bank of funding or maintaining its LIBOR Rate Loans the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make or maintain Euro-Dollar Loans in the affected currency or currencies or for such Interest Period and/or to make or maintain LIBOR Rate Loans, as the case may be, shall be suspended and, if the applicable Interest Period is one month, the Euro-Dollar Rate component of the Base Rate shall also be suspended.

In such event, (a) unless the Borrower notifies the Administrative Agent at least two Business Days before the date of (i) any Euro-Dollar Borrowing denominated in Dollars or any LIBOR Rate Loan for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing, or (ii) any Money Market LIBOR Borrowing for which a Notice of Money Market Borrowing has previously been given, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day, and (b) any Notice of Borrowing for a Euro-Dollar Borrowing denominated in an Alternate Currency shall be ineffective. For purposes of this Section 8.1(b), in determining whether the Euro-Dollar Rate or the LIBOR Daily Floating Rate, as determined by Administrative Agent, will not adequately and fairly reflect the cost to any Bank of funding its Euro-Dollar Loans for such Interest Period or its LIBOR Rate Loans, as applicable, such determination will be based solely on the ability of such Bank to obtain matching funds in the London interbank market at a reasonably equivalent rate.

Section 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Dollar Lending Office) (x) to (i) make, maintain or fund any identified Euro-Dollar Loans, (ii) charge interest based on the Euro-Dollar Rate, (iii) make, maintain or fund any LIBOR Rate Loans, (iv) make or continue Euro-Dollar Loans in any Alternate Currency or Currencies, (v) in the case of Euro-Dollar Loans in Dollars, convert Base Rate Loans to Euro-Dollar Loans, or (vi) make or maintain Base Rate Loans the interest rate on which is determined by reference to the Euro-Dollar Rate component of the Base Rate, or (y) to participate in any Letter of Credit issued by a Fronting Bank, or, with respect to a Fronting Bank, to issue any Letter of Credit, then such Bank shall promptly notify the Administrative Agent, the Borrower and the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, (a) the obligation of such Bank (I) in case of the event described in clause (x)(i) and (ii) above, to make the affected Euro-Dollar Loans, (II) in case of the event described in clause (x)(iv) above, to make Euro-Dollar Loans in such currency or currencies, (III) in case of the event described in clause (x)(v) above, to convert Base Rate Loans to such affected Euro-Dollar Loans, shall be suspended, (b) in case of the event described in clause (x)(iii) above, the obligation of such Bank to make LIBOR Rate Loans shall be suspended and any LIBOR Rate Loans of such Bank shall be converted as of the date of such notice to Base Rate Loans, (c) in case of the event described in clause (x)(vi) above, the utilization of the Euro-Dollar Rate component in determining the Base Rate shall be suspended, and (c) in the case of the event described in clause (y) above, (I) the obligation of such Bank to participate in any Letter of Credit issued by a Fronting Bank, or (II) with respect to such Fronting Bank, the obligation of the Fronting Bank to issue any Letter of Credit, shall be suspended. With respect to Euro-Dollar Loans and/or LIBOR Rate Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. In addition, if such Bank shall assert that it may not lawfully continue to maintain any of its outstanding Euro-Dollar Loans and/or any of its LIBOR Rate Loans to maturity, the Borrower or the applicable Qualified Borrower, as the case may be, shall, upon written demand from such Bank (with a copy to the Administrative Agent, (a) convert all LIBOR Rate Loans to Base Rate Loans immediately, and (b) with respect to any Euro-Dollar Loan, prepay or convert all affected Euro-Dollar Loans of such Bank to Base Rate Loans (without payment of any amounts that the Borrower or the applicable Qualified Borrower, as the case may be, would otherwise be obligated to pay pursuant to Section 2.13 with respect to Euro-Dollar Loans converted pursuant to this Section 8.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Euro-Dollar Rate component of the Base Rate) on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Eurodollar Rate Loans.

If, at any time, any Bank exercises its rights under the preceding paragraph in case of one or more of the events described in clauses (x)(i) – (v) of the preceding paragraph, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Letter of Credit Fees and all amounts payable pursuant to Section 2.13), and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Letter of Credit Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13), upon which event, such Bank’s Commitment shall be deemed to be cancelled and may not be reinstated. Any Bank subject to this paragraph shall retain the benefits of Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.3 Increased Cost and Reduced Return; Reserves on Euro-Dollar Loans.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board, any such requirement with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”) and any such requirement consisting of a reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (or its Applicable Lending Office) or any Fronting Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Bank (or its Applicable Lending Office) or on any Fronting Bank or on the London interbank market any other condition, cost or expense (other than Taxes) materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date, affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or such Fronting Bank under this Agreement or under its Note with respect to such Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank or Fronting Bank (in each case, with a copy to the Administrative Agent), the Borrower shall pay to such Bank or Fronting Bank, as the case may be, such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Loans made by such Bank hereunder and the Letters of Credit issued by such Fronting Bank) as will compensate such Bank or Fronting Bank for such increased cost or reduction to the extent such Bank or Fronting Bank, as applicable, generally imposes such additional amounts on other borrowers of such Bank or Fronting Bank, as the case may be, in similar circumstances.

(b) If any Bank or Fronting Bank shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on capital of such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent) as a consequence of such Bank’s or such Fronting Bank’s obligations hereunder to a level below that which such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Bank or such Fronting Bank to be material, then from time to time, within 15 days after demand by such Bank or such Fronting Bank (in each case, with a copy to the Administrative Agent), the Borrower shall pay to such Bank or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent) for such reduction suffered to the extent such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent), as applicable, generally imposes such additional amounts on other borrowers of such Bank or such Fronting Bank in similar circumstances.

(c) Each Bank and Fronting Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof,

which will entitle such Bank or Fronting Bank to compensation pursuant to this Section 8.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank or Fronting Bank, be otherwise disadvantageous to such Bank or Fronting Bank. If such Bank or Fronting Bank shall fail to notify the Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank or Fronting Bank, as the case may be, as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to the date upon which such Bank or Fronting Bank actually notified the Borrower of the occurrence of such event. A certificate of any Bank or Fronting Bank claiming compensation under this Section 8.3 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank or Fronting Bank may use any reasonable averaging and attribution methods.

(d) If at any time, any Bank shall be owed amounts pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Letter of Credit Fees and all amounts payable pursuant to Section 2.13 and this Section 8.3), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Letter of Credit Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13 and this Section 8.3), upon which event, such Bank’s Commitment shall be deemed to be cancelled and may not be reinstated. Any Bank subject to this Section 8.3(d) shall retain the benefits of Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.4 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower, any Qualified Borrower, EQR or any Down REIT under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower, any Qualified Borrower EQR or any Down REIT shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Borrower, each Qualified Borrower, EQR and each Down REIT shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnifications by the Borrower et al. The Borrower, each Qualified Borrower, EQR and each Down REIT shall, and hereby does, indemnify each Recipient, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Bank for any reason fails to pay to Administrative Agent as required pursuant to paragraph (d) of this Section.

(d) Indemnification by the Banks. Each Bank shall, and hereby does, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 15 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower or any Qualified Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any Qualified Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d). In addition, each Bank shall, and hereby does, severally indemnify the Borrower for any payment made by the Borrower to the Administrative Agent pursuant to the last sentence of Section 8.4(c) with respect to amounts payable by such Bank under either clause (ii) of (iii) above, and, notwithstanding anything herein to the contrary, each Bank hereby authorizes the Borrower to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Borrower to the Bank from any other source against any amount due to the Borrower under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Qualified Borrower or by the Administrative Agent to a Governmental Authority pursuant to this Section 8.4, the Borrower or any Qualified Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(f) Status of Banks; Tax Documentation. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.4(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(4) to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.4 (including by the payment of additional amounts pursuant to this Section 8.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Designation of a Different Applicable Lending Office. If the Borrower or any Qualified Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

(i) Replacement of Banks. If, at any time, any Bank shall be owed amounts pursuant to this Section 8.4, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Letter of Credit Fees and all amounts payable pursuant to Section 2.13 and this Section 8.4), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Letter of Credit Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13 and this Section 8.4), upon which event, such Bank’s Commitment shall be deemed to be cancelled pursuant to Section 2.11(c). Any Bank subject to this Section 8.4(i) shall retain the benefits of Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.5 Base Rate Loans Substituted for Affected Euro-Dollar Loans and LIBOR Rate Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans or LIBOR Rate Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under

Section 8.3 or 8.4 with respect to its Euro-Dollar Loans or LIBOR Rate Loans, and the Borrower shall, by at least five (5) Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) the Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Dollar Loans and/or LIBOR Rate Loans, as the case may be, and thereafter all Loans which would otherwise be made by such Bank as Euro-Dollar Loans and/or LIBOR Rate Loans, as applicable, shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans and/or LIBOR Rate Loans of the other Banks), and no Borrowing from such Bank shall take effect with respect to Loans denominated in an Alternate Currency, and

(b) after each of its Euro-Dollar Loans and LIBOR Rate Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans or LIBOR Rate Loans shall be applied to repay its Base Rate Loans instead, and

(c) the Borrower will not be required to make any payment which would otherwise be required by Section 2.13 with respect to such Euro-Dollar Loans converted to Base Rate Loans pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.

(a) Notices Generally. Except as provided in subsection (b) below, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (w) in the case of the Borrower, any Qualified Borrower or the Administrative Agent, at its address, or facsimile number set forth on the signature pages hereof with a duplicate copy thereof, in the case of the Borrower, to the Borrower, at Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: General Counsel, and to DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, Attn: James M. Phipps, Esq., (x) in the case of any Person that becomes a Qualified Borrower after the date hereof, at its address set forth in the notice delivered by the Borrower to Administrative Agent pursuant to Section 2.21(a), (y) in the case of any Bank, at its address, or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower and, if such party is the Borrower or the Administrative Agent, the Banks. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received; provided further that notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). The Administrative Agent shall promptly notify the Banks of any change in the address of the Borrower or the Administrative Agent.

(b) Electronic Communications. Notices and other communications to the Banks and the Fronting Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or any Fronting Bank pursuant to Article II if such Bank or Fronting Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any Swingline Lender, any Fronting Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website or an electronic platform or transmitted by electronic transmission system shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address or platform therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 9.2 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3 Expenses; Indemnification.

(a) The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Co-Syndication Agents (including reasonable fees and disbursements of special counsel Kaye Scholer LLP), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default, (ii) all reasonable fees and disbursements of special counsel Kaye Scholer LLP in connection with the syndication of the Loans and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Fronting Bank and each Bank (the Administrative Agent shall promptly submit any expenses of any of the Fronting Banks and Banks to the Borrower for reimbursement), including fees and disbursements of counsel for the Administrative Agent, each Fronting Bank and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which the Borrower is obligated under this subsection (a)(iv) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent, and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent, and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing any or all of the Administrative Agent and/or a Co-Syndication Agent).

(b) The Borrower agrees to indemnify each Co-Syndication Agent, the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Fronting Bank and each Bank, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower, EQR or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower, EQR or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of the Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct, bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) any liability of such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of the Administrative Agent, any Joint Lead Arranger, any Fronting Bank, any Co-Syndication Agent or any Bank shall be solely in his or her respective capacity as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

Section 9.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any Qualified Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any Qualified Borrower against and on account of the Obligations of the Borrower or such Qualified Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise (except pursuant to Sections 8.2, 8.3, 8.4 or 9.6), receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan held by it or Letter of Credit participated in by it, or, in the case of a Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks or Letter of Credit issued or participated in by such other Banks shall be shared by the Banks pro rata; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Fronting Banks and the Banks, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loans or Letters of Credit. The Borrower, for itself and on behalf of any Qualified Borrower, agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or a Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower or such Qualified Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower or any Qualified Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

Section 9.5 Amendments and Waivers. Any provision of this Agreement or the Notes, the Letter of Credit Documents or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent, any Fronting Bank or any Swingline Lender in its capacity as Administrative Agent, Fronting Bank or Swingline Lender, as applicable, are affected thereby, by the Administrative Agent, Fronting Banks or Swingline Lenders, as applicable); provided that no such amendment or waiver with respect to this Agreement, the Notes, the Letter of Credit Documents or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment or extend the term of any Letter of Credit beyond twelve (12) months after the Maturity Date, (iv) change (x) the percentage of the Commitments (except pursuant to Section 2.1(b)) or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or (y) any other provision hereof specifying the number or percentage of Banks which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Bank, (v) release the EQR Guaranty or, except as provided below, any Down REIT Guaranty or the Qualified Borrower Guaranty, (vi) modify the definition of “Required Banks”, or (vii) modify the provisions of this Section 9.5.

Notwithstanding anything to the contrary herein:

(a) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Lender.

(b) the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Bank or other Person), amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Bank.

At such time as the Borrower shall sell its interest in any Down REIT to an unaffiliated third party in an arms-length transaction, the Down REIT Guaranty of such Down REIT shall be deemed to have terminated and released, and the Banks hereby authorize the Administrative Agent to enter into an agreement, confirming the termination and release of such Down REIT Guaranty, at the Borrower’s sole cost and expense.

If any Bank is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 8.3 and 8.4) and obligations under this Agreement and the related Loan Documents to a Qualified Institution that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6(c);

(b) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or applicable Qualified Borrower (in the case of all other amounts);

(c) such assignment does not conflict with applicable laws; and

(d) the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 9.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and any Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b) Any Bank may at any time grant (i) prior to the occurrence of an Event of Default, to an existing Bank or one or more banks, finance companies, insurance companies or other financial institutions in minimum amounts of not less than $5,000,000 (or any lesser amount in the case of participations to an existing Bank or in the case of participations with respect to Money Market Loans only) (it being understood that no Bank may hold Commitments of which less than $10,000,000 in the aggregate is for its own account, unless its Commitments shall have been reduced to zero) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, a “Participant”), participating interests in its Commitment or any or all of its Loans, with (and subject to) the consent of, provided that no Event of Default shall have occurred and be continuing, the Borrower (other than with respect to Money Market Loans), which consents shall not be unreasonably withheld or delayed. The Administrative Agent shall be notified by any such Bank of any such participation prior to the same becoming effective. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of, and subject to the restrictions with respect to, a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to (i) prior to the occurrence of an Event of Default, (A) an existing Bank, (B) one or more banks, finance companies, insurance or other financial institutions which (1) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (2) has total assets in excess of Ten Billion Dollars ($10,000,000,000) (a “Qualified Institution”), or (C) with the prior consent and approval of the Administrative Agent, each Lead Fronting Bank and the Borrower, a wholly-owned affiliate of such transferor Bank if such transferor Bank then meets the requirements of clause (i)(B) or, if such transferor Bank’s parent then meets the requirements of clause (i)(B), a wholly-owned affiliate of such parent, in each case in minimum amounts of not less than Ten Million Dollars ($10,000,000) and integral multiples of One Million Dollars

($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank) (it being understood that no Bank may hold Commitments of less than $10,000,000 in the aggregate, unless its Commitments shall have been reduced to zero) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, an “Assignee”), all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit E hereto (a “Transfer Supplement”) executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Administrative Agent and each Lead Fronting Bank and, provided that no Event of Default shall have occurred and be continuing, the Borrower, which consent shall not be unreasonably withheld or delayed; provided that if an Assignee is an affiliate of such transferor Bank which meets the requirements of clause (i)(B) above or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 provided that such fee shall be paid by the Assignee if such assignment is required by Section 8.2, 8.3 or 8.4. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

(d) Any Bank (each, a “Designating Lender”) may at any time designate one Designated Lender to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 9.6(d) and the provisions in Sections 9.6(b) and (c) shall not apply to such designation. No Bank may designate more than one (1) Designated Lender at any one time. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right (subject to the provisions of Section 2.3(b)) to make Money Market Loans on behalf of its Designating Lender pursuant to Section 2.3 after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Banks for each and every obligation of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.6 and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding upon the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender or otherwise in accordance with the provisions of Sections 9.6 (b) and (c).

(e) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(g) Notwithstanding anything contained herein to the contrary, no Bank may grant participations, or assign interests, in the Loans or Letters of Credit to (i) the Borrower, EQR or any of their Subsidiaries or affiliates, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(h) The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative

Agent’s office a copy of each Transfer Supplement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Usage owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

Section 9.7 Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.8 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property and each Qualified Borrower, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents, for itself and each Qualified Borrower, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower or Qualified Borrower at its address set forth below. The Borrower, for itself and each Qualified Borrower, hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any Qualified Borrower in any other jurisdiction.

(c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower or any Qualified Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any Qualified Borrower and any other amounts due from the Borrower or any Qualified Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

Section 9.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, EACH QUALIFIED BORROWER, THE ADMINISTRATIVE AGENT, THE CO-SYNDICATION AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11 Survival. All indemnities set forth herein (including, without limitation, Sections 2.16(h), 8.3, 8.4 and 9.3) shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Obligations.

Section 9.12 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

Section 9.13 Limitation of Liability. No claim may be made by any party hereto or any other Person acting by or through any party hereto against any other party hereto or the affiliates, directors, officers, employees, attorneys or agent of any of them for any special, consequential, indirect or punitive damages (as opposed to direct or actual damages) in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, for itself and each Qualified Borrower, and each other party hereto hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. For the avoidance of doubt, the indemnification obligations of the Borrower under Section 9.3 shall be deemed to be direct and actual damages.

Section 9.14 Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower, each Qualified Borrower, and to EQR pursuant to the EQR Guaranty and to any Down REIT pursuant to any Down REIT Guaranty. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower or any officer, director, shareholder or employee of EQR except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

Section 9.15 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Banks and the Fronting Banks agrees to maintain the confidentiality of the Information (as defined below) and to use such Information solely for the purposes of this Agreement and the transaction contemplated hereby, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives who are actively and directly participating in the evaluation, administration or enforcement of the Loan, this Agreement and the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.15 or (y) becomes available to the Administrative Agent, any Bank, any Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that is not to the knowledge of such Credit Party subject to confidentiality obligations to the Borrower or any of its Affiliates.

In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry.

For purposes of this Section 9.15, “Information” means all information received from the Borrower, EQR or any Subsidiary relating to the Borrower, EQR or any Subsidiary or any of their respective businesses, other than any such information that is available to the

Administrative Agent, any Bank or any Fronting Bank on a nonconfidential basis prior to disclosure by the Borrower, EQR or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Banks and the Fronting Banks acknowledges that (a) the Information may include material non-public information concerning the Borrower, EQR or its Subsidiaries or Investment Affiliates and the Properties thereof and their operations, affairs and financial condition, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities Laws.

Section 9.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as that Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and Section 9.5.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Banks or Swingline Lenders hereunder; third, to Cash Collateralize the Fronting Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Fronting Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Banks, the Fronting Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Bank, Fronting Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Usage owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Usage owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Usage and Swingline Loans are held by the Banks pro rata in accordance with the Commitments hereunder without giving effect to Section 9.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 9.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.8(a) for any period during which that Bank is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Committed Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Bank is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Usage that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Fronting Banks the amount of any such Facility Fee or Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to such Fronting Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Usage and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the sum of the aggregate outstanding principal amount of Loans made by such non-Defaulting Lender plus such non-Defaulting Lender’s obligations under all Swingline Loans and Letters of Credit to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Bank having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall within fifteen (15) Business Days following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral in the amount of the Fronting Banks’ Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lenders and Lead Fronting Banks agree in writing that a Bank is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Banks in accordance with their Pro Rata Shares (without giving effect to Section 9.16(a)(iv)), whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

(c) If at any time any Bank becomes a Defaulting Lender, then until such time as such Defaulting Lender has adequately remedied all matters required under and in accordance with Section 9.16(b), the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, the Lead Fronting Banks and the Swingline Lenders, to offer to purchase the Commitments of such Defaulting Lender for an amount equal to such Defaulting Lender’s outstanding Loans (other than any Money Market Loans held by it), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Defaulting Lender for such amount, which offer such Defaulting Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Defaulting Lender (excluding, at the option of the Borrower, any Money Market Loans held by it), together with interest and all other amounts due thereon, upon which event, such Defaulting Lender’s Commitment shall be deemed to be cancelled and may not be reinstated.

(d) Nothing contained in this Section or elsewhere in this Agreement shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of the Borrower with respect to any Defaulting Lender or, if the Administrative Agent is a Defaulting Lender, the Administrative Agent. The status of any Bank as a Defaulting Lender shall not relieve any other Bank of its obligations to fund its Commitment or otherwise perform its obligations in accordance with the provisions of this Agreement.

Section 9.17 No Bankruptcy Proceedings. Each of the Borrower, the Banks and the Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Debtor Relief Laws, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Maturity Date.

Section 9.18 Down REIT Guaranties.

(a) Notwithstanding any other provision hereof or of any other Loan Document to the contrary, the Administrative Agent, the Banks and Designated Lenders agree with the Borrower that any funds, claims, or distributions actually received by the Administrative Agent for the account of any Bank or Designated Lender as a result of the enforcement of, or pursuant to, any Down REIT Guaranty, net of the Administrative Agent’s and the Banks’ expenses of collection thereof (such net amount, “Down REIT Guaranty Proceeds”), shall be made available for distribution equally and ratably (in proportion to the aggregate amount of principal, interest and other amounts then owed in respect of the Obligations or of an issuance of Public Debt, as the case may be) among the Administrative Agent, the Banks and the Designated Lenders and the trustee or trustees of any Unsecured Debt, not subordinated to the Obligations (or to the holders thereof), issued by the Borrower, before or after the Closing Date, in offerings registered under the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to rule 144A or Regulation 8 thereunder or listed on non-U.S. securities exchanges (“Public Debt”), and the Administrative Agent is hereby authorized by the Borrower, by each Bank (on its own behalf and on behalf of its Designated Lender, if any) and by each Down REIT by its execution and delivery of a Down REIT Guaranty, to make such Down REIT Guaranty Proceeds so available. No Bank or Designated Lender shall have any interest in any amount paid over by the Administrative Agent to the trustee or trustees in respect of any Public Debt (or to the holders thereof) pursuant to the foregoing authorization. This Section 9.18 shall apply solely to Down REIT Guaranty Proceeds, and not to any payments, funds, claims or distributions received by the Administrative Agent, any Bank or Designated Lender directly or indirectly from the Borrower or any other Person other than from a Down REIT pursuant to a Down REIT Guaranty. The Borrower is aware of the terms of the Down REIT Guaranties, and specifically understands and agrees with the Administrative Agent, the Banks and the Designated Lenders that, to the extent Down REIT Guaranty Proceeds are distributed to holders of Public Debt or their respective trustees, such Down REIT has agreed that the Obligations will not be deemed reduced by any such distributions and such Down REIT shall continue to make payments pursuant to its Down REIT Guaranty until such time as the Obligations have been paid in full (and the Commitments have been terminated and any Letter of Credit returned), after taking into account any such distributions of Down REIT Guaranty Proceeds in respect of Indebtedness other than the Obligations.

(b) Nothing contained herein shall be deemed (1) to limit, modify, or alter the rights of the Administrative Agent, the Banks and the Designated Lenders under any Down REIT Guaranty, (2) to subordinate the Obligations to any Public Debt, or (3) to give any holder of Public Debt (or any trustee for such holder) any rights of subrogation.

(c) This Section 9.18 and all Down REIT Guaranties, are for the sole benefit of the Administrative Agent, the Banks and the Designated Lenders and their respective successors and assigns. Nothing contained herein or in any Down REIT Guaranty shall be deemed for the benefit of any holder of Public Debt, or any trustee for such holder; nor shall anything contained herein or therein be construed to impose on the Administrative Agent, any Bank or any Designated Lender any fiduciary duties, obligations or responsibilities to the holders of any Public Debt or their trustees (including, but not limited to, any duty to pursue any Down REIT for payment under its Down REIT Guaranty).

Section 9.19 USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and each Qualified Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Qualified Borrower, which information includes the name and address of the Borrower and each Qualified Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower and each Qualified Borrower in accordance with the Act.

Section 9.20 Public/Private Information. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Syndication Agents will make available to the Banks and the Fronting Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” lenders (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Syndication Agents, the Fronting Banks and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform marked “PUBLIC” or through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Co-Syndication Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 9.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii) (A) the Administrative Agent and each Joint Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates, and (B) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and the commitment letter; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty arising on or before the date of this Agreement in connection with any aspect of any transaction contemplated hereby.

Section 9.23 Determinations of Pro Rata Share, etc. The Administrative Agent shall have the right, in the exercise of its reasonable, good faith discretion, to determine how appropriately to calculate the Pro Rata Shares of the Banks, and interpret the meaning of “ratable,” “ratably” and similar references in this Agreement and the other Loan Documents, with respect to any credit extension made (or to be made), or payment received (or to be received), or reallocations made (or to be made) under any Loan Document, or otherwise in connection with any determination of Pro Rata Shares, or the interpretation of “ratable,” “ratably” or similar references, as the context may require, under any Loan Document, including, without limitation, any adjustments deemed necessary by the Administrative Agent, in the exercise of its reasonable, good faith discretion, to take into account any reallocation pursuant to Section 2.21(c) of Loans or participations of Letters of Credit.

Section 9.24 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Transfer Supplements, amendments or other modifications, Notices of Borrowing, Notices of Interest Rate Election, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.25 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank or Designated Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank or Designated Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable;

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

ERP OPERATING LIMITED PARTNERSHIP

By:	Equity Residential, its general partner

By:	/s/ Mark Parrell
	Name:	Mark Parrell
	Title:	Executive Vice President and Chief
Financial Officer

Facsimile number: (312) 454-0039
E-mail address:	mparrell@eqr.com
Address:	Two North Riverside Plaza
Suite 400
Chicago, Illinois 60606
Attn: Chief Financial Officer

For purposes of agreeing to be bound
by the provisions of Section 5.14 only:

EQUITY RESIDENTIAL

By:	/s/ Mark Parrell
	Name:	Mark Parrell
	Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Revolving Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ronaldo Naval
	Name:	Ronaldo Naval
	Title:	Vice President

Address:	Bank of American, N.A. 135 S. LaSalle Street Mail Code: IL4-135-06-11 Chicago, Illinois 60603
Attention:	Michael J. Kauffman
Phone:	(312) 828-6723
Facsimile:	(312) 992-0767
Email:	michael.j.kauffman@baml.com

Address:	Bank of American, N.A. 901 Main Street Mail Code: TX1-492-14-19 Dallas, Texas 75202-3714
Attention:	Ronaldo Naval
Phone:	(214) 209-1162
Facsimile:	(877) 511-6124
Email:	ronaldo.naval@baml.com

[Signature Page to Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank, Fronting Bank and Swingline Lender

By:	/s/ Winita Lau
	Name:	Winita Lau
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Bank, Fronting Bank and Swingline Lender

By:	/s/ Michael J. Kauffman
	Name:	Michael J. Kauffman
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Bank, Fronting Bank and Swingline Lender

By:	/s/ Sangeeta Mahadevan
Sangeeta Mahadevan
Executive Director

[Signature Page to Revolving Credit Agreement]

BARCLAYS BANK PLC, as a Bank

By:	/s/ Christopher Aitkin
	Name:	Christopher Aitkin
	Title:	Assistant Vice President

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A., as a Bank

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Managing Director

By:	/s/ Joanna Soliman
	Name:	Joanna Soliman
	Title:	Vice President

[Signature Page to ERP Operating LP’s 2016 Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Bank

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

ROYAL BANK OF CANADA, as a Bank

By:	/s/ Brian Gross
	Name:	Brian Gross
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Bank

By:	/s/ Darlene Arias
	Name:	Darlene Arias
	Title:	Director

By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director

[Signature Page to Revolving Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Anthony Ottavino
	Name:	Anthony Ottavino
	Title:	Director

[Signature Page to Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ John Murphy
	Name:	John Murphy
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

REGIONS BANK, as a Bank

By:	/s/ Lori Chambers
	Name:	Lori Chambers
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

SUNTRUST BANK, as a Bank

By:	/s/ Nancy B. Richards
	Name:	Nancy B. Richards
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Bank and as Fronting Bank with respect to existing Letters of Credit issued by it

By:	/s/ Curt M Steiner
	Name:	Curt M Steiner
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Bank

By:	/s/ Abdullah Dahman
	Name:	Abdullah Dahman
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

MIZUHO BANK, LTD., as a Bank

By:	/s/ John Davies
	Name:	John Davies
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

MUFG UNION BANK, N.A., as a Bank

By:	/s/ Donald Wattson
	Name:	Donald Wattson
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

TD BANK, N.A., as a Bank

By:	/s/ Rory Desmond
	Name:	Rory Desmond
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as a Bank

By:	/s/ Mark Edwards
	Name:	Mark Edwards
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Michael J. Sedivy
	Name:	Michael J. Sedivy
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

FIFTH THIRD BANK, an Ohio Banking Corporation, as a Bank

By:	/s/ Michael Glandt
	Name:	Michael Glandt
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

SUMITOMO MITSUI BANKING CORP., NEW YORK, as a Bank

By:	/s/ Hideo Notsu
	Name:	Hideo Notsu
	Title:	Managing Director

[Signature Page to Revolving Credit Agreement]

Schedule 1.1

Alternate Currency Commitments

Bank	Alternate Currency Commitment
Wells Fargo Bank, National Association	$32,500,000.00
Bank of America, N.A.	$32,500,000.00
JPMorgan Chase Bank, N.A.	$32,500,000.00
Barclays Bank PLC	$28,750,000.00
Citibank, N.A.	$28,750,000.00
Deutsche Bank AG New York Branch	$28,750,000.00
Morgan Stanley Bank, N.A.	$28,750,000.00
Royal Bank of Canada	$28,750,000.00
UBS AG, Stamford Branch	$28,750,000.00
The Bank of Nova Scotia	$25,000,000.00
PNC Bank, National Association	$25,000,000.00
Regions Bank	$25,000,000.00
SunTrust Bank	$25,000,000.00
U.S. Bank National Association	$25,000,000.00
The Bank of New York Mellon	$15,000,000.00
Mizuho Bank, Ltd.	$15,000,000.00
MUFG Union Bank, N.A.	$15,000,000.00
Sumitomo Mitsui Banking Corp., New York	$15,000,000.00
TD Bank, N.A.	$15,000,000.00
Branch Banking & Trust Company	$12,500,000.00
Associated Bank, National Association	$8,750,000.00
Fifth Third Bank	$8,750,000.00

TOTAL	$500,000,000

Schedule 1.1

Schedule 1.2

Dollar Commitments

Bank	Dollar Commitment
Wells Fargo Bank, National Association	$97,500,000.00
Bank of America, N.A.	$97,500,000.00
JPMorgan Chase Bank, N.A.	$97,500,000.00
Barclays Bank PLC	$86,250,000.00
Citibank, N.A.	$86,250,000.00
Deutsche Bank AG New York Branch	$86,250,000.00
Morgan Stanley Bank, N.A.	$86,250,000.00
Royal Bank of Canada	$86,250,000.00
UBS AG, Stamford Branch	$86,250,000.00
The Bank of Nova Scotia	$75,000,000.00
PNC Bank, National Association	$75,000,000.00
Regions Bank	$75,000,000.00
SunTrust Bank	$75,000,000.00
U.S. Bank National Association	$75,000,000.00
The Bank of New York Mellon	$45,000,000.00
Mizuho Bank, Ltd.	$45,000,000.00
MUFG Union Bank, N.A.	$45,000,000.00
Sumitomo Mitsui Banking Corp., New York	$45,000,000.00
TD Bank, N.A.	$45,000,000.00
Branch Banking & Trust Company	$37,500,000.00
Associated Bank, National Association	$26,250,000.00
Fifth Third Bank	$26,250,000.00

TOTAL	$1,500,000,000

Schedule 1.2

Schedule 2.16

Letters of Credit Transferred to New Revolver

Fronting Bank	Beneficiary	LC #	Amount
Bank of America, N.A.	Los Angeles County M	00000068125246	$2,000,000.00
Bank of America, N.A.	New Jersey Department	00000068128821	$30,000.00
U.S. Bank National Association	County of Los Angeles	SLCWMIL04028	$422,151.00
U.S. Bank National Association	County of Los Angeles	SLCWMIL04027	$317,428.03
U.S. Bank National Association	County of Los Angeles	SLCWMIL04026	$334,986.00
U.S. Bank National Association	Vermont Department of Banking, Securities and Health Care	SLCWMIL02517	$250,000.00
U.S. Bank National Association	First American Title	SLCWMIL02620	$192,500.00
U.S. Bank National Association	First American Title	SLCWMIL02621	$64,196.00
U.S. Bank National Association	Ace American Insurance Co.	SLCWMIL03918	$999,440.00
U.S. Bank National Association	Canal Center, L.P.	SLCWMIL04083	$115,700.60
U.S. Bank National Association	Liberty Mutual Insurance	SLCWMIL03615	$600,000.00
U.S. Bank National Association	The Travelers Indemnity Company	SLCWMIL02005	$8,045,000.00
U.S. Bank National Association	Walker & Dunlop, LLC	SLCWMIL03909	$2,740,446.25
U.S. Bank National Association	The New York City Transit	SLCWMIL04165	$4,500,000.00
U.S. Bank National Association	ACP Amsterdam I, LLC	SLCWMIL03498	$4,000,000.00

TOTAL:			$24,581,847.88

Schedule 2.16

EXHIBIT A-1

DESIGNATED LENDER NOTE

Chicago, Illinois

             , 20

For value received, ERP Operating Limited Partnership, an Illinois limited partnership (the “Borrower”), promises to pay to the order of                      (the “Payee”), for the account of its Applicable Lending Office, the unpaid principal amount of each Money Market Loan made by the Payee to the Borrower pursuant to the Agreement referred to below on the last day of the applicable Interest Period and on the Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of each such Money Market Loan on the dates and at the rate or rates provided for in the Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., 135 S. LaSalle Street, Chicago, Illinois 60603.

All Money Market Loans made by the Payee, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Payee and, if the Payee so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Money Market Loan then outstanding may be endorsed by the Payee on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Payee to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Agreement.

This note is one of the Designated Lender Notes referred to in, and is delivered pursuant to and subject to all of the terms of, the Revolving Credit Agreement, dated as of November [3], 2016, among the Borrower, the banks party thereto, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein (as the same may be amended from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meanings. Reference is made to the Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

Exhibit A-1-1

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

By:
Name:
Title:

Exhibit A-1-2

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit A-1-3

EXHIBIT A-2

NOTE

Chicago, Illinois

             , 20

For value received, ERP Operating Limited Partnership, an Illinois limited partnership (the “Borrower”), promises to pay to the order of                      (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Agreement referred to below on the Maturity Date (as such term is defined in the Agreement). The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Agreement. All such payments of principal and interest shall be made in lawful money of, as required by the Agreement, the United States, the United Kingdom, the European Economic Union, Japan or any other country with respect to which the lawful currency thereof is approved as an Alternate Currency (as defined in the Agreement) in accordance with the terms of the Agreement, as the case may be, in Federal or other immediately available funds at the office of Bank of America, N.A., 135 S. LaSalle Street, Chicago, Illinois 60603.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Agreement.

This note is one of the Notes referred to in, and is delivered pursuant to and subject to all of the terms of, the Revolving Credit Agreement, dated as of November [3], 2016, among the Borrower, the banks party thereto, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein (as the same may be amended from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meanings. Reference is made to the Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

Exhibit A-2-1

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

By:
Name:
Title:

Exhibit A-2-2

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit A-2-3

EXHIBIT A-3

QUALIFIED BORROWER NOTE

$	Chicago, Illinois
, 20

For value received,                      (the “Qualified Borrower”), promises to pay to the order of                      (the “Bank”) the unpaid principal amount of each Loan made by the Bank to the Qualified Borrower pursuant to the Agreement referred to below on the maturity date provided for in the Agreement. The Qualified Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Agreement. All such payments of principal and interest shall be made in lawful money of, as required by the Agreement, the United States, the United Kingdom, the European Economic Union, Japan or any other country with respect to which the lawful currency thereof is approved as an Alternate Currency (as defined in the Agreement) in accordance with the terms of the Agreement, as the case may be, in Federal or other immediately available funds at the office of Bank of America, N.A., 135 S. LaSalle Street, Chicago, Illinois 60603.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Qualified Borrower hereunder or under the Agreement.

This note is one of the Notes by a Qualified Borrower referred to in, and is delivered pursuant to and subject to all of the terms of, the Revolving Credit Agreement, dated as of November [3], 2016, among ERP Operating Limited Partnership, the banks party thereto, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., Co-Syndication Agents, and the other Agents named therein (as the same may be amended from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meanings. Reference is made to the Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

Exhibit A-3-1

By:
Name:
Title:

Exhibit A-3-2

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit A-3-3

EXHIBIT B

Form of Money Market Quote Request

[Date]

To:	Bank of America, N.A. (the “Administrative Agent”)

From:	ERP Operating Limited Partnership

Re:	Revolving Credit Agreement (as the same may be amended from time to time, the “Agreement”), dated as of November [3], 2016, among ERP Operating Limited Partnership, the banks party thereto, the Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein

We hereby give notice pursuant to Section 2.3 of the Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:

Principal Amount[1]	Interest Period[2]

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the Euro-Dollar Rate.]

Terms used herein have the meanings assigned to them in the Agreement.

[1]	Amount must be $3,000,000 or a larger multiple of $100,000.
[2]	Not less than 7 days (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

Exhibit B-1

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (Chicago, Illinois time) on [date].

ERP OPERATING LIMITED PARTNERSHIP

By:	Equity Residential, its general partner

By:
Name:
Title:

Exhibit B-2

EXHIBIT C-1

FORM OF NOTICE OF BORROWING

            ,

Bank of America, N.A., as Administrative Agent for the Banks party to the Credit Agreement referred to below

Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Revolving Credit Agreement dated as of November [3], 2016 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among ERP Operating Limited Partnership (the “Borrower”), the banks party thereto, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.1(b) of the Credit Agreement that the Borrower hereby requests a Borrowing under the Credit Agreement and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required pursuant to the terms of the Credit Agreement:

1.	Amount of Loans:

2.	In the following currency:

3.	Date of Proposed Borrowing:

4.	Type of Loan (check one only):

Base Rate Loan

LIBOR Rate Loan

Euro-Dollar Loan with Euro-Dollar Interest Period of:

                    [days][months]1 ending

Swingline Loan

[1]	7 days (Loans denominated in Dollars only) or 1, 2, 3 or 6 months (or shorter but not less than 7 days)

Exhibit C-1-1

Proceeds of such Loans are to be credited to Bank of America Account #         (or wired to such other bank and account as instructed) (or used to pay down [Base Rate Loan, Swingline Loan or Money Market Loan] in the amount of         ).

The Borrower hereby certifies that the conditions precedent contained in Section [3.1 and] [3.2] are satisfied on the date hereof and will be satisfied on the date of the Proposed Borrowing.

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

By:
Name:
Title:

Exhibit C-1-2

EXHIBIT C-2

FORM OF INTEREST RATE ELECTION

            ,

Bank of America, N.A., as Administrative Agent for the Banks party to the Credit Agreement referred to below

Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Revolving Credit Agreement dated as of November [3], 2016 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among ERP Operating Limited Partnership (the “Borrower”), the banks party thereto, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

The Borrower hereby gives you notice pursuant to Section 2.6 of the Credit Agreement that the Borrower hereby elects to change or continue the type of interest rate borne by the Group of Loans identified below and, in that connection, sets forth below the information relating to such interest rate election as required pursuant to the terms of the Credit Agreement:

1.	Group of Loans:

2.	Continuation or conversion:

3.	Date of continuation or conversion:

4.	In the amount of:

5.	If conversion, type of Loan (check one only):

Base Rate Loan

LIBOR Rate Loan

Euro-Dollar Loan with Euro-Dollar Interest Period of:

                    [days][months]1 ending

[1]	7 days (Loans denominated in Dollars only) or 1, 2, 3 or 6 months (or shorter but not less than 7 days)

Exhibit C-2-1

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

By:
Name:
Title:

Exhibit C-2-2

EXHIBIT D

Form of Money Market Quote

To: Bank of America, N.A., as Agent

Re: Money Market Quote to ERP Operating Limited Partnership (the “Borrower”)

In response to your invitation on behalf of the Borrower dated             , 200    , we hereby make the following Money Market Quote on the following terms:

1.	Quoting Bank:

2.	Person to contact at Quoting Bank:

3.	Date of Borrowing: *

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period***	Money Market [Margin****]	[Absolute Rate*****]
$
$

[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $        .]**

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Revolving Credit Agreement dated as of November [3], 2016, among ERP Operating Limited Partnership, the banks party thereto, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, the other Agents named therein and yourselves, as Administrative Agent, as the same may be amended from time to time (the “Agreement”), irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Terms used herein have the meanings assigned to them in the Agreement.

Exhibit D-1

Very truly yours,

[NAME OF BANK]

Dated:	By:
Authorized Officer

*	As specified in the related Invitation.
**	Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $3,000,000 or a larger multiple of $100,000.
***	Not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
****	Margin over or under the Euro-Dollar Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.
*****	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

Exhibit D-2

EXHIBIT E

TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT (this “Transfer Supplement”) dated as of            , 20     between                      (the “Assignor”) and                      having an address at                      (the “Purchasing Bank”).

W I T N E S S E T H:

WHEREAS, the Assignor has made loans to ERP Operating Limited Partnership, an Illinois limited partnership (the “Borrower”), pursuant to the Revolving Credit Agreement, dated as of November [3], 2016 (as the same may have been amended, supplemented or otherwise modified through the date hereof, the “Agreement”), among the Borrower, the banks party thereto, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement; and

WHEREAS, the Purchasing Bank desires to purchase and assume from the Assignor, and the Assignor desires to sell and assign to the Purchasing Bank, certain rights, title, interest and obligations under the Agreement.

NOW, THEREFORE, IT IS AGREED:

1. In consideration of the amount set forth in the receipt (the “Receipt”) given by Assignor to Purchasing Bank of even date herewith, and transferred by wire to Assignor, the Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Bank, and the Purchasing Bank hereby purchases and assumes from the Assignor, a % interest (the “Purchased Interest”) of the Assignor’s rights and obligations under the Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor in any [Dollar][Alternate Currency] Loans owing to the Assignor, any Loan held by the Assignor, the [Dollar][Alternate Currency] Commitment of the Assignor and any other interest of the Assignor under any of the Loan Documents, including any participation in any [Dollar][Alternate Currency] Letter of Credit1.

2. The Assignor (i) represents and warrants that as of the date hereof the Dollar Equivalent Amount of the aggregate outstanding principal amount of its share of the Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is $    ; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of Default or Event of Default from the Borrower; (iv) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or

[1]	To be conformed for purchase of Dollar Commitment or Alternate Currency Commitment

Exhibit E-1

partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (v) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, or the other Loan Documents or any other instrument or document furnished pursuant thereto; (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, EQR, any Down REIT or any Qualified Borrower or the performance or observance by the Borrower, EQR, any Down REIT or any Qualified Borrower of any of its obligations under the Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto. Except as a result of a material misrepresentation of those representations specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor; and (viii) represents and warrants that it is [not] a Defaulting Lender.

3. The Purchasing Bank (i) confirms that it has received a copy of the Agreement, and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Agreement, and has not relied on any statements made by Assignor or Kaye Scholer LLP; (ii) agrees that it will, independently and without reliance upon any of the Administrative Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, EQR, each Down REIT and each Qualified Borrower and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Agreement, and the other Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Agreement, and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Bank; (v) specifies as its address for notices and lending office, the office set forth beneath its name on the signature page hereof; (vi) confirms that it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and that all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) certifies that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and (viii) confirms that the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws.

4. This Transfer Supplement shall be effective on the date (the “Effective Date”) on which all of the following have occurred (i) it shall have been executed and delivered by the parties hereto, (ii) copies hereof shall have been delivered to the Administrative Agent and the Borrower, (iii) Purchasing Bank shall have received an original Note and (iv) the Purchasing Bank shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.

Exhibit E-2

5. On and after the Effective Date, (i) the Purchasing Bank shall be a party to the Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Bank thereunder and be entitled to the benefits and rights of the Banks thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement as to the Purchased Interest, relinquish its rights (except any rights of the Assignor under Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to the Effective Date) and be released from its obligations under the Agreement.

6. From and after the Effective Date, the Assignor shall cause the Administrative Agent to make all payments under the Agreement, and the Notes in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Bank.

7. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

8. Assignor hereby represents and warrants to Purchasing Bank that it has made all payments demanded to date by Bank of America, N.A. (“BofA”) as Administrative Agent in connection with the Assignor’s Pro Rata Share of the obligation to reimburse the Agent for its expenses and made all Loans required. In the event BofA, as Administrative Agent, shall demand reimbursement for fees and expenses from Purchasing Bank for any period prior to the Effective Date, Assignor hereby agrees to promptly pay BofA, as Administrative Agent, such sums directly, subject, however, to Paragraph 12 hereof.

9. Assignor will, at the cost of Assignor, and without expense to Purchasing Bank, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Bank shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Bank the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Bank, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement.

10. The parties agree that no broker or finder was instrumental in bringing about this transaction. Each party shall indemnify and defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.

11. Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only, Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the Loans or the Loan

Exhibit E-3

Documents or issued in substitution or replacement of the Loans or the Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the Loans or the Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Bank’s agent and hold the same on behalf of and for the benefit of Purchasing Bank, and shall deliver the same forthwith to Purchasing Bank in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate. If the Assignor shall fail to deliver any funds received by it on the same Business Day of receipt, or such funds are received by Assignor after 4:00 p.m., [Eastern Standard Time], then the following Business Day after receipt, said funds shall accrue interest at the federal funds interest rate and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Bank.

12. Assignor and Purchasing Bank each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a Bank under the Agreement. Promptly after receipt by the indemnified party under this Paragraph of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof. If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Paragraph for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.

13. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

Exhibit E-4

Wire Transfer Instructions:

By:
Name:
Title:

By:
Name:
Title:

Receipt and Consent acknowledged this day of , 20 :

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[IF REQUIRED ADD THE FOLLOWING:]

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

By:
Name:
Title:

Exhibit E-5

EXHIBIT F

Equity Residential
Qualifying Unencumbered Property List
As of September 30, 2016

Properties Owned Free and Clear - REIT	State
1111 Belle Pre	VA
1111 Belle Pre Retail	VA
1210 Mass	DC
1210 Mass - Retail	DC
1500 Mass Ave	DC
1500 Mass Ave - Garage	DC
1500 Mass Ave - Retail	DC
170 Amsterdam	NY
170 Amsterdam - Retail	NY
175 Kent	NY
175 Kent - Retail	NY
180 Montague	NY
180 Montague - Retail	NY
1800 Oak	VA
1800 Oak-Retail	VA
2201 Pershing - Retail	VA
2201 Pershing Drive	VA
2201 Wilson	VA
2201 Wilson - Retail	VA
2300 Elliott	WA
2400 M St	DC
2400 M St - Retail	DC
2400 M Street Garage	DC
3003 Van Ness	DC
315 on A	MA
340 Fremont	CA
3rd Square-285 3rd St Retail	MA
3rd Square-285 3rd Street	MA
3rd Square-303 3rd Street	MA
3rd Square-303 3rd Street Retail	MA

Exhibit F-1

401 Mass	WA
420 East 80th Street	NY
425 Mass	WA
425 Mass - Retail	WA
600 Washington	NY
600 Washington - Retail	NY
660 Washington	MA
660 Washington Garage	MA
660 Washington - Retail	MA
70 Greene	NJ
70 Greene - Retail	NJ
71 Broadway	NY
71 Broadway - Retail	NY
77 Bluxome	CA
77 Park Avenue	NJ
77 Park Avenue - Retail	NJ
777 Sixth	NY
777 Sixth - Retail	NY
88 Hillside	FL
88 Hillside - Retail	FL
Acton Courtyard	CA
Acton Courtyard - Retail	CA
Alban Towers	DC
Altitude	CA
Arbor Terrace	CA
Artech Building	CA
Artech Building - Retail	CA
Artisan on Second	CA
Artistry Emeryville	CA
Atelier	NY
Avenue Two	CA
Azure	CA
Bay Hill	CA
Belle Arts Condominium Homes, LLC	WA
Belle Fontaine	CA
Breakwater at Marina Del Rey	CA
Briarwood (CA)	CA
Brooklyner - Retail	NY
Cambridge Park	MA

Exhibit F-2

Cambridge Park - Retail	MA
Canyon Ridge	CA
Carlyle Mill	VA
Centennial	WA
Centennial Court	WA
Centennial Court - Retail	WA
Centennial Tower	WA
Centennial Tower - Retail	WA
Centennial - Retail	WA
Centre Club	CA
Centre Club II	CA
Church Corner	MA
Church Corner - Retail	MA
City Gate at Cupertino	CA
City Pointe	CA
City Pointe - Retail	CA
City Square Bellevue	WA
City Square Bellevue - Retail	WA
CityView at Longwood	MA
CityView at Longwood - Retail	MA
Clarendon	VA
Clarendon - Retail	VA
Cleo, The	CA
Connecticut Heights	DC
Corcoran House at DuPont Circle	DC
Corcoran House D.Circle - Ret	DC
Country Oaks	CA
Courthouse Plaza	VA
Courthouse Plaza - Retail	VA
Creekside (San Mateo)	CA
Cronins Landing	MA
Cronins Landing - Retail	MA
CRP Public Safety	MA
CRP Sports Garage	MA
Crystal Place	VA
Eagle Canyon	CA
Edgemont at Bethesda Metro	CA
Elevé	CA
Elevé - Retail	CA

Exhibit F-3

Emerson Place	MA
Emerson Place - Garage	MA
Emerson Place - RET	MA
Encinitas Heights	CA
Encinitas Heights - Retail	CA
Fountains at Emerald Park	CA
Fremont Center	CA
Fremont Center - Retail	CA
Gallery, The	CA
Gateway at Malden - Garage	MA
Gateway at Malden Center	MA
Gateway at Malden Center - Retail	MA
Geary Court Yard	CA
Glen Meadow	MA
Greenfield Village	CT
Hampshire Place	CA
Harbor Steps	WA
Harbor Steps - Garage	WA
Harbor Steps - Retail	WA
Harrison Square	WA
Harrison Square - Retail	WA
Heritage at Stone Ridge	MA
Heritage Ridge	WA
Hesby	CA
Highland Glen	MA
Highland Glen II	MA
Highlands at Cherry Hill	NJ
Highlands at South Plainfield	NJ
Hikari	CA
Hikari Retail	CA
Hudson Crossing	NY
Hudson Crossing - Retail	NY
Hudson Pointe	NJ
Hunt Club II	NC
Ivory Wood	WA
Jia	CA
Jia - Retail	CA
Junction 47	WA
Junction 47 - Retail	WA

Exhibit F-4

Landings at Port Imperial	NJ
Lincoln Heights	MA
Lindley Apartments	CA
Lofts 590	VA
Lofts at Kendall Square	MA
Longacre House	NY
Longacre House - Retail	NY
Longfellow Place	MA
Longfellow Place - Garage	MA
Longfellow Place - Retail	MA
Mantena	NY
Mantena Retail	NY
Marina 41	CA
Mariposa at Playa Del Rey	CA
Milano Lofts	CA
Milano Lofts - Retail	CA
Monterra in Mill Creek	CA
Mozaic at Union Station	CA
Murray Hill Tower	NY
Murray Hill Tower - Retail	NY
Northglen	CA
Northpark	CA
Northpark Solar Panels	CA
Northridge	CA
Northridge Solar Panels	CA
Oak Park North	CA
Oak Park South	CA
Oakwood Boston - Retail	MA
Oakwood Crystal City - Retail	VA
Oakwood Marina Del Rey - Retail	CA
Ocean Crest	CA
Odin	WA
Old Town Lofts	WA
Old Town Lofts Retail	WA
Pacific Place	CA
Packard Building	WA
Packard Building Retail	WA
Parc 77	NY
Parc 77 - Retail	NY

Exhibit F-5

Parc Cameron	NY
Parc Cameron - Retail	NY
Parc Coliseum	NY
Parc Coliseum - Office	NY
Parc East Towers	NY
Parc East Towers - Retail	NY
Parc on Powell	CA
Parc on Powell - Retail	CA
Park at Pentagon Row	VA
Park at Pentagon Row - Retail	VA
Park Connecticut	DC
Park Hacienda	CA
Park West (CA)	CA
Parkside	CA
Pegasus	CA
Pegasus - Garage	CA
Pegasus - Retail	CA
C on Pico	CA
Playa Pacifica	CA
Portofino	CA
Portofino (Val)	CA
Portside Towers	NJ
Portside Towers - Com	NJ
Potrero 1010	CA
Potrero 1010 - Retail	CA
Prado	CA
Prime, The	VA
Prism at Park Avenue South	NY
Prism at Park Avenue South - Retail	NY
Promenade at Town Center I	CA
Promenade at Town Center I & II	CA
Promenade at Town Center II	CA
Quarry Hills	MA
Red 160	WA
Red 160 - Commercial	WA
Redmond Court	WA
Regency Palms	CA
Renaissance Villas	CA
Renaissance Villas - Retail	CA

Exhibit F-6

Reserve at Mountain View	CA
Reserve at Potomac Yard	VA
Reserve at Town Center	WA
Reserve at Town Center	WA
Reserve at Town Center II (WA)	WA
Reserve at Town Center III	WA
Reserve at Town Ctr III - Retail	WA
Residences at Westgate I	CA
Residences at Westgate II	CA
Resids at Westgate II - Retail	CA
Resids at Westgate I - Retail	CA
Rianna I	WA
Rianna I - Retail	WA
Ridgewood Village	CA
Ridgewood Village I & II	CA
Ridgewood Village II	CA
Riva Terra I	CA
Riva Terra II	CA
Riverpark	WA
Riverpark Retail	WA
Rivers Bend (CT)	CT
Rolling Green (Milford)	MA
Rosecliff	MA
Rosecliff II	MA
Sakura Crossing	CA
Sakura Crossing Retail	CA
Seventh & James	WA
Sheffield Court	VA
Skycrest	CA
Skylark	CA
Skyline Terrace	CA
Skyline Terrace Solar Panels	CA
Skyline Towers	VA
Skyline Towers - Retail	VA
Sonterra at Foothill Ranch	CA
South City Station	CA
South City Station - Retail	CA
South Winds	MA
Southwood	CA

Exhibit F-7

Strayhorse at Arrowhead Ranch	AZ
Summit at Sausalito	CA
Ten23	NY
Ten23 - Retail	NY
The Beatrice	NY
The Brooklyner	NY
The Brooklyner Garage	NY
The Encore at Sherman Oaks	CA
The Kelvin	CA
The Oaks at Santa Clarita	CA
The Pearl	WA
The Pearl Retail	WA
The Terraces	CA
The Terraces Retail	CA
The Village at Del Mar Heights	CA
Three20	WA
Three20 - Retail	WA
Town Square at Mark Center II	VA
Trump Place, 140 Riverside	NY
Trump Place, 140 Riverside Comm	NY
Trump Place, 160 Riverside	NY
Trump Place, 160 Riverside Comm	NY
Trump Place, 180 Riverside	NY
Trump Place, 180 Riverside Comm	NY
Urbana	WA
Urbana Retail	WA
Uwajimaya Village	WA
Vantage Pointe	CA
Vantage Pointe - Retail	CA
Veloce	WA
Veloce Retail	WA
Verde Condominium Homes	CA
Veridian	MD
Veridian - Garage	MD
Veridian - Retail	MD
Via Ventura (CA)	CA
Villa Solana	CA
Virginia Square	VA
Virginia Square - Retail	VA

Exhibit F-8

Vista 99	CA
Vista Del Lago	CA
Vista on Courthouse	VA
Walden Park	MA
Water Park Towers	VA
Watertown Square	MA
Watertown Square - Retail	MA
West 96th	NY
West 96th - Retail	NY
West End - Garage	MA
West End Apartments	MA
Westchester at Rockville	MD
Westmont	NY
Westmont - Retail	NY
Westside	CA
Westside Barrington	CA
Westside Barry	CA
Westside Beloit	CA
Westside Bundy	CA
Westside Butler	CA
Westside Villas	CA
Westside Villas I	CA
Westside Villas VII	CA
Windridge (CA)	CA
Wood Creek I	CA
Wood Creek II	CA

Properties Owned Free and Clear - Development / Land
100 K Street	DC
1401 E. Madison	WA
1610 2nd Avenue	WA
204-206 Pine Street	WA
45 Worthington	MA
455 I Street	DC
4885 Edgemoor Lane	MD

Exhibit F-9

4th and Hill	CA
855 Brannan	CA
Bridford Lakes II	NC
Cascade	WA
Garden Garage	MA
Hudson Crossing II	NY
Kendall Square II	MA
Mountain View Redevelopment	CA
One Henry Adams	CA
SoMa II	CA
Springbrook Estates	CA
Summerset Village II	FL
The Alton	CA
Town Center South Commercial Tract	MD

Exhibit F-10

EXHIBIT G

FORM OF DESIGNATION AGREEMENT

Dated             , 200

Reference is made to that certain Revolving Credit Agreement, dated as of November [3], 2016 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among ERP Operating Limited Partnership, the banks party thereto, Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein. Terms defined in the Agreement are used herein with the same meaning.

[NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNEE] (the “Designee”), and the Administrative Agent agree as follows:

1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Money Market Loans pursuant to Section 2.3 of the Agreement. Any assignment by Designor to Designee of its rights to make a Money Market Loan pursuant to such Section 2.3 shall be effective at the time of the funding of such Money Market Loan and not before such time.

2. Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower, EQR, any Down REIT or any Qualified Borrower or the performance or observance by the Borrower, EQR, any Down REIT or any Qualified Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3. The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Articles IV and V of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon the Administrative Agent, the Designor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees to be bound by each and every provision of each Loan Document and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Designated Lender.

Exhibit G-1

4. The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Agreement, to deliver and receive all communications and notices under the Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Agreement or other Loan Documents shall be binding on the Designee. The Borrower, the Administrative Agent and each of the Banks may rely on and are beneficiaries of the preceding provisions.

5. Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page thereto.

6. The Administrative Agent hereby agrees that it will not institute against the Designee or join any other Person in instituting against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by the Designee and (ii) the Maturity Date.

7. The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.

8. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Agreement with a right (subject to the provisions of Section 2.3(b)) to make Money Market Loans as a Bank pursuant to Section 2.3 of the Agreement and the rights and obligations of a Bank related thereto; provided, however, that the Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of such Designee which is not otherwise required to repay obligations of the Designee which are then due and payable. Notwithstanding the foregoing, the Designor, as administrative agent for the Designee, shall be and remain obligated to the Borrower, the Administrative Agent and the Banks for each and every of the obligations of the Designee and its Designor with respect to the Agreement, including, without limitation, any indemnification obligations under Section 7.6 of the Agreement and any sums otherwise payable to the Borrower by the Designee.

Exhibit G-2

9. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

10. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

Exhibit G-3

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date:	, 20

[NAME OF DESIGNOR], as Designor

By:
Title:

[NAME OF DESIGNEE] as Designee

By:
Title:

Applicable Lending Office (and address for notices):

[ADDRESS]

Accepted this day of , 20

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

Exhibit G-4

EXHIBIT H

FORM OF DOWN REIT GUARANTY

(see attached)

GUARANTY OF PAYMENT

(FORM OF DOWN REIT GUARANTY)

GUARANTY OF PAYMENT (this “Guaranty”), made as of              , 20    , between                     , a                     , having an address at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (“Guarantor”), and BANK OF AMERICA, N.A., having an office at 135 S. LaSalle Street, Chicago, Illinois 60603, as administrative agent (“Administrative Agent”) for the banks (the “Banks”) party to the Revolving Credit Agreement (as the same may be amended, modified, supplemented or restated, the “Agreement”), dated as of November [3], 2016, among ERP Operating Limited Partnership (“Borrower”), the Banks, Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions of the Agreement, each of the Banks has agreed to make loans (hereinafter collectively referred to as the “Loans”) and otherwise extend credit to Borrower and/or Qualified Borrowers in an aggregate principal amount the Dollar Equivalent Amount of which is not to exceed $2,000,000,000 (which amount may be, subject to the terms and conditions of the Agreement, increased to an amount not to exceed $2,750,000,000);

WHEREAS, this Guaranty is a “Down REIT Guaranty” as referred to in the Agreement;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, in order further to induce the Administrative Agent and the Banks to make or maintain Loans or otherwise extend credit to Borrower and/or Qualified Borrowers under, or to satisfy one or more conditions contained in, the Agreement, Guarantor has agreed to enter into this Guaranty;

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the making of the Loans and other extensions of credit under the Agreement by the Banks to Borrower and/or any Qualified Borrower, and in order to induce the Administrative Agent and the Banks to make or maintain Loans or otherwise extend credit to Borrower and/or any Qualified Borrower under, or to satisfy one or more conditions contained in, the Agreement, Guarantor hereby agrees as follows:

1. Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all Obligations of Borrower now or hereafter existing under the Agreement and the other Loan Documents for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of Borrower thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Banks in enforcing its or their rights under this Guaranty (all of the foregoing obligations being the “Guaranteed Obligations”).

2. It is agreed that the Guaranteed Obligations are primary and this Guaranty shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any Bank against Borrower or its respective successors or assigns or any other Person or against any security for the payment and performance of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of the incurrence of any Guaranteed Obligations, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in Borrower’s or any guarantor’s financial condition and any other fact which might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any Bank against Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent and the Banks pursuant to the provisions of the Loan Documents. Guarantor agrees that any notice or directive given at any time to the Administrative Agent which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Banks, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Banks have specifically agreed otherwise in a writing, signed by a duly authorized officer. Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Banks would decline to execute the Loan Documents.

3. Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by the

Administrative Agent of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, offset, set-off or other objection of any kind to any action, suit or proceeding at law, in equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent other than the defense of the actual timely payment and performance by Borrower of the Guaranteed Obligations; provided, however, that the foregoing shall not be deemed a waiver of Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Guarantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or any Bank in any separate action or proceeding. Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Bank of any kind.

4. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns, and nothing herein contained shall impair as between Borrower or Guarantor and the Administrative Agent and the Banks the obligations of Borrower and Guarantor under the Loan Documents.

5. This Guaranty shall be a continuing, irrevocable, unconditional and absolute guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, none of which shall require notice or the further consent of Guarantor:

(a) any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or

(b) any extension of time that may be granted by the Administrative Agent or any Bank to Borrower, any guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or

(c) any action which the Administrative Agent or any Bank may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce, any of the rights, remedies, powers or privileges available to the Administrative Agent and the Banks under this Guaranty or available to the Administrative Agent and the Banks at law, in equity or otherwise, or any action on the part of the Administrative Agent or any Bank granting indulgence or extension in any form whatsoever; or

(d) any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Banks have been granted a lien or security interest to secure any indebtedness of Borrower to the Administrative Agent and/or the Banks or any impairment of or failure to perfect any security interest therein; or

(e) any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by Borrower to the Administrative Agent and/or the Banks; or

(f) the application of any sums by whomsoever paid or however realized to any amounts owing by Borrower to the Administrative Agent and/or the Banks under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or

(g) Borrower’s or any guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Borrower’s or any guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting Borrower or any guarantor or any of the assets of any of them, including, without limitation, (i) the release or discharge of Borrower or any guarantor from the payment and performance of their respective obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of Borrower or any guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or Guarantor’s liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or

(h) any improper disposition by Borrower of the proceeds of the Loans or use of any Letter of Credit, it being acknowledged by Guarantor that the Administrative Agent or any Bank shall be entitled to honor any request made by Borrower for a disbursement of such proceeds and that neither the Administrative Agent nor any Bank shall have any obligation to see to the proper disposition by Borrower of such proceeds.

6. Guarantor agrees that if at any time all or any part of any payment in respect of the Guaranteed Obligations at any time received by the Administrative Agent or any Bank by or on behalf of Borrower or Guarantor or any other Person is or must be rescinded or returned by the Administrative Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or Guarantor or such other Person), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantor’s obligations hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, as though such previous payment had never been made.

7. Until this Guaranty is terminated pursuant to the terms hereof, Guarantor (i) shall have no right of subrogation against Borrower, any entity comprising same or any other guarantor by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Borrower, any entity comprising same by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder and (iii) from and after an Event of Default, subordinates any liability or indebtedness of Borrower, any entity comprising same or any other guarantor now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of Borrower, such other entity comprising same or such other guarantor under the Loan Documents.

8. Guarantor represents and warrants to the Administrative Agent and the Banks with the knowledge that the Administrative Agent and the Banks are relying upon the same, as follows:

(a) as of the date hereof, Guarantor is a [limited liability company][corporation][limited partnership] in which Borrower holds a direct or indirect interest;

(b) based upon such relationship, Guarantor has determined that it is in its best interests to enter into this Guaranty;

(c) this Guaranty is necessary and convenient to the conduct, promotion and attainment of Guarantor’s business, and is in furtherance of Guarantor’s business purposes;

(d) the benefits to be derived by Guarantor from Borrower’s access to the proceeds of the Loans and other credit made possible by the Loan Documents are at least equal to the obligations undertaken pursuant to this Guaranty;

(e) Guarantor is solvent and has full power and legal right to enter into this Guaranty and to perform its obligations under the terms hereof and (i) Guarantor is organized and validly existing under the laws of the State of [                    ], (ii) Guarantor has complied with all provisions of applicable law in connection with all aspects of this Guaranty, and (iii) the person executing this Guaranty has all the requisite power and authority to execute and deliver this Guaranty;

(f) to the best of Guarantor’s knowledge, there is no action, suit, proceeding, or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which is likely to materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(g) the execution and delivery of and the performance by Guarantor of its obligations under this Guaranty have been duly authorized by all necessary action on the part of Guarantor and do not (i) violate any provision of any law, rule, regulation (including, without limitation, Regulation U or X of the Federal Reserve Board of the United States), order, writ, judgment, decree, determination or award presently in effect having applicability to Guarantor or the organizational documents of Guarantor, the consequences of which violation would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty or (ii) violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor or any of its property is bound, the consequences of which violation, conflict, breach or default would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(h) this Guaranty has been duly executed by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;

(i) no authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Federal, state, local or foreign court, governmental agency or regulatory authority is required in connection with the making and performance by Guarantor of this Guaranty, except those which have already been obtained;

(j) Guarantor is not an “investment company” as that term is defined in, nor is it otherwise subject to regulation under, the Investment Company Act of 1940, as amended; and

(k) Guarantor is not engaged principally, or as one of its important activities, in the business of purchasing, carrying, or extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Federal Reserve Board of the United States).

9. Guarantor and the Administrative Agent each acknowledge and agree that this Guaranty is a guarantee of payment and performance and not of collection and enforcement in respect of any obligations which may accrue to the Administrative Agent and/or the Banks from Borrower under the provisions of any Loan Document.

10. Subject to the terms and conditions of the Agreement, and in conjunction therewith, the Administrative Agent may assign any or all of its rights under this Guaranty. In the event of any such assignment by the Administrative Agent, the Administrative Agent shall give Guarantor (or Borrower on its behalf) prompt notice of same. If the Administrative Agent or any Bank elects to sell all of its portion of the Loans or participations in the Loans and the Loan Documents, including this Guaranty, the Administrative Agent or any Bank may forward to each purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantor, whether furnished by Borrower or Guarantor or otherwise, subject to the terms and conditions of the Agreement.

11. Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any modification or amendment hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that any such modification, amendment, additional instrument or document shall not increase Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to Guarantor and to Guarantor’s counsel.

12. The representations and warranties of Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.

13. This Guaranty may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

14. If all or any portion of any provision contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.

15. This Guaranty may be executed in counterparts which together shall constitute the same instrument.

16. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be addressed to such party at the address set forth below or to such other address as may be identified by any party in a written notice to the others:

If to Guarantor:	c/o Equity Residential Two North Riverside Plaza Suite 400 Chicago, Illinois 60606 Attn: Chief Financial Officer

With Copies of Notices to Guarantor to:

Equity Residential
Two North Riverside Plaza
Suite 400
Chicago, Illinois 60606
Attn: General Counsel

and

DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601
Attn: James M. Phipps, Esq.

If to the Administrative Agent:	Bank of America, N.A. 135 S. LaSalle Street Mail Code: IL4-135-06-11 Chicago, Illinois 60603 Attn: Michael J. Kauffman

With Copies of Notices to the Administrative Agent to:

Bank of America, N.A.

901 Main Street

Mail Code: TX1-492-14-19

Dallas, Texas 75202-3714

Attention: Ronaldo Naval

and

Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attn: Edmond Gabbay, Esq.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, (ii) if given by certified or registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section.

17. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by Borrower or Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of Guarantor against the Administrative Agent and the Banks shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

18. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns; provided, however, that Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks, and any such attempted assignment or transfer without such consent shall be null and void.

19. The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent or any Bank, nor excuse Guarantor from its obligations hereunder. Any waiver of any such right or remedy to be enforceable against the Administrative Agent and the Banks must be expressly set forth in a writing signed by the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

20. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Illinois or of the

United States of America for the Northern District of Illinois, and, by execution and delivery of this Guaranty, Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor at its address for notices set forth herein. Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction.

(c) GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. IT IS HEREBY ACKNOWLEDGED BY GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO ACCEPT THIS GUARANTY AND THAT THE LOANS AND OTHER EXTENSIONS OF CREDIT MADE BY THE BANKS ARE MADE IN RELIANCE UPON SUCH WAIVER. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.

(d) Guarantor does hereby further covenant and agree to and with the Administrative Agent and the Banks that Guarantor may be joined in any action against Borrower in connection with the Loan Documents and that recovery may be had against Guarantor in such action or in any independent action against Guarantor (with respect to the Guaranteed Obligations), without the Administrative Agent and the Banks first pursuing or exhausting any remedy or claim against Borrower or its successors or assigns. Guarantor also agrees that, in an action brought with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against Borrower or its successors or assigns, as if Guarantor were a party to such action, even though Guarantor was not joined as a party in such action.

(e) Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the Administrative Agent or the Banks in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.

21. Notwithstanding anything to the contrary contained herein (but subject to Section 6 hereof), this Guaranty shall terminate and be of no further force or effect upon the later to occur of (i) full performance and payment of the Guaranteed Obligations hereunder and (ii) the termination of the Commitments under the Agreement. Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantor such documents as Guarantor or Guarantor’s counsel reasonably may request in order to evidence such termination.

22. All of the Administrative Agent’s and the Banks’ rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent or any Bank.

23. Notwithstanding anything contained herein to the contrary, in no event shall the Guaranteed Obligations equal or exceed such an amount that, as of the date hereof, would render, or would be deemed to render, Guarantor insolvent.

24. No claim may be made by Guarantor or any other Person acting by or through Guarantor against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Guaranty or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Guarantor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

25. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR:

[INSERT SIGNATURE BLOCK]

By:
Name:
Title:

ACCEPTED:

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

By:
Name:
Title:

Exhibit H

EXHIBIT I

FORM OF QUALIFIED BORROWER GUARANTY

(see attached)

Exhibit I

GUARANTY OF PAYMENT

(FORM OF QUALIFIED BORROWER GUARANTY)

GUARANTY OF PAYMENT (this “Guaranty”), made as of              , 20    , between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership, having an address at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (“Guarantor”), and BANK OF AMERICA, N.A., having an office at 135 S. LaSalle Street, Chicago, Illinois 60603, as administrative agent (“Administrative Agent”) for the banks (the “Banks”) party to the Revolving Credit Agreement (as the same may be amended, modified, supplemented or restated, the “Agreement”), dated as of November [3], 2016, among the Guarantor, as the “Borrower”, the Banks, Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions of the Agreement, a Qualified Borrower may request loans (hereinafter collectively referred to as the “Loans”) and other extensions of credit from the Banks, in each case, to be guaranteed by Guarantor pursuant to this Guaranty;

WHEREAS, this Guaranty is the “Qualified Borrower Guaranty” referred to in the Agreement;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, in order further to induce the Administrative Agent and the Banks to make or maintain Loans or otherwise extend credit to the Qualified Borrowers under, or to satisfy one or more conditions contained in, the Agreement, Guarantor has agreed to enter into this Guaranty;

NOW, THEREFORE, in consideration of the premises and the direct and indirect benefits to be derived from the making of the Loans and other extensions of credit under the Agreement by the Banks to the Qualified Borrowers, and in order to induce the Administrative Agent and the Banks to make or maintain Loans or otherwise extend credit to the Qualified Borrowers under, or to satisfy one or more conditions contained in, the Agreement, Guarantor hereby agrees as follows:

26. Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all obligations of each and every Qualified Borrower now or hereafter existing under the Agreement and the other Loan Documents for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of all Qualified Borrowers thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Banks in enforcing its or their rights under this Guaranty (all of the foregoing obligations being the “Guaranteed Obligations”).

27. It is agreed that the Guaranteed Obligations are primary and this Guaranty shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any Bank against any Qualified Borrower or its respective successors or assigns or any other Person or against any security for the payment and performance of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of the incurrence of any Guaranteed Obligations, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in such Qualified Borrower’s or any guarantor’s financial condition and any other fact which might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any Bank against such Qualified Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent and the Banks pursuant to the provisions of the Loan Documents. Guarantor agrees that any notice or directive given at any time to the Administrative Agent which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Banks, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Banks have specifically agreed otherwise in a writing, signed by a duly authorized officer. Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Banks would not make requested Loans or otherwise extend credit to a Qualified Borrower.

28. Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by the Administrative Agent of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, offset, set-off or other objection of any kind to any action, suit or proceeding at law, in equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent other than the defense of the actual timely payment and performance by the relevant Qualified Borrower of the Guaranteed Obligations; provided, however, that the foregoing shall not be deemed a waiver of Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Guarantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or any Bank in any separate action or proceeding. Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Bank of any kind.

29. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns, and nothing herein contained shall impair as between any Qualified Borrower or Guarantor and the Administrative Agent and the Banks the obligations of such Qualified Borrower and Guarantor under the Loan Documents.

30. This Guaranty shall be a continuing, irrevocable, unconditional and absolute guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, none of which shall require notice or the further consent of Guarantor:

(a) any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or

(b) any extension of time that may be granted by the Administrative Agent or any Bank to any Qualified Borrower, any guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or

(c) any action which the Administrative Agent or any Bank may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce, any of the rights, remedies, powers or privileges available to the Administrative Agent and the Banks under this Guaranty or available to the Administrative Agent and the Banks at law, in equity or otherwise, or any action on the part of the Administrative Agent or any Bank granting indulgence or extension in any form whatsoever; or

(d) any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Banks have been granted a lien or security interest to secure any indebtedness of any Qualified Borrower to the Administrative Agent and/or the Banks or any impairment of or failure to perfect any security interest therein; or

(e) any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by any Qualified Borrower to the Administrative Agent and/or the Banks; or

(f) the application of any sums by whomsoever paid or however realized to any amounts owing by any Qualified Borrower to the Administrative Agent and/or the Banks under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or

(g) any Qualified Borrower’s or any guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of any Qualified Borrower’s or any guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting any Qualified Borrower or any guarantor or any of the assets of any of them, including, without limitation, (i) the release or discharge of any Qualified Borrower or any guarantor from the payment and performance of their respective obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of any Qualified Borrower or any guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or Guarantor’s liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or

(h) any improper disposition by any Qualified Borrower of the proceeds of the Loans or use of any Letter of Credit, it being acknowledged by Guarantor that the Administrative Agent or any Bank shall be entitled to honor any request made by any Qualified Borrower for a disbursement of such proceeds and that neither the Administrative Agent nor any Bank shall have any obligation to see to the proper disposition by such Qualified Borrower of such proceeds.

31. Guarantor agrees that if at any time all or any part of any payment in respect of the Guaranteed Obligations at any time received by the Administrative Agent or any Bank by or on behalf of any Qualified Borrower or Guarantor or any other Person is or must be rescinded or returned by the Administrative Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of such Qualified Borrower or Guarantor or such other Person), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantor’s obligations hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, as though such previous payment had never been made.

32. Until this Guaranty is terminated pursuant to the terms hereof, Guarantor (i) shall have no right of subrogation against any Qualified Borrower, any entity comprising same or any other guarantor by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against any Qualified Borrower, any entity comprising same by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder and (iii) from and after an Event of Default, subordinates any liability or indebtedness of any Qualified Borrower, any entity comprising same or any other guarantor now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of such Qualified Borrower, such other entity comprising same or such other guarantor under the Loan Documents. The foregoing, however, shall not be deemed in any way to limit any rights that Guarantor may have pursuant to the organizational documents of any Qualified Borrower or which it may have at law or in equity with respect to any other partners of such Qualified Borrower.

33. Guarantor represents and warrants to the Administrative Agent and the Banks with the knowledge that the Administrative Agent and the Banks are relying upon the same, as follows:

(a) Guarantor will be familiar with the financial condition of each Qualified Borrower;

(b) Guarantor has determined that it is in its best interests to enter into this Guaranty;

(c) this Guaranty is necessary and convenient to the conduct, promotion and attainment of Guarantor’s business, and is in furtherance of Guarantor’s business purposes;

(d) the benefits to be derived by Guarantor from each Qualified Borrower’s access to the proceeds of the Loans and other credit made possible by the Loan Documents are at least equal to the obligations undertaken pursuant to this Guaranty;

(e) Guarantor is solvent and has full power and legal right to enter into this Guaranty and to perform its obligations under the terms hereof and (i) Guarantor is organized and validly existing under the laws of the State of Illinois, (ii) Guarantor has complied with all provisions of applicable law in connection with all aspects of this Guaranty, and (iii) the person executing this Guaranty has all the requisite power and authority to execute and deliver this Guaranty;

(f) to the best of Guarantor’s knowledge, there is no action, suit, proceeding, or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which is likely to materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(g) the execution and delivery of and the performance by Guarantor of its obligations under this Guaranty have been duly authorized by all necessary action on the part of Guarantor and do not (i) violate any provision of any law, rule, regulation (including, without limitation, Regulation U or X of the Federal Reserve Board of the United States), order, writ, judgment, decree, determination or award presently in effect having applicability to Guarantor or the organizational documents of Guarantor, the consequences of which violation would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty or (ii) violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor or any of its property is bound, the consequences of which violation, conflict, breach or default would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(h) this Guaranty has been duly executed by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;

(i) no authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Federal, state, local or foreign court, governmental agency or regulatory authority is required in connection with the making and performance by Guarantor of this Guaranty, except those which have already been obtained;

(j) Guarantor is not an “investment company” as that term is defined in, nor is it otherwise subject to regulation under, the Investment Company Act of 1940, as amended; and

(k) Guarantor is not engaged principally, or as one of its important activities, in the business of purchasing, carrying, or extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Federal Reserve Board of the United States).

34. Guarantor and the Administrative Agent each acknowledge and agree that this Guaranty is a guarantee of payment and performance and not of collection and enforcement in respect of any obligations which may accrue to the Administrative Agent and/or the Banks from any Qualified Borrower under the provisions of any Loan Document.

35. Subject to the terms and conditions of the Agreement, and in conjunction therewith, the Administrative Agent may assign any or all of its rights under this Guaranty. In the event of any such assignment by the Administrative Agent, the Administrative Agent shall give Guarantor prompt notice of same. If the Administrative Agent or any Bank elects to sell all of its portion of the Loans or participations in the Loans and the Loan Documents, including this Guaranty, the Administrative Agent or any Bank may forward to each purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantor, whether furnished by any Qualified Borrower or Guarantor or otherwise, subject to the terms and conditions of the Agreement.

36. Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any modification or amendment hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that any such modification, amendment, additional instrument or document shall not increase Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to Guarantor and to Guarantor’s counsel.

37. The representations and warranties of Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.

38. This Guaranty may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

39. If all or any portion of any provision contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.

40. This Guaranty may be executed in counterparts which together shall constitute the same instrument.

41. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be addressed to such party at the address set forth below or to such other address as may be identified by any party in a written notice to the others:

If to Guarantor:	c/o Equity Residential Two North Riverside Plaza Suite 400 Chicago, Illinois 60606 Attn: Chief Financial Officer

With Copies of
Notices to Guarantor to:

Equity Residential

Two North Riverside Plaza

Suite 400

Chicago, Illinois 60606

Attn: General Counsel

and

DLA Piper LLP (US)

203 North LaSalle Street

Suite 1900

Chicago, Illinois 60601

Attn: James M. Phipps, Esq.

If to the
Administrative Agent:	Bank of America, N.A. 135 S. LaSalle Street Mail Code: IL4-135-06-11 Chicago, Illinois 60603 Attn: Michael J. Kauffman

With Copies of
Notices to the
Administrative Agent to:

Bank of America, N.A.

901 Main Street

Mail Code: TX1-492-14-19

Dallas, Texas 75202-3714

Attention: Ronaldo Naval

and

Kaye Scholer LLP

250 West 55th Street

New York, New York 10019

Attn: Edmond Gabbay, Esq.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, (ii) if given by certified or registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section.

42. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by any Qualified Borrower or Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of Guarantor against the Administrative Agent and the Banks shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

43. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns; provided, however, that Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks, and any such attempted assignment or transfer without such consent shall be null and void.

44. The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent or any Bank, nor excuse Guarantor from its obligations hereunder. Any waiver of any such right or remedy to be enforceable against the

Administrative Agent and the Banks must be expressly set forth in a writing signed by the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

45. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Guaranty, Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor at its address for notices set forth herein. Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction.

(c) GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. IT IS HEREBY ACKNOWLEDGED BY GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO ACCEPT THIS GUARANTY AND THAT THE LOANS AND OTHER EXTENSIONS OF CREDIT MADE BY THE BANKS ARE MADE IN RELIANCE UPON SUCH WAIVER. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.

(d) Guarantor does hereby further covenant and agree to and with the Administrative Agent and the Banks that Guarantor may be joined in any action against any Qualified Borrower in connection with the Loan Documents and that recovery may be had against Guarantor in such action or in any independent action against Guarantor (with respect to the Guaranteed Obligations), without the Administrative Agent and the Banks first pursuing or exhausting any remedy or claim against such Qualified Borrower or its successors or assigns. Guarantor also agrees that, in an action brought with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against the applicable Qualified Borrower or its successors or assigns, as if Guarantor were a party to such action, even though Guarantor was not joined as a party in such action.

(e) Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the Administrative Agent or the Banks in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.

46. Notwithstanding anything to the contrary contained herein (but subject to Section 6 hereof), this Guaranty shall terminate and be of no further force or effect upon the later to occur of (i) full performance and payment of the Guaranteed Obligations hereunder and (ii) the termination of the Commitments under the Agreement. Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantor such documents as Guarantor or Guarantor’s counsel reasonably may request in order to evidence such termination.

47. All of the Administrative Agent’s and the Banks’ rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent or any Bank.

48. No claim may be made by Guarantor or any other Person acting by or through Guarantor against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Guaranty or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Guarantor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

49. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR:

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

By:
Name:
Title:

ACCEPTED:

BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT

By:
Name:
Title:

Exhibit I

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [3], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ERP Operating Limited Partnership, the banks party thereto, Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

Pursuant to the provisions of Section 8.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit J-1

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [3], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ERP Operating Limited Partnership, the banks party thereto, Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

Pursuant to the provisions of Section 8.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit J-2

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [3], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ERP Operating Limited Partnership, the banks party thereto, Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

Pursuant to the provisions of Section 8.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit J-3

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [3], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ERP Operating Limited Partnership, the banks party thereto, Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and the other Agents named therein.

Pursuant to the provisions of Section 8.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit J-4